Exhibit 99.1

MICRO FOCUS INTERNATIONAL PLC

Consolidated financial statements and notes

2	Consolidated statement of comprehensive income

5	Consolidated statement of financial position

7	Consolidated statement of changes in equity

9	Consolidated statement of cash flows

10	Summary of significant accounting policies

25	Notes to the consolidated financial statements

103	Report of Independent Registered Public Accounting Firm

Consolidated financial statements	1

MICRO FOCUS INTERNATIONAL PLC

Consolidated statement of comprehensive income

For the year ended 31 October 2022

Continuing operations	Note	Year ended 31 October 2022 $m	Year ended 31 October 2021 $m
Revenue	2	2,534.5	2,899.9
Cost of sales		(715.5)	(776.3)
Gross profit		1,819.0	2,123.6
Selling and distribution expenses		(1,145.1)	(1,344.6)
Research and development expenses		(462.6)	(521.8)
Administrative expenses		(730.4)	(522.8)
Other operating income		9.0	—

Operating loss		(510.1)	(265.6)

Operating profit prior to depreciation, amortisation and exceptional items		878.7	1,044.9
Depreciation and amortisation	3	(890.2)	(1,063.4)
Exceptional items	4	(498.6)	(247.1)

Operating loss		(510.1)	(265.6)

Finance costs	6	(262.7)	(253.9)
Finance income	6	111.4	1.7
Net finance costs	6	(151.3)	(252.2)

Loss before tax		(661.4)	(517.8)

Taxation[1]	7	42.5	82.7

Loss from continuing operations		(618.9)	(435.1)

Profit from discontinued operation (attributable to equity shareholders of the Company)	28	3.2	10.7

Loss for the year		(615.7)	(424.4)

Attributable to:
Equity shareholders of the Company		(615.7)	(424.4)

Loss for the year		(615.7)	(424.4)

1	Taxation includes a debit of $0.4m (2021: credit $76.3m) relating to exceptional items, see note 4.

Consolidated financial statements	2

MICRO FOCUS INTERNATIONAL PLC

	Note	Year ended 31 October 2022 $m	Year ended 31 October 2021 $m
Loss for the year		(615.7)	(424.4)
Other comprehensive (expense)/income for the year:
Items that will not be reclassified to profit or loss
Continuing operations:
Actuarial gain on pension schemes liabilities	20	81.3	33.4
Actuarial gain on non-plan pension assets	20	0.5	0.2
Deferred tax movement on pension schemes	7	(20.3)	—
Continuing operations: Items that may be subsequently reclassified to profit or loss
Cash flow hedge movements	25	105.5	42.2
Current tax movement on cash flow hedge movements	25	(6.8)	(8.0)
Deferred tax movement on cash flow hedge movements	25	(16.8)	—
Deferred tax movement on currency translation differences		40.2	(7.8)
Current tax movement on Euro loan foreign exchange hedging		(6.3)	6.0
Deferred tax movement on Euro loan foreign exchange hedging		—	(8.1)
Currency translation differences		(320.2)	68.6

Other comprehensive (expense)/income for the year		(142.9)	126.5

Total comprehensive expense for the year		(758.6)	(297.9)

Attributable to:
Equity shareholders of the Company		(758.6)	(297.9)

Total comprehensive expense for the year		(758.6)	(297.9)

Total comprehensive expense attributable to the equity shareholders of the Company arises from:
Continuing operations		(761.8)	(308.6)
Discontinued operation	28	3.2	10.7

Total comprehensive expense for the year		(758.6)	(297.9)

Earnings per share (cents)

From continuing and discontinued operations		cents	cents
– basic	9	(190.13)	(126.12)
– diluted	9	(190.13)	(126.12)

From continuing operations

– basic	9	(191.12)	(129.30)
– diluted	9	(191.12)	(129.30)

Consolidated financial statements	3

MICRO FOCUS INTERNATIONAL PLC

	Note	Year ended 31 October 2022 $m	Year ended 31 October 2021 $m
From continuing and discontinued operations		pence	pence
– basic	9	(151.12)	(91.78)
– diluted	9	(151.12)	(91.78)

From continuing operations
– basic	9	(151.91)	(94.09)
– diluted	9	(151.91)	(94.09)

The accompanying notes form part of the financial statements.

Consolidated financial statements	4

MICRO FOCUS INTERNATIONAL PLC

Consolidated statement of financial position

As at 31 October 2022

	Note	31 October 2022 $m	31 October 2021 $m
Non-current assets
Goodwill	10	3,050.6	3,725.5
Other intangible assets	11	3,475.5	4,331.2
Property, plant and equipment	12	187.6	228.6
Non-current tax receivable	7	40.6	48.0
Deferred tax asset	7	13.0	15.0
Financial assets	22	69.8	—
Trade and other receivables	14	14.3	19.6
Other non-current assets	13	51.9	71.6

		6,903.3	8,439.5
Current assets
Trade and other receivables	14	948.6	886.3
Other current assets	13	40.1	33.0
Current tax receivables	7	22.9	59.1
Cash and cash equivalents	15	536.2	558.4

		1,547.8	1,536.8

Current assets classified as held for sale	28	—	370.3

		1,547.8	1,907.1

Total assets		8,451.1	10,346.6

Current liabilities
Trade and other payables	16	510.5	513.2
Financial liabilities	22	75.1	134.9
Provisions	19	143.3	65.7
Current tax liabilities	7	124.8	94.1
Contract liabilities	18	934.1	984.6

		1,787.8	1,792.5

Current liabilities classified as held for sale	28	—	68.4

		1,787.8	1,860.9

Consolidated financial statements	5

MICRO FOCUS INTERNATIONAL PLC

	Note	31 October 2022 $m	31 October 2021 $m
Non-current liabilities
Contract liabilities	18	171.8	131.8
Financial liabilities	22	3,967.5	4,643.7
Retirement benefit obligations	20	64.7	147.1
Provisions	19	13.0	19.8
Other non-current liabilities	21	9.8	31.3
Non-current tax liabilities	7	81.0	91.9
Deferred tax liabilities	7	415.8	599.1

		4,723.6	5,664.7

Total liabilities		6,511.4	7,525.6

Net assets		1,939.7	2,821.0

Capital and reserves
Share capital	23	47.5	47.4
Share premium account	24	47.6	46.8
Other reserves	25	1,983.7	3,847.2
Retained earnings		(139.1)	(1,120.4)

Total equity		1,939.7	2,821.0

The accompanying notes form part of the financial statements.

Consolidated financial statements	6

MICRO FOCUS INTERNATIONAL PLC

Consolidated statement of changes in equity

For the year ended 31 October 2022

Year ended 31 October 2022

					Other reserves
	Note	Share capital $m	Share premium account $m	Retained earnings $m	Foreign currency translation reserve $m	Capital redemption reserve $m	Hedging reserve $m	Merger reserve $m	Total equity $m
Balance as at 1 November 2021		47.4	46.8	(1,120.4)	(268.0)	2,485.0	(28.9)	1,659.1	2,821.0
Loss for the financial year		—	—	(615.7)	—	—	—	—	(615.7)
Other comprehensive expense for the year		—	—	61.5	(286.3)	—	81.9	—	(142.9)

Total comprehensive expense for the year		—	—	(554.2)	(286.3)	—	81.9	—	(758.6)
Transactions with owners
Dividends	8	—	—	(91.3)	—	—	—	—	(91.3)
Share options:
Issue of share capital – share options	23,24	0.1	0.8	—	—	—	—	—	0.9
Share-based payment charge	26	—	—	33.6	—	—	—	—	33.6
Deferred tax on share options	7	—	—	1.3	—	—	—	—	1.3
Purchase of treasury shares[1]		—	—	(67.2)	—	—	—	—	(67.2)
Transfer from merger reserve	25	—	—	1,659.1	—	—	—	(1,659.1)	—

Total movements for the year		0.1	0.8	981.3	(286.3)	—	81.9	(1,659.1)	(881.3)

Balance as at 31 October 2022		47.5	47.6	(139.1)	(554.3)	2,485.0	53.0	—	1,939.7

The accompanying notes form part of the financial statements.

Consolidated financial statements	7

MICRO FOCUS INTERNATIONAL PLC

Year ended 31 October 2021

					Other reserves
	Note	Share capital $m	Share premium account $m	Retained earnings $m	Foreign currency translation reserve $m	Capital redemption reserve $m	Hedging reserve $m	Merger reserve $m	Total equity $m
Balance as at 1 November 2020		47.3	46.5	(741.3)	(326.7)	2,485.0	(63.1)	1,767.4	3,215.1
Loss for the financial year		—	—	(424.4)	—	—	—	—	(424.4)
Other comprehensive income for the year		—	—	33.6	58.7	—	34.2	—	126.5

Total comprehensive expense for the year		—	—	(390.8)	58.7	—	34.2	—	(297.9)
Transactions with owners
Dividends	8	—	—	(81.1)	—	—	—	—	(81.1)
Share options:
Issue of share capital – share options	23,24	0.1	0.3	(0.1)	—	—	—	—	0.3
Share-based payment charge	26	—	—	12.0	—	—	—	—	12.0
Deferred tax on share options	7	—	—	(0.2)	—	—	—	—	(0.2)
Purchase of treasury shares[1]		—	—	(27.2)	—	—	—	—	(27.2)
Transfer from merger reserve	25	—	—	108.3	—	—	—	(108.3)	—

Total movements for the year		0.1	0.3	(379.1)	58.7	—	34.2	(108.3)	(394.1)

Balance as at 31 October 2021		47.4	46.8	(1,120.4)	(268.0)	2,485.0	(28.9)	1,659.1	2,821.0

[1]

During the year ended 31 October 2022 the Micro Focus Employee Benefit Trust (“EBT”) purchased 12 million of the Group’s 10p ordinary shares from the market (year ended 31 October 2021: 4 million 10p ordinary shares). The EBT will hold these shares to satisfy future exercises of share options. In accordance with the requirement of IFRS 10 the EBT is treated as if it is a subsidiary of the Group. As a result, the purchase of shares held by the EBT is reported as a purchase of treasury shares by the Group.

The accompanying notes form part of the financial statements.

Consolidated financial statements	8

MICRO FOCUS INTERNATIONAL PLC

Consolidated statement of cash flows

For the year ended 31 October 2022

	Note	Year ended 31 October 2022 $m	Year ended 31 October 2021 $m
Cash flows from operating activities
Cash generated from operations	30	817.9	690.5
Interest paid		(211.0)	(218.1)
Bank loan costs		(24.4)	(1.5)
Tax paid		(90.8)	(270.3)

Net cash generated from operating activities		491.7	200.6
Cash flows from investing activities
Payments for intangible assets	11	(103.0)	(47.5)
Purchase of property, plant and equipment	12	(18.9)	(17.7)
Interest received		4.3	1.7
Payment for acquisition of business and net cash acquired with acquisitions	29	(27.6)	(12.4)
Sub lease income receipts	17	11.8	—
Investing cash flows generated from disposals	28	366.8	—
Tax paid on disposal	28	(10.3)	—

Net cash generated from/(used in) investing activities		223.1	(75.9)
Cash flows used in financing activities
Proceeds from issue of ordinary share capital	23,24	0.9	0.4
Purchase of treasury shares and related expenses	23	(67.2)	(27.2)
Payment for lease liabilities	17	(67.4)	(79.5)
Repayment of bank borrowings	22	(2,085.9)	(114.1)
Proceeds from bank borrowings	22	1,599.3	—
Dividends paid to owners	8	(91.3)	(81.1)

Net cash used in financing activities		(711.6)	(301.5)
Effects of exchange rate changes		(25.4)	(2.0)

Net decrease in cash and cash equivalents		(22.2)	(178.8)
Cash and cash equivalents at beginning of the year		558.4	737.2

Cash and cash equivalents at end of the year	15	536.2	558.4

The accompanying notes form part of these financial statements.

Consolidated financial statements	9

MICRO FOCUS INTERNATIONAL PLC

Summary of significant accounting policies

For the year ended 31 October 2022

General information

Micro Focus International plc (“Company”) is a public limited company incorporated and domiciled in England and Wales. The address of its registered office is: The Lawn, 22-30 Old Bath Road, Newbury, RG14 1QN, UK.

Micro Focus International plc and its subsidiaries (together “Group”) provide innovative software to clients around the world enabling them to dramatically improve the business value of their enterprise applications. As at 31 October 2022, the Group had a presence in 47 countries (2021: 48) worldwide and employed approximately 10,501 people (2021: 11,355).

As of October 31, 2022 the Company was listed on the London Stock Exchange and its American Depositary Shares are listed on the New York Stock Exchange.

The Group consolidated financial statements were authorised for issuance by the board of directors on 30 January 2023.

I Significant accounting policies

A	Basis of preparation

These financial statements have been prepared solely for the purpose of meeting the requirements of the US Securities and Exchange Commission (“SEC”) Rule 3-05 of Regulation S-X in relation to the acquisition of the Group by OpenText on 31 January 2023.

The information in this document, which was approved by the Board of Directors on 30 January 2023, does not comprise statutory accounts within the meaning of Section 434 of the Companies Act 2006. Statutory accounts for the year ended 31 October 2022, which contain an unmodified audit report under Section 495 of the Companies Act 2006 (which does not make any statements under Section 498 of the Companies Act 2006), will be delivered to the Registrar of Companies in accordance with Section 441 of the Companies Act 2006.

The Consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IASB”).

The consolidated financial statements are prepared on a going concern basis under the historical cost convention.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed below in II, “Critical accounting estimates, assumptions and judgements”.

The principal accounting policies adopted by the Group in the preparation of the consolidated financial statements are set out below.

The accounting policies adopted are consistent with those of the Annual Report and Accounts for the year ended 31 October 2021 apart from standards, amendments to or interpretations of published standards adopted during the year, as set out in Accounting Policy W “Adoption of new and revised IFRS.”

Going concern

In line with IAS 1 Presentation of financial statements, and the FRC guidance on risk management, internal control and related financial and business reporting, management has taken into account available information about the future for a period of at least, but not limited to, 12 months from the date of approval of the consolidated financial statements when assessing the Group’s ability to continue as a going concern.

In making this assessment, the directors considered the Group’s liquidity and solvency position. In January 2022 the Group refinanced $1.6bn of the 2024 term loans, extending their maturity until 2027 and extended its Revolving Credit Facility (RCF) by 18 months to December 2026, reducing the facility to $250m and increasing the Group’s ability to utilise the facility. In February 2022 $335m of the proceeds from the disposal of the Digital

Consolidated financial statements	10

MICRO FOCUS INTERNATIONAL PLC

Safe business were used to repay borrowings and a further repayment of $100m out of surplus cash was made in July 2022. Following these actions the Group’s borrowings at 31 October 2022 are $3,880.0m with Group cash of $536.2m. At 31 October 2022, the RCF remains undrawn. See note 22 for further details of the Group’s borrowings, including the RCF, and the refinancing. Whilst the Group has quarterly instalment payments due and, dependent on leverage, may be subject to an excess cash sweep against its external borrowing in the period to January 2024, the Group has no term loans maturing until June 2024 when $1,280m is due. Notwithstanding the Group’s proposed acquisition by OpenText (see below). The Group would otherwise expect to refinance these loans prior to maturity. As the directors expect that these loans would be refinanced they are not considered a significant risk to going concern therefore the directors consider the use of a 12-month period to be an appropriate period to assess going concern.

The shareholders of the Company have approved the takeover offer from OpenText. The directors have assessed the impact of this on the going concern basis of accounting and have outlined their considerations below. In addition the directors have assessed the Group’s ability to continue as a going concern in its own right.

Consideration of the acquisition by Open Text Corporation (OpenText)

The Group’s financing arrangements include a change of control clause as detailed in note 22 to the financial statements. Subsequent to announcing the acquisition OpenText have successfully raised all the required funding from capital markets increasing the previously agreed term loans to an aggregate commitment of $3,585m and completing the sale of $1,000m of 6.9% senior secured notes due 2027. In addition the directors reviewed the level of cash and undrawn revolving credit facilities reported by OpenText and these provide sufficient resources to repay the remainder of the Groups’ borrowings and operate the Group after the completion of the acquisition.

The Directors also examined the intention statements outlined in the Scheme Document, including the commitments by and intention of OpenText around the operation of the enlarged group. Accordingly the Directors believe that sufficient liquidity should be in place to allow the Group to continue as a going concern.

The Group’s ability to continue as a going concern in its own right

The Group manages solvency and liquidity as part of its budgeting and performance management. The Group’s forecasting and planning cycle consists of a budget and a long-range plan which are used to generate income statement and cash flow projections. The cash flow projections also forecast the headroom on the Group’s undrawn RCF and expected net leverage. Actual and forecast liquidity are reviewed at least weekly by the Group’s working capital management group which reports to the Chief Financial Officer. As at 31 October 2022, the Group holds a significant level of cash of $536.2m.

The Group’s forecasts, based on reasonable assumptions, indicate that the Group should be able to operate within the level of its currently available and expected future facilities. Under the Group’s forecast the RCF is not forecast to be drawn in the period to January 2024, and therefore no tests of this covenant are expected to apply.

In assessing going concern, the Group has estimated the financial impact of the severe but plausible scenarios considered in assessing viability on the going concern assessment period. This stress testing confirmed that existing projected cash flows and cash management activities provide us with significant headroom over the going concern assessment period. In addition, under the severe but plausible scenarios, there is no point at which the Group would likely need to draw upon the RCF in the period to January 2024 and therefore the covenant test on the RCF would not be expected to apply.

Also, in assessing liquidity, the board considered the reported net current liability position of $240m at 31 October 2022. This is the result of $934m of advance billing for services which is required to be recognised as a contract liability. The cost of delivering these services is fully included in the Group’s forecasting and sensitivities.

Conclusion

Having performed the assessments discussed above, the directors considered it appropriate to adopt the going concern basis of accounting when preparing the consolidated and Company financial statements. This assessment covers the period to January 2024, which is consistent with the FRC guidance.

Consolidated financial statements	11

MICRO FOCUS INTERNATIONAL PLC

Consolidated statement of financial position

The Group has revised the presentation of the Consolidated statement of financial position to combine line items presented separately in previous periods. Financial liabilities comprises the borrowings and lease obligations previously presented separately, property, plant & equipment comprises the property, plant & equipment and right-of-use assets previously presented separately and other reserves comprises merger reserve, foreign currency translation reserve, capital redemption reserve and hedging reserve previously reported separately. The revised presentation is considered to be simpler to the users of the accounts. The comparatives have been represented to be consistent with the revised presentation format.

B	Consolidation

The financial statements of the Group comprise the financial statements of the Company and entities controlled by the Company and its subsidiaries prepared at the consolidated statement of financial position date.

Subsidiaries

Subsidiaries are entities controlled by the Group. The Group has control over an entity where the Group is exposed to, or has rights to, variable returns from its involvement within the entity and it has the power over the entity to effect those returns. Control is presumed to exist when the Group owns more than half of the voting rights (which does not always equal percentage ownership) unless it can be demonstrated that ownership does not constitute control. The results of subsidiaries are consolidated from the date on which control passes to the Group. The results of disposed subsidiaries are consolidated up to the date on which control passes from the Group.

The purchase method of accounting is used to account for the acquisition of subsidiaries by the Group. The cost of acquisition is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange, with costs directly attributable to the acquisition being expensed. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date, irrespective of the extent of any non-controlling interest. The excess of the cost of acquisition over the fair value of the Group’s share of the identifiable net assets acquired is recorded as goodwill.

Where new information is obtained within the “measurement period” (defined as the earlier of the period until which the Group receives the information it was seeking about facts and circumstances that existed as of the acquisition date or learns that more information is not obtainable, or one year from the acquisition date) about facts and circumstances that existed as at the acquisition date and, if known, would have affected the measurement of the amounts recognised as of that date, the Group recognises these adjustments to the acquisition balance sheet with an equivalent offsetting adjustment to goodwill. Where new information is obtained after this measurement period has closed, this is reflected in the post-acquisition period.

Inter-company transactions, balances and unrealised gains on transactions between Group companies are eliminated. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

C	Assets held for sale and discontinued operations

A non-current asset (or disposal group) is classified as held for sale if the Group will recover the carrying amount principally through a sale transaction rather than through continuing use. A non-current asset (or disposal group) classified as held for sale is measured at the lower of its carrying amount and fair value less costs to sell. If the asset (or disposal group) is acquired as part of a business combination it is initially measured at fair value less costs to sell.

Assets and liabilities classified as held for sale are presented separately as current items in the consolidated statement of financial position and are measured at the lower of their carrying amount and fair value less costs to sell. Property, plant and equipment, right-of-use assets and intangible assets are not depreciated or amortised once classified as held for sale.

The results of discontinued operations are shown as a single amount on the face of the Consolidated statement of comprehensive income comprising the post-tax profit or loss of discontinued operations and the post-tax gain or loss recognised either on measurement to fair value less costs to sell or on the disposal of the discontinued operation. The Consolidated statement of cash flows has been presented including the discontinued operations.

Consolidated financial statements	12

MICRO FOCUS INTERNATIONAL PLC

D	Revenue recognition

The Group follows the principle-based five-step model in IFRS 15 and recognises revenue on transfer of control of promised goods or services to customer when or as the performance obligation is satisfied at an amount that reflects the consideration, which the Group expects to be entitled in exchange for those goods, or services. Customer contracts can include combinations of goods and services, which are generally capable of being distinct and accounted for as separate performance obligations. Typically, a licence deal includes support, a separate performance obligation consisting of: call in assistance and when-and-if available updates. The right to get assistance and updates is not mandatory to use the licence. Contracts may also include professional services, which primarily comprise installation, implementation, configuration, advisory services and staff augmentation; these services are available both from the Group and other external service providers. All software is considered off-the-shelf and most services make use of existing configuration functionality and do not modify or customise the source code within the products, nor do they create custom software. Professional services personalise the software to the customer’s requirements and preferences. Customers can benefit from both the software on its own and the subsequent services, individually and together. On this basis, the Group concludes that services are typically distinct from licences and constitute a separate performance obligation, although this is also assessed on an individual contract basis.

Revenue is allocated to the various performance obligations on a relative stand-alone selling price (“SSP”) basis.

On an ongoing basis, the Group utilises available data points based on relevant historical transactions, to establish the observable stand-alone selling prices to be used in allocating transaction consideration. For observable stand-alone sales a reasonable range of prices will be determined to represent the SSP of that performance obligation. Given the highly variable selling price of licences, the Group has not established SSP for licences. When SSP is established for the undelivered performance obligations (typically maintenance and professional services), the residual approach is used to allocate the transaction price to the delivered licences.

For performance obligations where observable stand-alone sales are not available, SSP will be estimated using the following methods in the order set out below:

•	Market price

•	Expected cost plus a margin

•	Residual approach

The Group recognises revenues from sales of software licences (including Intellectual Property and Patent rights) to end-users, resellers and Independent Software Vendors (“ISV”), software maintenance, Software as a Service (“SaaS”), technical support, training and professional services. ISV revenue includes fees based on end usage of ISV applications that have our software embedded in their applications.

Software licence revenue is the sale of the right to use the software and is recognised at a point in time when the software is made available to the customer and/or reseller (i.e. when control of the asset is transferred and the performance obligation is satisfied). Software licence revenue includes revenue resulting from term/time extensions to existing agreements and the sale of additional use rights associated to existing as well as new licences including granting third party access, virtualization or novation rights. Typically term extensions and these additional rights do not require incremental support as they do not result in an additional licence, only a different use of the existing licences. The Group enters into licence verification arrangements, for customers who are not in compliance with their contractual licence and/or maintenance terms, by agreeing a one-off settlement fee. If more than one performance obligation can be identified in the contract, revenue is allocated to each performance obligation, otherwise the Group policy is to recognise as licence revenue. The allocation of revenue does not impact the timing of revenue recognition in these deals, given the performance obligation(s) have already been fulfilled, but will impact the presentation of revenue recognised during the period, (as licence or licence and maintenance).

The Group sells Subscription SW (or Term Licences) where the bundled price is allocated to Licence revenue (recognised upfront) and Maintenance revenue (recognised rateably over the term) based on the annualised attach rate. Upon renewal of an existing Subscription, the Group recognises Licence revenue on the execution of the agreement and the previous maintenance revenue stream is considered as SSP to allocate Maintenance revenue for the renewal. The residual value is allocated to Licence.

Consolidated financial statements	13

MICRO FOCUS INTERNATIONAL PLC

For SaaS arrangements, which include cloud arrangements, where customers access the functionality of a hosted software over the contract period without taking possession of the software, and performance obligations are provided evenly over a defined term, the Group recognises revenue over the period in which the subscriptions are provided as the service is delivered, generally on a straight-line basis.

Where customers can access the functionality of hosted software with an increase or decrease in the capacity or move from one functionality to the other over the contract period (consumption based model or SaaS Flex), the Group recognises revenue over the period based on actual consumption.

In SaaS arrangements, which include cloud arrangements, where the customer has the contractual right to take possession of the software at any time during the contractual period without significant penalty and the customer can operate, or contract with another vendor to operate the software, the Group evaluates whether the arrangement includes the sale of a software licence. In SaaS arrangements where software licences are sold, licence revenue is generally recognised at a point in time when control of the software is transferred to the customer.

Maintenance revenue is recognised on a straight-line basis over the term of the contract, which in most cases is one year.

For time and material-based professional services contracts, the Group recognises revenue as services are rendered. The Group recognises revenue from fixed-price professional services contracts as work progresses over the contract period on a percentage of completion basis, as determined by the percentage of labour costs incurred to date compared to the total estimated labour costs of a contract. The estimate is determined at deal inception and reflected in internal milestones driving the accounting Estimates of total project costs for fixed-price contracts are regularly reassessed during the life of a contract. Service costs are expensed as incurred; amounts collected prior to satisfying the above conditions are shown as contract liabilities.

Where consideration is received in advance of satisfying the performance obligation and the performance obligation will be satisfied within one year of receipt of the consideration no significant financing component is recognised. The majority of the Group’s SaaS and maintenance contracts are for periods of one year. In addition, for multi-year contracts where consideration is received in advance, the purpose of the upfront billing is not for the Group to obtain financing, rather to avoid the administrative tasks of subsequent invoicing, cash collection and risk of cancellation.

Rebates paid to resellers as part of a contracted programme are accounted for as a reduction of the transaction price and netted against revenue where the rebate paid is based on the achievement of sales targets made by the partner. If the Group receives an identifiable good or service from the reseller that is separable from the sales transaction and for which fair value can be reasonably estimated, the Group accounts for the purchase of the good or service in the same way that it accounts for other purchases from suppliers.

E	Contract-related costs

The Group capitalises the costs of obtaining a customer contract when they are incremental and, if expected to be recovered, they are amortised over the customer life or pattern of revenue for the related contract.

Normally sales commissions paid for customer contract renewals are not commensurate with the commissions paid for new contracts. It follows that the commissions paid for new contracts also relate to expected future renewals of these contracts. Accordingly, the Group amortises sales commissions paid for new customer contracts on a straight-line basis over the expected customer life, based on expected renewal frequency. The current average customer life is five years. If the expected amortisation period is one year or less the costs are expensed when incurred.

Amortisation of the capitalised costs of obtaining customer contracts is classified as sales and marketing expense. Capitalised costs from customer contracts are classified as non-financial assets in our statement of financial position.

Consolidated financial statements	14

MICRO FOCUS INTERNATIONAL PLC

F	Cost of sales

Cost of sales includes costs related to the amortisation of product development costs, amortisation of acquired technology intangibles, costs of the consulting business and helpline support and royalties payable to third parties.

G	Segment reporting

In accordance with IFRS 8, “Operating Segments”, the Group has derived the information for its segmental reporting using the information used by the Chief Operating Decision Maker (“CODM”), defined as the operating committee. The segmental reporting is consistent with those used in internal management reporting and the measure used by the operating committee is Adjusted EBITDA as set out in note 1, “Segmental reporting”.

H	Exceptional items

Exceptional items are those significant items, which are separately disclosed by virtue of their size, nature or incidence to enable a full understanding of the Group’s financial performance. In setting the policy for exceptional items, judgement is required to determine what the Group defines as “exceptional”. The Group considers whether an item is exceptional in nature by considering its materiality or the frequency of the transaction occurring or whether it reflects the underlying performance of the business. Exceptional items are allocated to the financial statement lines (for example: cost of sales) in the Consolidated statement of comprehensive income based on the nature and function of the costs, for example restructuring costs related to employees are classified where their original employment costs are recorded.

Management of the Group first evaluates Group strategic projects such as acquisitions, divestitures and integration activities and significant Group restructuring or similar activities. In determining whether an event or transaction is exceptional, management of the Group considers quantitative and qualitative factors such as its expected size, precedent for similar items and the commercial context for the particular transaction, while ensuring consistent treatment between favourable and unfavourable transactions impacting revenue, income and expense. Examples of transactions which may be considered of an exceptional nature include major restructuring programmes, cost of acquisitions, the cost of integrating acquired businesses, gains on the disposal of discontinued operations or impairment charges recognised against goodwill.

I	Employee benefit costs

a) Pension and other defined benefit obligations and long-term pension assets

The Group operates various pension schemes and long-term employee benefit plans, including both defined contribution and defined benefit plans. A defined contribution plan is a pension plan under which the Group pays fixed contributions into a separate entity. The Group has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods. A defined benefit plan is a pension plan or other long-term employee benefit that is not a defined contribution plan.

For defined contribution plans, the Group pays contributions to publicly or privately administered pension insurance plans on a mandatory, contractual or voluntary basis. The Group has no further payment obligations once the contributions have been paid. The contributions are recognised as an employee benefit expense when they are due. Prepaid contributions are recognised as an asset to the extent that a cash refund or a reduction in the future payments is available.

Typically, the Group’s defined benefit pension plans define an amount of pension benefit that an employee will receive on retirement or termination. This is usually dependent on one or more factors such as age, years of service and compensation. Additionally, the Group sponsors vacation and other types of leave plans which qualify under IAS 19 as other long-term benefits as these liabilities are not expected to be settled within the next fiscal year. As such, these plans are defined benefit in nature. These plans are typically unfunded.

The liability recognised in the consolidated statement of financial position in respect of defined benefit pension and other long-term employee benefit plans is the present value of the defined benefit obligation at the end of the reporting period less the fair value of plan assets. Certain long-term pension assets do not meet the definition of plan assets as they have not been pledged to the plan and are subject to the creditors of the Group. Such assets are recorded separately in the consolidated statement of financial position as long-term pension assets. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that have terms to mature approximating to the terms of the related obligation.

Consolidated financial statements	15

MICRO FOCUS INTERNATIONAL PLC

For defined benefit pension plans, actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are charged or credited to equity in other comprehensive income in the period in which they arise. For other long-term benefit plans actuarial gains and losses are recognised in profit or loss in the period in which they arise.

The current service cost of the defined benefit plans, recognised in the Consolidated statement of comprehensive income in employee benefit expense reflects the increase in the defined benefit obligation resulting from employee service in the current year, benefit changes, curtailments and settlements. Past-service costs are recognised immediately in the Consolidated statement of comprehensive income.

The net interest cost is calculated by applying the discount rate to the net balance of the defined benefit obligation and the fair value of plan assets. This cost is included in finance costs in the Consolidated statement of comprehensive income.

Long-term pension assets relate to the reimbursement right under insurance policies held in the Group with guaranteed interest rates that do not meet the definition of a qualifying insurance policy as they have not been pledged to the plan and are subject to the creditors of the Group. Such reimbursement rights assets are recorded in the Consolidated statement of financial position as long-term pension assets. These contractual arrangements are treated as financial assets measured at fair value through other comprehensive income. Gains and losses on long-term pension assets are charged or credited to equity in other comprehensive income in the period in which they arise.

b)	Share-based compensation

The Group operated various equity-settled, share-based compensation plans during the period.

The fair value of the employee services received in exchange for the grant of the shares or options is recognised as an expense. The total amount to be expensed over the vesting period is determined by reference to the fair value of the shares or options granted. Non-market vesting conditions are included in assumptions about the number of options that are expected to become exercisable. Market vesting conditions are taken into account when determining the fair value of the options at grant date. At each Consolidated statement of financial position date, the Group revises its estimates of the number of options that are expected to become exercisable for non-market vesting conditions. It recognises the impact of the revision of original estimates, if any, in the Consolidated statement of comprehensive income, and a corresponding adjustment to equity over the current reporting period.

The shares are recognised when the options are exercised and the proceeds received allocated between ordinary share capital and share premium account. Fair value is usually measured using the Black-Scholes pricing model. The expected life used in the model has been adjusted, based on management’s best estimate for the effects of non-transferability, exercise restrictions and behavioural considerations. Where appropriate, some LTIP options have a fair value measured using the share price or the Monte-Carlo simulation pricing model.

When the terms of an equity-settled award are modified, the minimum expense recognised is the grant date fair value of the unmodified award, provided the original terms of the award are met. An additional expense, measured as at the date of modification, is recognised for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee.

The social security contributions payable in connection with the grant of the share options is considered an integral part of the grant itself, and the charge is treated as a cash-settled transaction.

J	Foreign currency translation

a) Functional and presentation currency

The presentation currency of the Group is US dollars. Items included in the financial statements of each of the Group’s entities are measured in the functional currency of each entity.

Consolidated financial statements	16

MICRO FOCUS INTERNATIONAL PLC

b)	Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the Consolidated statement of comprehensive income within administrative expenses other than amounts related to borrowings denominated in foreign currencies which are not hedged by net investment hedges which are recognised within net finance costs.

Non-monetary items that are measured in terms of historical costs in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Any goodwill arising on the acquisition of a foreign operation and any fair value adjustments (including purchased intangible assets) to the carrying amounts of assets and liabilities arising on the acquisition are treated as assets and liabilities of the foreign operation and translated at the closing rate.

On consolidation, the results and financial position of all the Group entities that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

i)	Assets and liabilities for each Consolidated statement of financial position presented are translated at the closing rate at the date of that Consolidated statement of financial position;

ii)

Income and expenses for each Consolidated statement of comprehensive income item are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions); and

iii)	All resulting exchange differences are recognised as a separate component of equity.

On consolidation, exchange differences arising from the translation of the net investment in foreign entities are taken to other comprehensive income.

Foreign exchange gains and losses resulting from the translation to period end exchange rates on borrowings denominated in foreign currencies which are not hedged by net investment hedges are recognised in the Consolidated statement of comprehensive income within net finance costs. Previously the Group had no borrowings denominated in foreign currencies which were not hedged by net investment hedges.

Goodwill arising before 1 May 2004 is treated as an asset of the Company and expressed in the Company’s functional currency.

c)	Exchange rates

The most important foreign currencies for the Group are: Pounds Sterling, the Euro, Canadian Dollar, Japanese Yen, Indian Rupee and the Australian Dollar. The exchange rates used are as follows:

	Year ended 31 October 2022		Year ended 31 October 2021
	Average	Closing	Average	Closing
£1 = $	1.26	1.16	1.37	1.37
€1 = $	1.07	1.00	1.19	1.16
C$ = $	0.78	0.73	0.80	0.81
AUD = $	0.70	0.64	0.75	0.75
100 INR = $	1.29	1.21	1.36	1.33
100 JPY = $	0.79	0.68	0.92	0.88

K	Intangible assets

a) Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the net identifiable assets of the acquired subsidiary at the date of acquisition. Goodwill on acquisitions of subsidiaries is included in intangible assets. Goodwill is tested annually for impairment or whenever there is an indication that the asset may be impaired. Goodwill is carried at cost less accumulated impairment losses. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold. Goodwill is allocated to cash-generating units for the purpose of impairment testing. Each of those cash-generating units represents the Group’s investment in each area of operation by each primary reporting segment.

Consolidated financial statements	17

MICRO FOCUS INTERNATIONAL PLC

Where goodwill has been allocated to a cash-generating unit (“CGU”) and part of the operation within that unit is classified as held for sale, the goodwill associated with the held-for-sale operation is measured based on the relative values of the held-for-sale operation and the portion of the CGU retained.

b) Computer software

Computer software licences are capitalised on the basis of the costs incurred to acquire and bring into use the specific software. These costs are amortised using the straight-line method over their estimated useful lives of three to seven years for perpetual licence or based on the length of the agreement for term licences.

c) Research and development

Research expenditure is recognised as an expense as incurred in the Consolidated statement of comprehensive income in research and development expenses. Costs incurred on product development projects relating to the developing of new computer software programmes and significant enhancement of existing computer software programmes are recognised as intangible assets when it is probable that the project will be a success, considering its commercial and technological feasibility, and costs can be measured reliably. Only direct costs are capitalised which are the software development employee costs and third party contractor costs. Product development costs previously recognised as an expense are not recognised as an asset in a subsequent period.

Product development costs are amortised from the commencement of the commercial production of the product on a straight-line basis over the period of its expected benefit, typically being three years, and are included in costs of sales in the consolidated statement of comprehensive income.

d) Intangible assets—arising on business combinations

Other intangible assets that are acquired by the Group as part of a business combination are recognised at their fair value at the date of acquisition and are subsequently amortised. Amortisation is charged to the Consolidated statement of comprehensive income on a straight-line basis over the estimated useful life of each intangible asset. Intangible assets are amortised from the date they are available for use. The estimated useful lives are as follows:

Purchased software	Licence agreement based, generally three to seven years

Technology	Three to 12 years

Trade names	Three to 20 years

Customer relationships	Two to 15 years

Amortisation of purchased software intangibles is included in administrative expenses, amortisation of purchased technology intangibles is included in cost of sales and amortisation of acquired purchased trade names and customer relationships are included in selling and distribution costs in the Consolidated statement of comprehensive income.

L	Property, plant and equipment

All property, plant and equipment is stated at historical cost less accumulated depreciation and impairment. Historical cost includes expenditure that is directly attributable to the acquisition of the items. Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other repairs and maintenance expenditures are charged to the consolidated statement of comprehensive income during the financial year in which they are incurred. Depreciation is calculated using the straight-line method to write off the cost of each asset to its residual value over its estimated useful life as follows:

Buildings	30 years

Leasehold improvements	Three to 10 years (not exceeding the remaining lease period)

Fixtures and fittings	Two to seven years

Computer equipment	One to five years

Consolidated financial statements	18

MICRO FOCUS INTERNATIONAL PLC

Freehold land is not depreciated. The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each Consolidated statement of financial position date. An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount. Gains and losses on disposals are determined by comparing the disposal proceeds with the carrying amount and are included in the Consolidated statement of comprehensive income.

Property held for sale is measured at the lower of its carrying amount or estimated fair value less costs to sell.

M	Impairment of non-financial assets

Assets that have an indefinite useful life are not subject to amortisation and are tested annually for impairment or whenever there is an indication that the asset may be impaired. Assets that are subject to amortisation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows being cash-generating units. Any non-financial assets other than goodwill which have suffered impairment are reviewed for possible reversal of the impairment at each reporting date. Assets that are subject to amortisation and depreciation are also reviewed for any possible impairment at each reporting date.

N	Trade receivables

Trade receivables are initially recognised at fair value and subsequently measured at amortised cost less provisions for impairment based upon an expected credit loss methodology. The Group applies the IFRS 9 simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables. A provision of the lifetime expected credit loss is established upon initial recognition of the underlying asset and are calculated using historical account payment profiles along with historical credit losses experienced. The loss allowance is adjusted for forward-looking factors specific to the debtor and the economic environment. The amount of the provision is the difference between the asset’s carrying amount and the present value of the probability weighted estimated future cash flows, discounted at the effective interest rate. The amount of the provision is recognised in the Consolidated statement of comprehensive income.

O	Cash and cash equivalents

Cash and cash equivalents include cash in hand, deposits held at call with banks, other short-term highly liquid investments with original maturities of three months or less, and bank overdrafts. Bank overdrafts are shown within borrowings in current liabilities on the Consolidated statement of financial position.

P	Borrowings

Borrowings are recognised initially at fair value, net of transaction costs incurred. Subsequent to initial recognition, interest bearing borrowings are stated at amortised cost with any difference between cost and redemption value being recognised in the Consolidated statement of comprehensive income over the expected life of the of borrowing on an effective interest basis.

Q	Leases

As a lessee

When the Group leases an asset a ‘right-of-use asset’ is recognised for the leased item and a lease liability is recognised for any lease payments due over the lease term at the lease commencement date. The right-of-use asset is initially measured at cost, being the present value of the lease payments paid or payable, plus any initial direct costs incurred in entering the lease and less any lease incentives received.

Right-of-use assets are depreciated on a straight-line basis from the commencement date to the earlier of the end of the asset’s useful life or the end of the lease term. The lease term is the non-cancellable period of the lease plus any periods for which the Group is ‘reasonably certain’ to exercise any extension options (note 17, “Leases”). The useful life of the asset is determined in a manner consistent to that for owned property, plant and equipment described in L above. If right-of-use assets are considered to be impaired, the carrying value is reduced accordingly.

Consolidated financial statements	19

MICRO FOCUS INTERNATIONAL PLC

Lease liabilities are initially measured at the value of the lease payments that are not paid at the commencement date and are usually discounted using the incremental borrowing rates of the Group for the relevant portfolio (the rate implicit in the lease is used if it is readily determinable). Lease payments included in the lease liability include both fixed payments and in-substance fixed payments during the term of the lease.

After initial recognition, the lease liability is recorded at amortised cost using the effective interest method. It is re-measured when there is a change in future lease payments arising from a change in an index or rate (e.g. an inflation-related increase) or if the Group’s assessment of the lease term changes; any change in the lease liability as a result of these changes also results in a corresponding change in the recorded right-of-use asset.

As a lessor

Where the Group is a lessor, it determines at inception whether the lease is a finance or an operating lease. When a lease transfers substantially all the risks and rewards of ownership of the underlying asset then the lease is a finance lease; otherwise, the lease is an operating lease.

Where the Group is an intermediate lessor, the interest in the head lease and the sub-lease is accounted for separately and the lease classification of a sub-lease is determined by reference to the right-of-use asset arising from the head lease.

Income from operating leases is recognised on a straight-line basis over the lease term. Income from finance leases is recognised in full at lease commencement.

R	Taxation

Current and deferred tax are recognised in the Consolidated statement of comprehensive income, except when the tax relates to items charged or credited directly to equity, in which case the tax is also dealt with directly in equity.

Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, if the deferred income tax arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit nor loss, it is not accounted for. Deferred tax liabilities are not recognised if they arise from the initial recognition of goodwill. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the Consolidated statement of financial position date and are expected to apply when the related deferred income tax asset is realised, or the deferred income tax liability is settled. Deferred income tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries, except where the timing of the reversal of the temporary difference is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax assets and liabilities are offset where there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

Current tax is recognised based on the amounts expected to be paid or recovered under the tax rates and laws that have been enacted or substantively enacted at the Consolidated statement of financial position date.

S	Ordinary shares, share premium and dividend distribution

Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds. Dividend distributions to the Company’s shareholders are recognised as a liability in the Group’s financial statements in the period in which the dividends are approved by the Company’s shareholders. Interim dividends are recognised when they are paid.

Consolidated financial statements	20

MICRO FOCUS INTERNATIONAL PLC

T	Derivative financial instruments and hedge accounting

Financial assets and liabilities are recognised in the Group’s Consolidated statement of financial position when the Group becomes a party to the contractual provision of the instrument. Trade receivables are non-interest bearing and are initially recognised at fair value and subsequently measured at amortised cost less provisions for impairment based upon an expected credit loss methodology. Trade payables are non-interest bearing and are stated at their fair value. Derivative financial instruments are only used for economic hedging purposes and not as speculative investments.

The Group uses derivative financial instruments, such as interest rate swaps, to hedge its interest rate risks. Such derivative financial instruments are initially recognised at fair value on the date on which the contract is entered into and are subsequently re-measured at fair value. Derivatives are carried as financial assets when the fair value is positive and as financial liabilities when the fair value is negative.

Non-derivative financial instruments, such as Euro borrowings, have also been designated as hedges for net investments in foreign operations. Hedges of a net investment in a foreign operation are accounted for similarly to cash flow hedges.

Hedge accounting is permitted under certain circumstances provided the following criteria are met:

•

At inception of the hedge, the documentation must include the risk management objective and strategy for undertaking the hedge, identification of the hedging instrument, the hedged item, the nature of the risk being hedged and how the entity will assess the hedging instrument’s effectiveness. Such hedges are expected to be effective in achieving offsetting changes in cash flows and are assessed on an on-going basis to determine the level of effectiveness.

•

The measurement of effectiveness determines the accounting treatment. For effective results, changes in the fair value of the hedging instrument should be recognised in other comprehensive income, while any material ineffectiveness should be recognised in the statement of comprehensive income. If effectiveness testing is not satisfactorily completed, all fair value movements on the hedging instrument should be recorded in the Consolidated statement of comprehensive income. The IFRS 9 hedge accounting requirements are applicable to the interest swaps and net investment hedges that have been designated for hedge accounting.

Hedge accounting is ceased prospectively if the instrument expires or is sold, terminated or exercised; the hedge criteria are no longer met or the forecast transaction is no longer expected to occur.

U	Provisions

Provisions for onerous contracts, property restoration costs, restructuring costs and legal claims are recognised when the Group has a present legal or constructive obligation as a result of past events; it is probable that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated. Provisions are not recognised for future operating losses.

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognised even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation where the impact is material. The increase in the provision due to the passage of time is recognised as an interest expense.

V	Contingent liabilities

Contingent liabilities are possible obligations that arise from past events and whose existence will be confirmed only by uncertain future events or present obligations that arise from past events where the transfer of economic resources is uncertain or cannot be reliability estimated. Contingent liabilities are not recognised in the consolidated financial statements, except if they arise from a business combination; they are disclosed in the notes to the consolidated financial statements unless the likelihood of an outflow of economic resources is remote.

Consolidated financial statements	21

MICRO FOCUS INTERNATIONAL PLC

W	Adoption of new and revised International Financial Reporting Standards

Other than as described below, the accounting policies, presentation and methods of calculation adopted are consistent with those of the Annual Report and Accounts for the year ended 31 October 2021, apart from standards, amendments to or interpretations of published standards adopted during the period.

The following standards, interpretations and amendments to existing standards are now effective and have been adopted by the Group. The impacts of applying these policies are not considered material:

•	Amendments to IFRS9, IAS 39, IFRS 7, IFRS 16 and IFRS 4: Interest rate benchmark reforms. Phase 2 effective January 2021 covers further disclosures on transition to a new benchmark.

Interpretations and amendments

The following interpretations and amendments to existing standards are not yet effective and have not been adopted early by the Group. These interpretations and amendments have been endorsed by the UK Endorsement Board (“UK EB”) except where stated below:

Effective for periods commencing after 1 January 2022 (applicable to the Group from 1 November 2022):

•

Annual Improvements cycle 2018-2020 includes relevant amendments clarifying capitalisation of transaction fees/inclusion of specific fees in modification/extinguishment test within IFRS 9 Financial Instruments. Other included improvement in IFRS 1 (First time adoption) and IAS 41 (agriculture) are not applicable to the Group.

•	Amendments to IFRS 3 “Business combinations”, IAS 16 “Property, plant and equipment” and IAS 37 “Provisions, Contingent assets and Contingent liabilities”.

Effective for periods commencing after 1 January 2023 (applicable to the Group from 1 November 2023):

•	Amendments to IAS 1 “Presentation of financial statements” aims to provide guidance on the application of materiality judgements to policy disclosures.

•

Amendments to IAS 8 “Accounting policies, changes in accounting estimates and errors” provides clarifications around the definition of accounting estimates and further clarification around the difference between policy changes and estimates.

•	Amendments to IAS 12 “Income taxes” covering temporary timing differences for deferred tax on the recognition of asset and liabilities from a single transaction.

•	Amendments to IFRS 17 “Insurance contracts”.

Effective for periods commencing after 1 January 2024 (applicable to the Group from 1 November 2024) and not currently endorsed by the UK EB:

•

Amendments to IAS 1 “Presentation of financial statements”. Amendment is presentational relates to the classification of liabilities current and non-current (the amendment was deferred until after January 2024).

The impact of the amendments and interpretations listed above are not expected to have a material impact on the consolidated financial statements.

II Critical accounting estimates, assumptions and judgements

In preparing these consolidated financial statements, the Group has made its best estimates and judgements of certain amounts included in the financial statements, giving due consideration to materiality. The Group regularly reviews these estimates and judgements and updates them as required. The Group has reviewed its critical accounting estimates, assumptions and judgements and has made the following amendments to those identified in the prior year:

The estimate identified in the prior year in relation to the potential impairment of goodwill and other intangible assets assessment is no longer considered critical. Potential impairments are assessed using the higher of value in use (“VIU”) or fair value less cost of disposal (“FVLCD”) as the recoverable amount. In the prior year recoverable amount was assessed based on VIU which required significant estimates to be made in determining the assumptions used in the VIU calculation. In light of the proposed acquisition of the Group by OpenText, recoverable amount has been assessed based on the FVLCD of the Group, which is based on the observable OpenText offer price and is higher than VIU. Therefore, estimates for VIU have not been used in determining the recoverable amount for purpose of the impairment testing and these are no longer a significant estimate.

Consolidated financial statements	22

MICRO FOCUS INTERNATIONAL PLC

Actual results could differ from these estimates. Unless otherwise indicated, the Group does not believe that there is a significant risk of a material change to the carrying value of assets and liabilities within the next financial year related to the accounting estimates and assumptions described below. The Group considers the following to be a description of the most significant estimates and judgements which require the Group to make subjective and complex judgements and matters that are inherently uncertain.

Critical accounting estimates

A	Retirement benefit obligations

Having assessed the impact of the assumptions used in estimating the retirement benefit obligation the Group has concluded that only the discount rate and inflation are critical. Mortality rates and salary growth rates are no longer considered critical estimates. Further detail on these estimates and the sensitivity of the carrying value of the defined benefit obligation to these is provided in note 20, “Pension and other long-term benefit commitments”.

B	Useful economic lives of purchased intangible assets

The economic lives of the Group’s purchased intangible assets are determined on initial acquisition and reassessed annually or whenever there are changes in circumstances indicating that the economic lives may not be appropriate. In reassessing the lives factors such as changes in actual and expected trading performance of the Group and how these compare to the initial acquisition assessment are considered. Using this information an estimate of the remaining useful economic lives is determined and if different to the currently applied life the remaining life is adjusted prospectively.

Critical accounting judgements

C	Revenue recognition

Revenue recognition requires significant use of management judgement to produce financial information. The most significant accounting judgements in applying IFRS 15 are the identification of performance obligations and the determination of the transaction price when the contract contains variable considerations.

Judgement is required to (i) identify each distinct performance obligation requiring separate recognition in a multi element contract (e.g. licence, maintenance, material rights for option to acquire additional products or services at discounted prices), and (ii) allocate the transaction price to the various performance obligations. This judgement impacts the timing of revenue recognition, as certain performance obligations are recognised at a point in time and others are recognised over the life of the contract, as explained in Accounting Policy D “Revenue recognition”, and therefore the judgement impacts the quantum of revenue and profit recognised in a period.

D	Exceptional item classification

The Group classifies items as exceptional in line with Accounting Policy H “Exceptional items”. The classification of these items as an exceptional is a matter of judgement. This judgement is made by management after evaluating each item deemed to be exceptional against the criteria set out within the defined accounting policy.

E	Provision for income taxes

The Group is subject to income taxes in numerous jurisdictions. Significant judgement is required in determining the worldwide provision for income taxes including structuring activities undertaken by the Group and the application of complex transfer pricing rules. The Group recognises liabilities for anticipated settlement of tax issues based on judgements of whether additional taxes will be due. Significant issues may take several periods to resolve. In making judgements on the probability and amount of any tax charge, management takes into account:

•	Status of the unresolved matter;

•	Strength of technical argument and clarity of legislation;

•	External advice;

•	Resolution process, past experience and precedents set with the particular taxing authority;

•	Agreements previously reached in other jurisdictions on comparable issues; and

•	Statute of limitations.

Consolidated financial statements	23

MICRO FOCUS INTERNATIONAL PLC

Key judgements in the year were related to the EU State Aid and UK tax authority challenge in respect of prior periods. Specifically, these judgements covered (i) the probability of success of either the appeal by the UK Government or the appeal by the Group itself in respect of the EU State Aid, (ii) the probability of success of UK tax authority challenge, and therefore recovery of the $40.6m non-current tax receivable, and (iii) the interaction of the two matters in the context of the maximum liability, which we consider to be $51m, associated with both the UK State Aid and UK tax authority challenge. Based on their assessment (and supported by advice received by the Group’s tax advisors), the directors have concluded that no additional tax provisions are required with regards to these matters. See note 7, “Taxation”, for additional details.

The ultimate tax liability may differ materially from the amount provided depending on interpretations of tax law, settlement negotiations or changes in legislation. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the year in which such determination is made.

Consolidated financial statements	24

MICRO FOCUS INTERNATIONAL PLC

Notes to the consolidated financial statements

For the year ended 31 October 2022

1	Segmental reporting

In accordance with IFRS 8 “Operating Segments”, the Group has derived the information for its segmental reporting using the information used by the Chief Operating Decision Maker for the purposes of resource allocation and assessment of segment performance. The Chief Operating Decision Maker (“CODM”) is defined as the operating committee.

For the year ended 31 October 2022, the operating committee consisted of the Chief Executive Officer, the Chief Financial Officer, Chief Operating Officer, Chief HR Officer and Senior Vice President Business Operations and the Chief Legal Officer. The Group is organised into a single reporting segment.

The Group’s segment under IFRS 8 is the Micro Focus Product Portfolio. The products within the Micro Focus Product Portfolio are grouped together into five sub-portfolios based on industrial logic and management of the Micro Focus sub-portfolios: Application Modernisation & Connectivity (“AMC”), Application Delivery Management (“ADM”), IT Operations Management (“ITOM”), CyberRes and Information Management & Governance (“IM&G”).

The segmental reporting is consistent with that used in internal management reporting and the profit measure used by the operating committee is Adjusted EBITDA.

As announced on 30 November 2021 the Group has changed the definition of Adjusted EBITDA to exclude capitalised development costs. This change aligns the definition to the definition included in our loan agreements. The table below has been updated to reflect this updated definition including the comparatives. Under the previous definition Adjusted EBITDA would be $791.5m (year ended 31 October 2021: $1040.2m).

	Note	Year ended 31 October 2022 $m	Year ended 31 October 2021 $m
Reconciliation to Adjusted EBITDA:
Loss before tax		(661.4)	(517.8)
Finance costs	6	262.7	253.9
Finance income	6	(111.4)	(1.7)
Depreciation of property, plant and equipment	12	26.2	33.7
Right-of-use asset depreciation	17	52.2	73.3
Amortisation of intangible assets	11	811.8	956.4
Exceptional items (reported in Operating loss)	4	498.6	247.1
Share-based compensation charge	26	34.1	14.3
Foreign exchange (gain)/loss	3	(35.5)	0.1

Adjusted EBITDA		877.3	1,059.3

For the reportable segment, the total assets were $8,451.1m (2021: $10,346.6m) and the total liabilities were $6,511.4m (2021: $7,525.6m) as at 31 October 2022.

Consolidated financial statements	25

MICRO FOCUS INTERNATIONAL PLC

2	Supplementary information

Analysis by geography

The Group is domiciled in the UK. The Group’s total segmental revenue from external customers by geographical location is detailed below:

	Year ended 31 October 2022 $m	Year ended 31 October 2021 $m
UK	139.2	160.0
US	1,181.1	1,263.0
Germany	174.9	223.0
Canada	90.6	110.3
France	83.3	100.7
Japan	71.0	95.6
Other	794.4	947.3

Total	2,534.5	2,899.9

The total of non-current assets as at 31 October 2022 located in the US is $2,771.0m (31 October 2021: $2,798.3m), the total in the rest of the world is $4,132.3m (31 October 2021: $5,641.2m).

Analysis of revenue from contracts with customers

	Year ended 31 October 2022 $m	Year ended 31 October 2021 $m
Revenue from contracts with customers	2,534.5	2,899.9

Being:
Recognised over time:
Maintenance revenue	1,603.9	1,791.7
SaaS & other recurring revenue	164.8	239.8
Consulting revenue	46.0	—

	1,814.7	2,031.5
Recognised at point in time:
Licence revenue	602.0	688.6
Consulting revenue	117.8	179.8

	719.8	868.4

Total Revenue	2,534.5	2,899.9

Consolidated financial statements	26

MICRO FOCUS INTERNATIONAL PLC

Analysis of revenue by product

Set out below is an analysis of revenue recognised between the principal Product Portfolios for the year ended 31 October 2022 with comparatives:

Year ended 31 October 2022:

	Licence $m	Maintenance $m	SaaS & other recurring $m	Consulting $m	Total $m
AMC	134.4	302.8	—	12.6	449.8
ADM	77.2	363.2	81.7	17.1	539.2
ITOM	113.2	382.6	4.8	91.6	592.2
CyberRes	178.2	324.5	43.0	28.1	573.8
IM&G	99.0	230.8	35.3	14.4	379.5

Total Revenue	602.0	1,603.9	164.8	163.8	2,534.5

For the year ended 31 October 2022 the Group moved certain portfolios between the ITOM, CyberRes and IM&G product groups. The analysis of revenue by product group for the year ended 31 October 2021 is shown below on the new basis for comparison with the year ended 31 October 2022, and on the previously reported basis.

Year ended 31 October 2021 (represented on new basis):

	Licence $m	Maintenance $m	SaaS & other recurring $m	Consulting $m	Total $m
AMC	155.3	315.9	—	10.3	481.5
ADM	106.1	408.5	78.9	18.6	612.1
ITOM	148.2	430.4	4.3	105.4	688.3
CyberRes	168.2	361.1	36.3	29.2	594.8
IM&G	110.8	275.8	120.3	16.3	523.2

Total Revenue	688.6	1,791.7	239.8	179.8	2,899.9

Year ended 31 October 2021 (as previously reported):

	Licence $m	Maintenance $m	SaaS & other recurring $m	Consulting $m	Total $m
AMC	155.3	315.9	—	10.3	481.5
ADM	106.1	408.5	78.9	18.6	612.1
ITOM	172.7	507.8	4.3	106.3	791.1
CyberRes	174.5	383.9	36.3	29.1	623.8
IM&G	80.0	175.6	120.3	15.5	391.4

Total Revenue	688.6	1,791.7	239.8	179.8	2,899.9

Consolidated financial statements	27

MICRO FOCUS INTERNATIONAL PLC

3	Loss before tax

The loss before tax is stated after charging/(crediting) the following operating costs/(gains) classified by the nature of the costs/(gains):

	Note	Year ended 31 October 2022 $m	Year ended 31 October 2021 $m
Staff costs	26	1,280.2	1,396.0
Depreciation of property, plant and equipment	12	78.4	107.0
Loss on disposal of property, plant and equipment	12	1.9	1.2
Amortisation of intangible assets	11	811.8	956.4
Provision for receivables impairment (release)/charge	14	(0.9)	0.6
Foreign exchange (gain)/loss within Administrative Expenses		(35.5)	0.1
Foreign exchange gain within Finance Income		(102.2)	—

4	Exceptional items

	Note	Year ended 31 October 2022 $m	Year ended 31 October 2021 $m
Reported within Operating loss:
Goodwill impairment	10	448.2	—
Severance and legal costs		41.7	27.3
Merger and acquisition costs		67.5	3.6
Gain on divestiture	28	(58.8)	—
Integration costs		—	98.0
Legal settlement and associated costs		—	75.4
Other restructuring costs		—	31.7
Property-related costs		—	11.1

Exceptional costs before tax		498.6	247.1
Tax effect of exceptional items		0.4	(76.3)
Reported within profit from discontinued operation (attributable to equity shareholders of the Company):
Gain on disposal of discontinued operation	28	(3.2)	(10.7)

Exceptional costs after tax		495.8	160.1

Exceptional items are allocated to the financial statement lines (for example: cost of sales) in the Consolidated statement of comprehensive income based on the nature and function of the costs; for example restructuring costs related to employees are classified where their original employment costs are recorded. Exceptional items included in operating loss are reported in the following financial statement lines Cost of sales $1.8m (2021: $2.6m), Selling and distribution expenses $1.4m (2021: $4.8m), Research and development expense $nil (2021: $0.4m credit) and Administrative expenses $495.4m (2021: $240.1m).

Consolidated financial statements	28

MICRO FOCUS INTERNATIONAL PLC

Goodwill impairment

A goodwill impairment charge of $448.2m was made in the year ended 31 October 2022 (2021: $nil), see note 10, “Goodwill”, for additional information.

Severance and legal costs

Severance and legal costs of $41.7m for the year ended 31 October 2022 (year ended 31 October 2021: $27.3m) relate mostly to termination costs for employees as the Group executes the FY22/FY23 cost programmes required to remove $400m-$500m of gross costs ($200m-$300m net of inflation) as we exit FY23.

Merger and acquisition costs

Merger and acquisition costs (“M&A”) of $67.5m for the year ended 31 October 2022 (year ended 31 October 2021: $3.6m) relate to the proposed acquisition by OpenText as well as other M&A activity conducted during the year. M&A costs are considered to be exceptional by virtue of their nature and size. Included in the costs related to the proposed transaction with OpenText are $56.9m of fees related to legal and advisor costs as well as $2.0m in relation to retention related bonus payments.

Gain on Divestiture

Divestiture gain of $58.8m for the year ended 31 October 2022 (year ended 31 October 2021: $nil) relate to the disposal of the Digital safe business that took place in January 2022 and is classified as exceptional by virtue of size and nature.

Integration costs

Integration costs were $nil for the year ended 31 October 2022 (year ended 31 October 2021: $98.0m). The prior year costs reflected the costs incurred in the IT design, build and migration onto a single new IT platform and a wide range of projects undertaken to conform, simplify and increase efficiency across the business.

Legal settlements and associated costs

Legal settlements and associated costs were $nil for the year ended 31 October 2022 (year ended 31 October 2021: $75.4m). Legal settlements and associated costs of $75.4m for the year ended 31 October 2021 related to the Wapp patent infringement case and were exceptional by virtue of size and incidence.

Other restructuring costs

Other restructuring costs were $nil for the year ended 31 October 2022 (year ended 31 October 2021: $31.7m). The prior year costs related to the costs of restructuring of the Group to deliver the target operating model design and cost base and certain IT expenditure required to support the related simplification of the Group.

Property-related costs

Property related costs were $nil for the year ended 31 October 2022 (year ended 31 October 2021: $11.1m). Prior year costs related to the impairment or amendment to the impairments of right-of-use assets held by the Group, any related onerous non-rental costs and the cost of site consolidations. These costs were incurred as the Group simplified and rationalised its real estate footprint.

Tax effect of exceptional items

The tax effect of exceptional items on the income statement is a charge of $0.4m for the year ended 31 October 2022 (year ended 31 October 2021: $76.3m credit). Exceptional items include a tax charge of $14.3m in relation to the gain on divestiture of the Digital Safe business.

Gain on disposal of discontinued operation

The gain on disposal of discontinued operation of $3.2m in the year ended 31 October 2022 (year ended 31 October 2021: $10.7m) relates to adjustments in indemnification amounts owed to SUSE as part of the disposal agreement and is exceptional by virtue of nature.

Consolidated financial statements	29

MICRO FOCUS INTERNATIONAL PLC

EU State Aid

Whilst no income statement charge has been recognised in the period or prior period, payments totalling $46.8m were made in the year ended 31 October 2021 in relation to the EU State Aid case which we considered to be exceptional. Details of this case are set out in note 7 “Taxation”.

5	Services provided by the Group’s auditors and network of firms

During the year ended 31 October 2022, the Group obtained the following services from the Group’s auditors as detailed below:

	Year ended 31 October 2022 $m	Year ended 31 October 2021 $m
Audit of Company	6.6	8.0
ICOFR audit	3.0	4.7
Audit of subsidiaries	2.9	2.8

Total audit	12.5	15.5

Audit-related assurance services	0.8	0.5

Total assurance services	0.8	0.5

Other non-audit services	0.1	—

Total	13.4	16.0

Of the audit-related assurance services engagements undertaken in the year ended 31 October 2022 only one (2021: one) was considered to be significant. This related to the review procedures over the Group’s interim financial statements, for which a fee of $0.5m (2021: $0.5m) was paid.

6	Finance income and finance costs

	Note	Year ended 31 October 2022 $m	Year ended 31 October 2021 $m
Finance costs
Interest on bank borrowings		184.4	163.6
Commitment fees		0.4	1.3
Amortisation of facility costs and original issue discounts		49.1	34.0

Finance costs on bank borrowings		233.9	198.9
Interest rate swaps: cash flow hedges	22	22.6	41.3
Other		6.2	13.7

Total		262.7	253.9

Consolidated financial statements	30

MICRO FOCUS INTERNATIONAL PLC

		Year ended 31 October 2022 $m	Year ended 31 October 2021 $m
Finance income
Foreign exchange gain on borrowings not hedged by a net Investment hedge		102.2	—
Bank interest		2.0	1.5
Interest on non-plan pension assets	20	—	0.2
Interest rate swaps: cash flow hedges	22	0.8	—
Gain on repayment of term loan		3.9	—
Other		2.5	—

Total		111.4	1.7

Net finance costs		151.3	252.2

7	Taxation

A	Taxation in the Consolidated statement of comprehensive income

Continuing operations	Year ended 31 October 2022 $m	Year ended 31 October 2021 $m
Current tax
Current year	129.5	145.7
Adjustments to tax in respect of previous periods	9.3	0.9

	138.8	146.6

Deferred tax
Origination and reversal of temporary differences	(148.1)	(237.9)
Adjustments to tax in respect of previous periods	(31.8)	(23.3)
Impact of changes in tax rates	(1.4)	31.9

	(181.3)	(229.3)

Total tax (credit)/charge	(42.5)	(82.7)

For the year ended 31 October 2022, a $1.3m deferred tax credit (2021: $0.2m charge) and no current tax impact (2021: $nil) have been recognised in equity in relation to share options. A current tax charge of $6.8m (2021: $8.0m charge) and a deferred tax charge of $16.8m (2021: $nil) have been recognised through OCI (note 25, “Other reserves”). There is also a current tax charge of $6.3m (2021: $6.0m tax credit) and no deferred tax impact (2021: $8.1m tax charge) in relation to the currency translation differences. In addition, a deferred tax credit of $40.2m (2021: $7.8m) has been recognised in the Consolidated statement of comprehensive income in relation to foreign exchange gains and losses on intangibles and a $20.3m deferred tax charge (2021: $nil) in relation to defined benefit pension schemes.

The tax charge for the year ended 31 October 2022 is higher than the standard rate of corporation tax in the UK of 19.00% (2021: 19.00%). The differences are explained below:

Consolidated financial statements	31

MICRO FOCUS INTERNATIONAL PLC

	Year ended 31 October 2022 $m	Year ended 31 October 2021 $m
Loss before taxation	(661.4)	(517.8)
Tax at UK corporation tax rate 19.00% (2021: 19.00%)	(125.7)	(98.4)
Effects of:
Tax rates other than the UK standard rate	2.3	(8.6)
Intra-Group financing	(19.4)	0.3
Innovation tax credit benefits	(9.8)	(22.3)
US foreign inclusion income	17.4	15.5
US losses	13.5	—
Share options	(0.5)	1.6
Disposal of Digital Safe	0.1	—
Other accruals	(1.3)	—
Movement in deferred tax not recognised	—	5.3
Impact of rate changes	—	31.9
Goodwill impairment	82.7	—
Expenses not deductible and other permanent differences	18.9	14.4
Other deferred tax only adjustments	1.8	—

	(20.0)	(60.3)
Adjustments to tax in respect of previous periods:
Current tax	9.3	0.9
Deferred tax	(31.8)	(23.3)

	(22.5)	(22.4)

Total taxation	(42.5)	(82.7)

The Group continues to benefit from the UK’s Patent Box regime, US R&D tax credits and other innovation-based tax credits offered by certain jurisdictions, the benefit for the year ended 31 October 2022 being $9.8m (2021: $22.3m).

US foreign inclusion income of $17.4m arising in the year ended 31 October 2022 (2021: $15.5m) is largely driven by new US tax legislation introduced as part of US tax reforms in 2018.

The expenses not deductible and other permanent differences charge of $18.9m (2021: $14.4m) includes $17.4m related to irrecoverable withholding tax (2021: $9.9m), $8.9m related to non-deductible fees and expenses in connection with the proposed acquisition by OpenText, including financial, corporate broking and legal advice (2021: $nil), a $5.7m credit in relation to uncertain tax positions (2021: $6.4m), and no adjustment in respect of US Base Erosion (“BEAT”) rules (2021: $16.3m).

The Group realised a net credit in relation to the true-up of prior periods, current and deferred tax estimates of $22.5m credit for the year ended 31 October 2022 (2021: $22.4m tax credit).

The Group’s tax charge is subject to various factors, many of which are outside the control of the Group, including changes in local tax legislation, and specifically additional changes expected to be introduced in the US and global tax reform as governments respond to COVID-19 and the OECD’s Base Erosion and Profit Shifting (“BEPS”) project.

Consolidated financial statements	32

MICRO FOCUS INTERNATIONAL PLC

On 8 June 2022, the General Court of the Court of Justice of the European Union (CJEU) found in favour of the European Commission’s decision that the UK’s ‘Financing Company Partial Exemption’ legislation is in breach of EU State Aid rules. The UK Government and UK-based international companies, including the Group, have lodged an appeal against the judgement with the CJEU. The Group has previously received and settled State Aid charging notices from HM Revenue and Customs (including historic interest) which in now recognised as a non-current tax receivable.

In addition, there has been a challenge from the UK Tax Authorities into the historic financing arrangements of the Group. The two challenges arise as a consequence of the same Group financing arrangements. As a matter of tax law, the two challenges are separate and the combined exposure is $88m. However, based on its current assessment of the value of the underlying tax benefit under dispute, and supported by external professional advice, the Group considers the maximum liability of these items to total $51m. Despite the decision of the General Court, based on its current assessment and also supported by external professional advice, the Group believes the Court of Justice will find in favour of the UK Government/taxpayer. The Group therefore continues to believe that it has no liability in respect of these issues. Therefore, no tax charge is required in the current or previous periods and the amounts paid to HMRC under the State Aid charging notices are expected to be repaid. Given that an appeal would be expected to take more than a year, a long term current tax receivable has continued to be recognised in respect of the amounts paid (including movements due to FX) at the balance sheet date.

No additional liability should accrue in future periods in respect of these matters, following (i) an amendment of the UK legislation affected by the EU Commission to be compliant with EU law, and (ii) the unwind of the financing company arrangements in question. The appeal to the Court of Justice, and the progress of the UK Tax Authority challenge into the historic financing arrangements of the Group, both continue to be monitored by Management.

To address concerns about uneven profit distribution and tax contributions of large multinational corporations, various agreements have been reached at the global level, including an agreement by over 135 jurisdictions to introduce a global minimum tax rate of 15%, applicable to multinational groups with global revenue exceeding €750m. In December 2021, the Organisation for Economic Co-operation and Development (OECD) released a draft legislative framework, followed by detailed guidance released in March 2022, that is expected to be used by individual jurisdictions that signed the agreement to amend their local tax laws. The Group has trading operations in a limited number of countries where the statutory tax rate is below 15% and does benefit from additional tax deductions by virtue of IP related tax incentives, and therefore may potentially be subject to a top-up tax in a limited number of instances. However, as a whole, the Group does not believe it falls within the primary purpose behind the legislation in addressing the tax contributions of multinational corporations. The Group is reviewing the draft rules, and also monitoring the status of implementation globally, to understand the potential impact on the group.

The Group is subject to income taxes in numerous jurisdictions. Significant judgement is required in determining the worldwide provision for income taxes including structuring activities undertaken by the Group and the application of complex transfer pricing rules.

The ultimate tax liability may differ from the amount provided depending on interpretations of tax law, settlement negotiations or changes in legislation. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the year in which such determination is made.

B	Current tax receivables

	31 October 2022 $m	31 October 2021 $m
Corporation tax	22.9	59.1

Consolidated financial statements	33

MICRO FOCUS INTERNATIONAL PLC

C	Non-current tax receivables

	31 October 2022 $m	31 October 2021 $m
Corporation tax	40.6	48.0

The non-current tax receivable is $40.6m (2021: $48.0m). This non-current receivable reflects the payment that was made following the final decision published by the European Commission on its State Aid investigation into the UK’s ‘Financing Company Partial Exemption’ legislation. As this amount was paid in GBP, the long-term debtor balance will vary year on year as a result of foreign exchange gains and losses

D	Current tax liabilities

	31 October 2022 $m	31 October 2021 $m
Corporation tax	124.8	94.1

The current tax creditor at 31 October 2022 is $124.8m m (2021: $94.1m). The current tax creditor includes liabilities in respect of uncertain tax positions, net of overpayments. Items are netted where there is a corresponding net payable with the same tax authority.

Within current tax liabilities is $67.2m m (2021: $75.1m) in respect of the Group income tax reserve, the majority of which relates to the risk of challenge from the local tax authorities. Due to the uncertainty associated with such tax items, it is possible that at a future date, on conclusion of open tax matters, the final outcome may vary significantly.

E	Non-current tax liabilities

	31 October 2022 $m	31 October 2021 $m
Corporation tax	81.0	91.9

The non-current tax creditor is $81.0m (2021: $91.9m). The non-current creditor reflects the US transition tax payable more than 12 months after the balance sheet date.

F	Deferred tax

Net Deferred tax liability	Note	Year ended 31 October 2022 $m	Year ended 31 October 2021 $m
At 1 November		(599.1)	(841.1)
Reallocated to deferred tax assets		2.0	(15.0)
Credited to consolidated statement of comprehensive income:		181.3	229.3

– Continuing operations	7A	181.3	229.3
– Discontinued operation		–	–

Credited/(charged) directly to equity		1.3	(0.2)
Credited/(charged) to other comprehensive income:		3.1	(15.9)
Acquisitions in the period		(4.1)	(1.9)
Reallocated to liabilities held for sale	28	–	45.5
Foreign exchange adjustment		(0.3)	0.2

At 31 October		(415.8)	(599.1)

Consolidated financial statements	34

MICRO FOCUS INTERNATIONAL PLC

Net Deferred tax asset	Year ended 31 October 2022 $m	Year ended 31 October 2021 $m
At 1 November	15.0	—
Reallocated from deferred tax liabilities	(2.0)	15.0

At 31 October	13.0	15.0

Deferred tax assets and liabilities below are presented net where there is a legally enforceable right to offset and the intention to settle on a net basis.

Deferred tax assets

	Tax losses and interest restrictions $m	Share- based payments $m	Deferred revenue $m	Tax credits $m	Intangible assets $m	Other temporary differences $m	Research and development $m	Total $m
At 1 November 2021	141.5	4.0	98.2	7.9	—	72.9	122.8	447.3
Credited/(charged) to consolidated statement of comprehensive income—continuing operations	(6.6)	5.2	14.6	12.3	—	(14.2)	(0.6)	10.7
Credited/(charged) directly to equity	—	1.3	—	—	—	—	—	1.3
Charged to other comprehensive income	—	—	—	—	—	(20.3)	—	(20.3)
Foreign exchange adjustment	—	—	—	—	—	—	—	—

Subtotal	134.9	10.5	112.8	20.2	—	38.4	122.2	439.0

Jurisdictional offsetting								(426.0)

At 31 October 2022								13.0

Consolidated financial statements	35

MICRO FOCUS INTERNATIONAL PLC

	Tax losses and interest restrictions $m	Share- based payments $m	Deferred revenue $m	Tax credits $m	Intangible assets $m	Other temporary differences $m	Research and development $m	Total $m
At 1 November 2020	133.5	0.8	90.5	16.3	—	69.7	86.5	397.3
Credited/(charged) to consolidated statement of comprehensive income—continuing operations	8.0	3.3	7.7	(8.4)	—	11.4	36.3	58.3
Credited to consolidated statement of comprehensive income—discontinued operation	—	—	—	—	—	—	—	—
Credited directly to equity	—	(0.2)	—	—	—	—	—	(0.2)
Debited to other comprehensive income	—	—	—	—	—	(8.1)	—	(8.1)
Foreign exchange adjustment	—	0.1	—	—	—	(0.1)	—	—

Subtotal	141.5	4.0	98.2	7.9	—	72.9	122.8	447.3

Jurisdictional offsetting								(432.3)

At 31 October 2021								15.0

A deferred tax credit to equity of $1.3m (2021: $0.2m) arises during the year in relation to share-based payments.

The deferred tax asset relating to other temporary differences of $38.4m as at 31 October 2022 (2021: $72.9m) has reduced during the year primarily due to movements associated with two Defined Benefit pension schemes, financing arrangements and various US short-term timing differences. Deferred tax assets are recognised in respect of tax losses carried forward to the extent that the realisation of the related tax benefit through the utilisation of future taxable profits is probable.

The Group did not recognise deferred tax assets in relation to the following gross temporary differences, the expiration of which is determined by the tax law of each jurisdiction:

	Expiration: 2023 $m	2024 $m	2025 $m	2026 $m	2027 $m	Thereafter $m	No expiry $m	Total $m
At 31 October 2022
Type of temporary difference:
Losses	24.4	41.4	8.4	1.9	—	2,089.8	19.5	2,185.4
Credits	1.8	1.4	1.4	1.1	1.0	3.9	42.0	52.6
Other	—	—	—	—	—	—	23.9	23.9

Total	26.2	42.8	9.8	3.0	1.0	2,093.7	85.4	2,261.9

Consolidated financial statements	36

MICRO FOCUS INTERNATIONAL PLC

	Expiration: 2022 $m	2023 $m	2024 $m	2025 $m	2026 $m	Thereafter $m	No expiry $m	Total $m
At 31 October 2021
Type of temporary difference:
Losses	0.6	7.4	23.8	40.5	8.2	2,045.1	54.1	2,179.7
Credits	3.2	1.8	1.4	1.4	0.9	4.7	41.1	54.5
Other	—	—	—	—	—	35.3	23.9	59.2

Total	3.8	9.2	25.2	41.9	9.1	2,085.1	119.1	2,293.4

Deferred tax liabilities

	Intangible assets $m	Other temporary differences $m	Total $m
At 1 November 2021	(967.7)	(63.7)	(1,031.4)
Credited/(charged) to Consolidated statement of comprehensive income—continuing operations	166.0	4.6	170.6
Acquisitions	(4.1)	—	(4.1)
Credited/(charged) to other comprehensive income—continuing operations	40.2	(16.8)	23.4
Foreign exchange adjustment	0.2	(0.5)	(0.3)

Subtotal	(765.4)	(76.4)	(841.8)

Jurisdictional offsetting			426.0

At 31 October 2022			(415.8)

	Intangible assets $m	Research and development $m	Other temporary differences $m	Total $m
At 1 November 2020	(1,180.5)	—	(57.9)	(1,238.4)
Charged to Consolidated statement of comprehensive income—continuing operations	176.8	—	(5.8)	171.0
Credited to other comprehensive income—continuing operations	(7.8)	—	—	(7.8)
Acquisitions	(1.9)	—	—	(1.9)
Deferred tax liabilities reallocated to liabilities held for sale	45.5	—	—	45.5
Foreign exchange adjustment	0.2	—	—	0.2

Subtotal	(967.7)	—	(63.7)	(1,031.4)

Jurisdictional offsetting				432.3

At 31 October 2021				(599.1)

No deferred tax liability is recognised in respect of temporary differences associated with investments in subsidiaries because the Group is in a position to control the timing of the reversal of the temporary differences and none are expected to reverse in the foreseeable future.

Consolidated financial statements	37

MICRO FOCUS INTERNATIONAL PLC

8	Dividends

Equity—ordinary	Year ended 31 October 2022 $m	Year ended 31 October 2021 $m
Final paid 20.3 cents (2021: 15.5 cents) per ordinary share	65.2	51.7
Interim paid 8.0 cents (2021: 8.8 cents) per ordinary share	26.1	29.4

	91.3	81.1

As a result of the proposed acquisition of the Group by OpenText the directors are not proposing a final dividend for the full year ended 31 October 2022.

Consolidated financial statements	38

MICRO	FOCUS INTERNATIONAL PLC

9	Earnings per share

The calculation of the basic earnings per share has been based on the earnings attributable to owners of the parent and the weighted average number of shares for each year.

Reconciliation of the earnings and weighted average number of shares:

	Year ended 31 October 2022		Year ended 31 October 2021
Earnings ($m)
Loss for the year from continuing operations	(618.9)		(435.1)
Profit for the year from discontinued operation	3.2		10.7

	(615.7)		(424.4)

Number of shares (m)
Weighted average number of shares	323.8		336.5
Dilutive effects of shares	—		—

	323.8		336.5

Earnings per share
Basic earnings per share (cents)
Continuing operations	(191.12)		(129.30)
Discontinued operation	0.99		3.18
Total Basic earnings per share	(190.13)		(126.12)
Diluted earnings per share (cents)
Continuing operations[1]	(191.12)		(129.30)
Discontinued operation	0.99		3.18
Total Diluted earnings per share[1]	(190.13)		(126.12)
Basic earnings per share (pence)
Continuing operations	(151.91)		(94.09)
Discontinued operation	0.79		2.31
Total Basic earnings per share	(151.12)		(91.78)
Diluted earnings per share (pence)
Continuing operations[1]	(151.91)		(94.09)
Discontinued operation	0.79		2.31
Total Diluted earnings per share[1]	(151.12)		(91.78)
Earnings attributable to ordinary shareholders
From continuing operations	(618.9)		(435.1)
Excluding non-controlling interests

Loss for the year from continuing operations	(618.9)		(435.1)
From discontinued operation	3.2		10.7

	(615.7)		(424.4)

Average exchange rate	$1.26/	£1	$1.37/	£1

1

The Group reported a loss from continuing operations and a loss for the year attributable to the ordinary equity shareholders of the Company for the years ended 31 October 2022 and 31 October 2021. The Diluted EPS is reported as equal to Basic EPS, as no account can be taken of the effect of dilutive securities under IAS 33.

Consolidated financial statements	39

MICRO FOCUS INTERNATIONAL PLC

The weighted average number of shares excludes treasury shares that do not have dividend rights (note 23, “Share capital”).

10	Goodwill

	Note	31 October 2022 $m	31 October 2021 $m
Net book value
At 1 November		3,725.5	3,835.4
Acquisitions	29	13.6	7.2
Impairment charge	4	(448.2)	—
Effects of movements in exchange rates		(240.3)	30.1
Transferred to assets held for sale	28	—	(147.2)

At 31 October		3,050.6	3,725.5

A CGU-level summary of the goodwill allocation is presented below:

Micro Focus		3,050.6	3,725.5

Goodwill acquired through business combinations has been allocated to a cash-generating unit (“CGU”) for the purpose of impairment testing. The Group has one CGU, the Micro Focus Product Portfolio, which is consistent with the segment reporting that is used in internal management reporting.

The goodwill arising in the year ended 31 October 2022, relates to the acquisition of Debricked (note 29, “Acquisitions”) (2021: $7.2m related to the acquisitions of Streamworx and Full 360). The amounts relating to goodwill additions are all expected to be deductible for tax purposes.

In the prior period goodwill with a net book value of $147.2m (Costs $253.4m, impairment ($106.2m) was allocated to the Digital Safe business and was reclassified as held for sale and is shown there as part of the current assets held for sale in the consolidated statement of financial position and not included in the balance at 31 October 2021 shown above. See note 28, “Discontinued operation and assets held for sale” for additional details.

Impairment test

Goodwill is tested annually for impairment, or more frequently where there is an indication of impairment. An impairment test is a comparison of the carrying value of the assets of the CGU with their recoverable amount. Where the recoverable amount is less than the carrying value, an impairment results. The Group’s annual test is performed at 31 October.

The Group has performed the impairment test at 31 October 2022 incorporating its knowledge of the business into that testing and noting at that date the offer for the Group from OpenText (which has been approved by the Board of Directors and shareholders) was less than the net assets of the Group. The recoverable amount of the Micro Focus CGU at 31 October 2022 is $6.7bn based on its fair value less costs of disposal (“FVLCD”) (2021: $9.3bn based on value in use (“VIU”) and excluding the Digital Safe business disposed of on 31 January 2022). As of 31 October 2022, for impairment testing purposes, the Group’s carrying value of the net assets of the CGU exceeded its recoverable amount by $0.4bn and an impairment charge, solely related to goodwill, has been recognised in administrative expenses as an exceptional cost in the consolidated statement of comprehensive income (31 October 2021: headroom of $1.2bn based on the Group’s VIU).

The recoverable amount of the Micro Focus CGU at 31 October 2022 is determined based on its FVLCD. The FVLCD , which is considered a level 2 measurement on the fair value hierarchy, includes enterprise value of the Group less estimated costs to complete the sale, including legal, accounting and IT costs of $59m. The enterprise value is calculated based on the proposed acquisition price by OpenText of £5.32 per share plus the fair value of net debt and net pension obligations and contract liabilities. The fair value of contract liabilities is based on their

Consolidated financial statements	40

MICRO FOCUS INTERNATIONAL PLC

cost of fulfilment plus a reasonable profit margin. The proposed acquisition price of the Group has been applied to the Group’s share capital excluding treasury shares (see note 23. “Share Capital”) adjusted for the net shares to be issued for share options and AWS warrants vested by the transaction, and shares held by the Group’s Employee Benefit Trust. The difference between the OpenText offer price of £5.32 per share on which FVLCD has been based and the group’s share price of £5.20 per share at 31 October 2022 is equivalent to market capitalisation of $48.9m.

The recoverable amount for 2021 was determined based on VIU. The recoverable amount has subsequently reduced during 2022, primarily due to macro-economic factors which may impact future sales and also includes increased interest rates, inflation and a strengthening in the US dollar which may impact both future cash flows and discount rates, and the suspension of operations in Russia.

11	Other intangible assets

	Note	Purchased software $m	Product development costs $m	Purchased intangibles
				Technology $m	Trade names $m	Customer relationships $m	Total $m

Cost
At 1 November 2021		207.6	293.0	2,137.4	263.4	5,204.8	8,106.2
Acquisitions	29	—	—	22.6	—	—	22.6
Additions		17.2	85.8	—	—	—	103.0
Disposals		(104.1)	—	—	—	—	(104.1)
Effects of movements in exchange rates		(4.3)	(0.6)	(80.4)	(7.2)	(198.8)	(291.3)

At 31 October 2022		116.4	378.2	2,079.6	256.2	5,006.0	7,836.4

Accumulated amortisation
At 1 November 2021		138.0	257.5	1,087.9	106.9	2,184.7	3,775.0
Amortisation charge for the year		30.4	25.9	237.6	19.8	498.1	811.8
Disposals		(104.1)	—	—	—	—	(104.1)
Effects of movements in exchange rates		(1.8)	(0.5)	(41.1)	(1.9)	(76.5)	(121.8)

At 31 October 2022		62.5	282.9	1,284.4	124.8	2,606.3	4,360.9

Net book amount at 31 October 2022		53.9	95.3	795.2	131.4	2,399.7	3,475.5

Net book amount at 31 October 2021		69.6	35.5	1,049.5	156.5	3,020.1	4,331.2

Consolidated financial statements	41

MICRO FOCUS INTERNATIONAL PLC

	Note	Purchased software $m	Product development costs $m	Purchased intangibles			Total $m
				Technology $m	Trade names $m	Customer relationships $m
Cost
At 1 November 2020		191.5	274.0	2,201.2	269.2	5,364.0	8,299.9
Acquisitions	29	—	—	7.8	—	—	7.8
Additions		28.4	19.1	—	—	—	47.5
Disposals		(13.5)	—	—	—	—	(13.5)
Effects of movements in exchange rates		1.2	(0.1)	10.4	1.2	26.3	39.0
Transferred to current assets classified as held for sale	28	—	—	(82.0)	(7.0)	(185.5)	(274.5)

At 31 October 2021		207.6	293.0	2,137.4	263.4	5,204.8	8,106.2

Accumulated amortisation
At 1 November 2020		113.5	237.9	865.7	87.9	1,611.9	2,916.9
Amortisation charge for the year		37.4	19.6	257.2	20.7	621.5	956.4
Disposals		(13.5)	—	—	—	—	(13.5)
Effects of movements in exchange rates		0.6	—	2.6	0.2	4.2	7.6
Transferred to current assets classified as held for sale	28	—	—	(37.6)	(1.9)	(52.9)	(92.4)

At 31 October 2021		138.0	257.5	1,087.9	106.9	2,184.7	3,775.0

Net book amount at 31 October 2021		69.6	35.5	1,049.5	156.5	3,020.1	4,331.2

Net book amount at 31 October 2020		78.0	36.1	1,335.5	181.3	3,752.1	5,383.0

Intangible assets, with the exception of purchased software and internally generated product development costs, relate to identifiable assets purchased as part of the Group’s business combinations. Intangible assets are amortised on a straight-line basis over their expected useful economic life—see Accounting Policy K.

Expenditure totalling $103.0m (2021: $47.5m) was made in the year ended 31 October 2022, including $85.8m in respect of development costs and $17.2m of purchased software.

The acquisition of Debricked in the year ended 31 October 2022 gave rise to purchased intangible additions of $22.6m. The acquisitions of Streamworx and Full 360 in the year ended 31 October 2021 gave rise to additions of $7.8m to purchased intangibles (note 29, “Acquisitions”).

At 31 October 2022, the unamortised lives of technology assets were in the range of one to ten years, customer relationships in the range of one to ten years and trade names in the range of two to 14 years. The HPE Software business acquired purchased intangibles, the largest component of the Group’s purchased intangibles, have up to another seven years’ life remaining for technology (carrying value $708m) and up to ten years’ life remaining for customer relationships purchased intangibles (carrying value $2.3bn), assuming no further investments were made.

Consolidated financial statements	42

MICRO FOCUS INTERNATIONAL PLC

Included in the consolidated statement of comprehensive income was:

For continuing operations:	Year ended 31 October 2022 $m	Year ended 31 October 2021 $m
Cost of sales:
– amortisation of product development costs	25.9	19.6
– amortisation of acquired purchased technology	237.6	257.2
Selling and distribution:
– amortisation of acquired purchased trade names and customer relationships	517.9	642.2
Administrative expenses:
– amortisation of purchased software	30.4	37.4

Total amortisation charge for the year	811.8	956.4

Research and development:
– capitalisation of product development costs	85.8	19.1

If the remaining economic lives of all purchased intangibles were one year longer, expected amortisation would be $155.8m lower than that shown in the table above in the year ended 31 October 2022, with consequential impacts in subsequent years. If the remaining economic lives of all purchased intangibles were one year shorter, amortisation would be $295.9m higher than that shown in the table above in the year ended 31 October 2022, with consequential impacts in subsequent years.

12	Property, plant and equipment

	Note	Year ended 31 October 2022 $m	Year ended 31 October 2021 $m
Purchased property, plant and equipment		61.2	75.4
Leased right-of-use assets	17	126.4	153.2

		187.6	228.6

Right-of-use assets arising from the Group’s lease arrangements are recorded within property, plant and equipment with additional disclosure on right-of-use assets included in note 17 “Leases”.

Additions of $42.2m (2021: $38.8m) and a depreciation charge of $52.2m (2021: $73.3m) were recorded in respect of right-of-use assets during the year to 31 October 2022.

Consolidated financial statements	43

MICRO FOCUS INTERNATIONAL PLC

	Note	Freehold land and buildings $m	Leasehold improvements $m	Computer equipment $m	Fixtures and fittings $m	Total $m
Cost
At 1 November 2021		14.8	76.8	109.1	8.2	208.9
Additions		0.1	3.4	14.7	0.7	18.9
Disposals		—	(6.6)	(68.7)	(0.9)	(76.2)
Effects of movements in exchange rates		(2.1)	(4.0)	(12.2)	(0.9)	(19.2)

At 31 October 2022		12.8	69.6	42.9	7.1	132.4

Accumulated depreciation
At 1 November 2021		3.0	53.0	75.4	2.1	133.5
Disposals		—	(5.6)	(68.1)	(0.6)	(74.3)
Charge for the year		0.3	8.0	15.9	2.0	26.2
Effects of movements in exchange rates		(0.4)	(3.1)	(10.0)	(0.7)	(14.2)

At 31 October 2022		2.9	52.3	13.2	2.8	71.2

Net book amount at 31 October 2022		9.9	17.3	29.7	4.3	61.2

Net book amount at 1 November 2021		11.8	23.8	33.7	6.1	75.4

Consolidated financial statements	44

MICRO FOCUS INTERNATIONAL PLC

	Note	Freehold land and buildings $m	Leasehold improvements $m	Computer equipment $m	Fixtures and fittings $m	Total $m
Cost
At 1 November 2020		14.0	83.6	107.9	7.8	213.3
Acquisition		—	—	—	0.1	0.1
Additions		—	1.2	15.6	0.9	17.7
Disposals		—	(4.5)	(14.0)	(0.8)	(19.3)
Effects of movements in exchange rates		0.8	0.6	1.9	0.2	3.5
Transferred to current assets classified as held for sale	28	—	(4.1)	(2.3)	—	(6.4)

At 31 October 2021		14.8	76.8	109.1	8.2	208.9

Accumulated depreciation
At 1 November 2020		2.5	47.3	69.5	0.3	119.6
Disposals		—	(3.6)	(14.0)	(0.5)	(18.1)
Charge for the year		0.4	10.9	20.3	2.1	33.7
Effects of movements in exchange rates		0.1	0.2	1.6	0.2	2.1
Transferred to current assets classified as held for sale	28	—	(1.8)	(2.0)	—	(3.8)

At 31 October 2021		3.0	53.0	75.4	2.1	133.5

Net book amount at 31 October 2021		11.8	23.8	33.7	6.1	75.4

Net book amount at 1 November 2020		11.5	36.3	38.4	7.5	93.7

Depreciation for the year ended 31 October 2022 of $26.2m (2021: $33.7m) is included within administrative expenses and cost of sales in the Consolidated statement of comprehensive income.

13	Other assets

	Note	31 October 2022 $m	31 October 2021 $m
Current		40.1	33.0
Non-current		51.9	71.6

		92.0	104.6

		31 October 2022 $m	31 October 2021 $m
Employee benefit deposit		4.9	22.6
Long-term pension assets	20	15.2	17.1
Contract-related costs		71.9	64.9

		92.0	104.6

Consolidated financial statements	45

MICRO FOCUS INTERNATIONAL PLC

Employee benefit deposits

Employee benefit deposits are predominantly held in Israel ($0.6m), Italy ($1.6m) and the Netherlands ($2.3m) (2021: Israel $17.3m, Italy $2.5m and the Netherlands $2.8m). Employers in Italy and Israel are required by law to maintain funds to satisfy certain employee benefit liabilities, including free time off and compensation for involuntary termination of employment. These investment-based deposits are managed by third parties and the carrying values are marked-to-market based on third party investment reports. In addition, a cash deposit was held in the Netherlands on behalf of certain employees to cover legacy employment subsistence benefits.

Contract-related costs

	31 October 2022 $m	31 October 2021 $m
Current	31.8	33.0
Non-current	40.1	31.9

	71.9	64.9

The Group capitalises the costs of obtaining a customer contract when they are incremental and, if expected to be recovered, they are amortised over the customer life or pattern of revenue for the related contract. All amounts capitalised relate to commission costs.

Normally sales commissions paid for customer contract renewals are not commensurate with the commissions paid for new contracts. It follows that the commissions paid for new contracts also relate to expected future renewals of these contracts. Accordingly, we amortise sales commissions paid for new customer contracts on a straight-line basis over the expected customer life, based on expected renewal frequency. The current average customer life is five years. If the expected amortisation period is one year or less the Group expenses the costs when incurred.

The amortisation expenses in the year for the costs of obtaining customer contracts were $27.3m (2021: $22.6m).

Amortisation of the capitalised costs of obtaining customer contracts is classified as sales and marketing expense. Capitalised costs from customer contracts are classified as non-financial assets in our statement of financial position.

	31 October 2022 $m	31 October 2021 $m
Asset recognised from costs incurred to acquire a contract	33.8	27.2
Amortisation and impairment loss recognised as cost of providing services during the year	(27.3)	(22.6)

Consolidated financial statements	46

MICRO FOCUS INTERNATIONAL PLC

14	Trade and other receivables

	31 October 2022 $m	31 October 2021 $m
Current	948.6	886.3
Non-current	14.3	19.6

	962.9	905.9

	31 October 2022 $m	31 October 2021 $m
Trade receivables	674.5	738.8
Loss allowance	(12.0)	(14.0)

Trade receivables net	662.5	724.8
Contract assets	86.6	62.0
Long-term rent deposits	3.2	8.3
Net investment in finance sub-leases	13.4	7.9
Prepaid expenses	50.4	44.1
Other receivables	146.8	58.8

	962.9	905.9

Trade receivables

Concentrations of credit risk with respect to trade receivables are limited due to the Group’s customer base being large and unrelated. The Group considers the credit quality of trade and other receivables on a customer-by-customer basis. The Group considers that the carrying value of the trade and other receivables that is disclosed below gives a fair presentation of the credit quality of the assets. This is considered to be the case as there is a low risk of default due to the high number of recurring customers and credit control policies. In determining the recoverability of a trade receivable, the Group considers the ageing of each debtor and any change in the circumstances of the individual receivable. Other than ageing (included below), no other credit rating grades are assessed. Due to this, management believes there is no further credit risk provision required in excess of the normal provision determined by the expected credit loss methodology applied.

At 31 October 2022 and 31 October 2021, the carrying amount approximates the fair value of the instrument due to the short-term nature of the instrument. As at 31 October 2022, a loss allowance of $12.0m (2021: $14.0m) was recognised for trade receivables.

Consolidated financial statements	47

MICRO FOCUS INTERNATIONAL PLC

The ageing of these receivables is as follows:

	Current $m	Up to three months $m	Three to four months $m	Over four months $m	Total $m
31 October 2022:
Gross trade receivables	614.3	44.0	3.3	12.9	674.5
Loss allowance	(2.5)	(1.2)	(0.4)	(7.9)	(12.0)

Net trade receivables	611.8	42.8	2.9	5.0	662.5

31 October 2021:
Gross trade receivables	655.3	61.3	6.6	15.6	738.8
Loss allowance	(2.6)	(1.1)	(0.5)	(9.8)	(14.0)

Net trade receivables	652.7	60.2	6.1	5.8	724.8

Movements in the Group provision for impairment of trade receivables were as follows:

	31 October 2022 $m	31 October 2021 $m
At 1 November	14.0	17.9
Loss allowance (released)/provided in the year	(0.9)	0.6
Receivables written off as uncollectable	(1.1)	(4.5)

At 31 October	12.0	14.0

The creation and release of the loss allowance for receivables have been included in selling and distribution costs in the Consolidated statement of comprehensive income. Amounts charged in the allowance account are generally written off when there is no expectation of recovering additional cash. The Group does not hold any collateral as security. The loss allowance for trade receivables is measured at an amount equal to the lifetime expected credit losses as allowed for under IFRS 9.

Contract assets

Contract assets relate to amounts not yet billed and so not yet due from customers and which are expected to be invoiced to customers. The movement in contract assets in the year is primarily the result of a number of multi-year billing contracts, totalling circa $30.6m, entered into shortly before the period end where the licences were delivered in October. Excluding these contracts, the level of new contract assets that have arisen during the year is consistent with the level of billings on existing contract assets. The Group considers the credit quality of contract assets on a customer-by-customer basis. As with trade receivables, which contract assets convert to upon invoicing, there is considered to be a low risk of default due to the high number of recurring customers. In determining the recoverability of a contract asset, the Group considers the specific circumstances of each contract asset and any change in the circumstances of the balance. Due to this management believes significant provision is not required.

Other receivables

Included within other receivables is reclaimable sales tax of $23.5m (2021: $25.6m) and an insurance receivable relating to the Shareholder litigation of $114.5m (2021: $15.0m) (see note 19 “Provisions and contingent liabilities”).

Consolidated financial statements	48

MICRO FOCUS INTERNATIONAL PLC

15	Cash and cash equivalents

	31 October 2022 $m	31 October 2021 $m
Cash at bank and in hand	408.0	355.9
Short-term bank deposits	128.2	202.5

Cash and cash equivalents	536.2	558.4

Cash and cash equivalents of $1.6m are held in countries with restrictions on remittances but where the balances could be used to repay the subsidiaries’ third party liabilities.

At 31 October 2022 and 31 October 2021, the carrying amount approximates to the fair value. The Group’s credit risk on cash and cash equivalents is limited as the counterparties are well established banks with generally high credit ratings. The credit quality of cash and cash equivalents is as follows:

	31 October 2022 $m	31 October 2021 $m
S&P/Moody’s/Fitch rating:
AAA	115.6	184.8
AA-	15.0	2.8
A+	385.6	348.6
A	11.0	11.6
A-	2.3	2.6
BBB+ to C-	6.7	8.0

	536.2	558.4

Where the opinions of the rating agencies differ, the lowest applicable rating has been assigned to the counterparty.

16	Trade and other payables

	31 October 2022 $m	31 October 2021 $m
Trade payables	89.2	80.9
Tax and social security	55.4	72.9
Accruals	365.9	359.4

	510.5	513.2

At 31 October 2022 and at 31 October 2021, the carrying amount approximates to the fair value. At 31 October 2022 accruals include vacation and payroll of $74.0m (2021: $79.7m), commission and employee bonuses of $127.1m (2021: $133.1m), fees related to the OpenText transaction of $46.5m (2021: $nil) and consulting and audit fees of $20.5m (2021: $26.8m).

17	Leases

The Group enters into leasing arrangements in the normal course of its business including:

•	Office space (included in “Leasehold land and buildings”);

•	Data centres (included in “Leasehold land and buildings”);

•	Vehicles (included in “Other”); and

Consolidated financial statements	49

MICRO FOCUS INTERNATIONAL PLC

•	Computer equipment.

The Group’s lease arrangements can contain a number of features including some or all of:

•	Extension and break options;

•	Variable lease payments;

•	Annual or periodic set rental increases; and

•	Indexed or market-based rental increases.

Consistent with the requirements of IFRS 16, extension options are only included in the lease liability where they are considered reasonably certain, see below, and only fixed rental increases are included in the lease liability. Indexed or market-based rental increases are only included in the lease liability once the indexation or rent review date has passed. Variable lease payments are expensed as incurred. The Group makes no material payments for variable payments not included in the lease liability.

Four individual leases are material to the Group. One is located in Provo, Utah, where the Group currently leases approximately 239,100 square feet of office space. This will reduce in June 2024 to approximately 219,900 square feet with a further reduction in floor space from December 2024 to approximately 142,300 square feet. This lease agreement expires in 2034, with an option to extend for a further three, five-year periods. The Group’s current annual rent under this lease is $6.2m (2021: $8.7m) and this will reduce as the floor space reduces to $3.6m per annum from December 2024. Since 1 March 2019, part of the property has been sublet. Current annual sub-lease income is $1.1m (2021: $1.1m). The second property is located in Santa Clara, California, where the Group currently leases approximately 112,000 square feet of office space. The lease on this facility expires in 2029, with an option to extend for one further five-year period. The Group’s current annual rent under this lease is $4.9m (2021: $4.9m). The Group is currently not utilising one and a half floors of this facility and the related right-of-use assets has been tested for impairment with a reduction of $3.4m impairment recognised in the year. The final two material leases relate to extensions which have been agreed on leased properties in Bangalore, which are material to the Group. The Group will be leasing approximately 441,000 square foot of office space in two leases across three buildings with annual rent of c.$7.1m per annum. The leases of the facilities are effective from 1 November 2022 and will expire on 31 October 2027, with an option to extend for a further five-year period.

Right-of-use assets

During the year the Group entered into new leasing arrangements, extended existing leasing agreements and was party to rent reviews and therefore recognised additions to right-of-use assets of $42.2m (2021: $38.8m). No right-of-use assets were transferred to held for sale during the year ended 31 October 2022 (2021: $8.9m), see note 28, “Discontinued operation and Assets held for sale”. Right-of-use assets arising from the Group’s lease arrangements are recorded within property, plant and equipment (Note 12).

	Leasehold land and buildings $m	Computer equipment $m	Other $m	Total $m
Net book value at 31 October 2022	117.0	2.2	7.2	126.4

Net book value at 31 October 2021	128.5	16.0	8.7	153.2

Depreciation charge for the year ended 31 October 2022	44.4	2.3	5.5	52.2

Depreciation charge for the year ended 31 October 2021	56.9	9.6	6.8	73.3

Consolidated financial statements	50

MICRO FOCUS INTERNATIONAL PLC

Amounts recognised in the statement of comprehensive income:

	Year ended 31 October 2022 $m	Year ended 31 October 2021 $m
Interest on lease liabilities	7.7	10.0
Depreciation of right-of-use assets	52.2	73.3
Impairment of right-of-use assets[1]	(3.7)	5.6
Income from sub-leasing right-of-use assets	0.5	0.2

1

The Group assessed right-of-use assets for indicators of impairment during the year in particular leases, which have become vacant or part vacant or changes in sub-lease expectations on existing vacant properties. As a result, during the period a reduction in impairment of $3.7m was recognised due to expected sub-leases (2021: additional impairment $5.6m). The impairment against the right-of-use asset carrying value reflects any expected sub-lease income over the remainder of the lease.

Amounts recognised in statement of cash flows:

	Year ended 31 October 2022 $m	Year ended 31 October 2021 $m
Interest payments on lease liabilities	7.7	10.0
Payments for lease liabilities	67.4	79.5

Payments for lease liabilities	75.1	89.5
Cash inflow for sub-leases	(11.8)	—

Total cash outflow for leases	63.3	89.5

Extension options

Some property leases contain extension options exercisable by the Group before the end of the non-cancellable contract period. Where practicable, the Group seeks to include extension options in new leases to provide operational flexibility. The extension options held are exercisable only by the Group and not by the lessors. As a lessee, optional periods are included in the lease term if the Group is reasonably certain it will exercise an extension option or will not exercise a termination option; this depends on an analysis by management of all relevant facts and circumstances including the leased asset’s nature and purpose, the economic and practical potential for replacing the asset and any plans that the Group has in place for the future use of the asset. Where it is impractical or uneconomic to replace then the Group is more likely to judge that lease extension options are reasonably certain to be exercised.

The normal approach adopted for lease term by asset class is described below.

The lease terms can vary significantly by type and use of asset and geography. In addition, the exact lease term is subject to the non-cancellable period and rights and options in each contract. Generally, lease terms are judged to be the longer of the minimum lease term and:

•

Up to five years for offices, unless the non-cancellable period exceeds this, with optional extension periods only included in leases expiring in the earlier part of this period and where clear plans to extend the leases are already in place; and

•

Up to three years for data centres with optional extensions periods, where they exist, only included for leases expiring in the next year and for which relocation of the assets located in the data centre is considered uneconomic.

Consolidated financial statements	51

MICRO FOCUS INTERNATIONAL PLC

For vehicle leases the minimum lease term, typically three to four years, is judged to be the lease term. Extension options for vehicles are not considered reasonably certain as the assets are not highly customised or difficult to replace.

The Group reassesses whether it is reasonably certain to exercise the options if there is a significant event or significant changes in circumstances within its control. Significant changes in assumptions or activities e.g. such as an acquisition or disposal, would impact the expected future cash outflows related to leasing activities. Where a significant event or change in circumstances does not occur, the lease term and therefore the lease liability and right-of-use asset, will decline over time.

The Group’s cash outflow for leases in the year ended 31 October 2022 was $75.1m (2021: $89.5m). Leases with annual cash outflows during the year ended 31 October 2022 of $4.4m (2021: $3.0m) ended and were not renewed or replaced. In addition the Group sub-leases leases to the acquirer of the Digital Safe business with annual cash flows during the year ended 31 October 2022 of $9.7m (2021: nil). These leases will not be renewed by the Group when they expire.

Considering the impact of these terminations and sub-leases and absent significant future changes in the volume of the Group’s activities or strategic changes to lease fewer assets the Group’s cash outflow would be expected to continue for future periods at a consistent level, subject to any contractual price increases. The maturity analysis of the Group’s lease liability, in note 22 “Financial risk management and financial instruments”, only includes the reasonably certain payments to be made; cash outflows in these future periods will likely exceed these amounts as payments will be made on optional periods not considered reasonably certain at present and on new leases entered into in future periods.

Lease obligations:

Under IFRS 16 “Leases”, the Group recognises the discounted future lease payments over the reasonably certain lease term as a liability along with an associated right-of-use asset, see above.

The movement on the Group lease obligations in the year were as follows:

	Note	31 October 2022 $m	31 October 2021 $m
Balance at 1 November		194.5	250.4
Additions		41.9	35.1
Payments		(75.1)	(89.5)
Interest	6	7.7	10.0
Transferred to held for sale	28	—	(11.4)
Foreign exchange		(6.4)	(0.1)

Balance at 31 October		162.6	194.5
Included within:
Current financial liabilities	22	49.9	74.9
Non-current financial liabilities	22	112.7	119.6

Total		162.6	194.5

Leases as lessor

The Group acts as a lessor where it is able to sub-lease vacant property space. Sub-leases are classified as either finance leases or operating leases dependent upon the transfers of substantially all of the risk and rewards associated with the head lease to the lessee in the sub-lease agreement.

Finance leases

The Group has 112 lease arrangements classified as finance leases. This is an increase from six in the year ended 31 October 2021 as result of the disposal of the Digital Safe business, see note 28, which has resulted in certain leases being sub-let to the acquirer of the Digital Safe business as the leases could not be novated. Net investment in leases of $13.4m as at 31 October 2022 (2021: $7.9m) is included in note 14 “Trade and other receivables”.

Consolidated financial statements	52

MICRO FOCUS INTERNATIONAL PLC

18	Contract liabilities

	31 October 2022 $m	31 October 2021 $m
Current	934.1	984.6
Non-current	171.8	131.8

	1,105.9	1,116.4

Revenue billed but not recognised in the Consolidated statement of comprehensive income under the Group’s accounting policy for revenue recognition is classified as contract liabilities in the Consolidated statement of financial position and recognised over the period of the contract. Contract liabilities primarily relates to undelivered maintenance and subscription services on billed contracts.

Contract liabilities as at 31 October 2022 were $1,105.9m (2021: $1,116.4m). The movement in contract liabilities in the year mainly results from new amounts being deferred, where the billing is in advance of satisfaction of the related performance obligation, and amounts being recognised as revenue, where performance obligations have been satisfied. The amount of revenue recognised in the reporting year that was included in the contract liability balance as at 1 November 2021 was $984.6m (2021: $981.4m).

Remaining performance obligations

Revenue allocated to remaining performance obligations represents contracted revenue that has not yet been recognised which includes unearned revenue and amounts that will be invoiced and recognised as revenue in future periods. The remaining performance obligations revenue was $1,469.5m as at 31 October 2022, of which approximately 70% of the revenue is expected to be recognised over the next 12 months and the remainder thereafter.

This amount mostly comprises obligations to provide maintenance and SaaS subscriptions as the contracts have durations of one or multiple years.

19	Provisions and contingent liabilities

	31 October 2022 $m	31 October 2021 $m
Onerous contracts and dilapidations	11.5	25.4
Restructuring	7.3	23.0
Legal	121.0	25.0
Other	16.5	12.1

Total	156.3	85.5

Current	143.3	65.7
Non-current	13.0	19.8

Total	156.3	85.5

Consolidated financial statements	53

MICRO FOCUS INTERNATIONAL PLC

	Onerous contracts and dilapidations $m	Restructuring $m	Legal $m	Other $m	Total $m
At 1 November 2021	25.4	23.0	25.0	12.1	85.5
Additional provision in the year	1.1	37.8	102.7	9.9	151.5
Released	(5.2)	(16.0)	(4.1)	(0.6)	(25.9)
Utilisation of provision	(7.7)	(34.9)	(2.4)	(0.5)	(45.5)
Effects of movements in exchange rates	(2.0)	(2.6)	(0.2)	(0.2)	(5.0)
Transfer	(0.1)	–	–	(4.2)	(4.3)

At 31 October 2022	11.5	7.3	121.0	16.5	156.3

Current	2.8	4.8	121.0	14.7	143.3
Non-current	8.7	2.5	–	1.8	13.0

Total	11.5	7.3	121.0	16.5	156.3

Onerous contracts and dilapidations provisions

The onerous contracts include onerous non-rental related property costs and other onerous contracts. Additional onerous contracts in relation to property of $0.7m were recorded in the year ended 31 October 2022 (2021: $4.8m), mainly across European and US sites, as the property portfolio was reassessed, including planned site vacations. In the prior year provisions of $10.4m were recorded for onerous contracts principally related to IT contracts in relation to the Group’s former enterprise platforms. These contract provisions are now fully utilised.

The dilapidations provision relates to obligations to restore leased Group properties. The positions regarding the non-rental related property costs are expected to be fully utilised within 12 years. Additional provisions include $0.4m recorded in the year ended 31 October 2022 (2021: $2.7m) following a review of obligations to restore leased properties at the end of the lease period.

Restructuring provisions

Restructuring provisions relate to severance resulting from headcount reductions. The majority of provisions are expected to be fully utilised within 12 months. Restructuring costs are reported within note 4 “Exceptional items”.

Legal provisions and Contingent liabilities

Legal provisions include the directors’ best estimate of the likely outflow of economic benefits associated with ongoing legal matters. The largest item is the Group’s ongoing shareholder litigation case discussed below.

Patent Litigation

Shareholder litigation

In early 2018, Micro Focus International plc and certain of its former officers and directors were named as Defendants in two lawsuits brought by shareholders asserting claims under the United States securities laws. The cases, which are captioned In re Micro Focus International PLC Securities Litigation, Master File No. 18CIV01549 (Cal. Super. Ct. – San Mateo Cnty.) (the “California State Court Action”) and In re Micro Focus International PLC Securities Litigation, Master File No. 1:18-cv-06763-ALC (S.D.N.Y.) (the “New York Federal Court Action”), are currently pending in the California Superior Court in San Mateo County and the United States District Court for the Southern District of New York, respectively.

Following dismissal of the New York Federal Court Action on 29 September 2020, a $15m settlement of that Action was reached in March 2021, subject to court approval. A $15m provision has previously been recorded for that settlement. However, as of December 2022, that settlement had not received court approval. Previously, no provision has been recorded related to the California State Court Action because no reliable estimate of a probable loss could be made at the time.

Consolidated financial statements	54

MICRO FOCUS INTERNATIONAL PLC

In December 2022, all parties to the New York Federal Action and the California State Court Action, as well as certain relevant insurers, agreed in principle to a global settlement of all claims asserted in both cases, for a global sum of $107.5 m, which includes plaintiffs’ attorneys’ fees and costs, and benefits to be paid to members of the settlement class. The settlement is subject to court approval by the Superior Court of California for San Mateo County following a number of further steps. The timing for completion of this process is uncertain, but it could take months. A schedule for notice, opt outs, objections and the final approval hearing will likely be set by the Superior Court of California for San Mateo County once the motion for preliminary approval of the settlement has been filed. The members of the settlement class will have the right to opt out of the settlement, and the volume of such opt outs may trigger a termination right with respect to the settlement for the defendants. The Company and all defendants have denied, and continue to deny, the claims alleged in both cases and the settlement in principle does not reflect any admission of fault, wrongdoing or liability as to any defendant.

The settlement amount together with the Group’s related legal fees and costs will be paid from insurance coverage. The Group has recognised a legal provision of $114.5m as its best estimate, which includes the $15m provision previously recorded, and an equal insurance receivable, within other receivables, in respect of this matter, including an estimate for the Group’s related legal fees and costs.

IBM	Litigation

On 21 November 2022 IBM filed a complaint in the US District Court in the Southern District of New York. We believe the claims contained in the complaint to be entirely without merit.

Other provisions

Other provisions at 31 October 2022 predominantly relate to interest on uncertain tax provisions of $6.5m (2021: $5.6m) and provisions for potential tax and local country matters of $8m.

Discussion on the EU State Aid tax contingent liability in relation to the EU State Aid case is included in note 7, “Taxation”.

OpenText transaction costs

The Group entered into agreements with third parties in connection with the proposed acquisition by OpenText including financial, corporate broking and legal advice. $46.5m of these fees are only payable on completion of the transaction. As all regulatory conditions have been satisfied these fees have been recognised as an expense in the period along with $10.4m of fees payable in advance of completion (see note 4 “Exceptional items”).

In addition, the Group has confirmed with OpenText the payment of $12m of retention payments to key employees which are contingent on the completion of the transaction and continued employment for a specified period post completion. As these relate to employee services during the specified period post completion these costs will be expensed over that period.

Also, the Group entered into a commercial agreement with Amazon Web Services (“AWS”) on 3 March 2021 to strategically collaborate to accelerate the modernisation of mainframe applications. Micro Focus issued warrants to Amazon NV Investment Holdings LLC to subscribe for up to 15,924,384 ordinary shares in Micro Focus (the “warrants”) at 446.60 pence per share. Vesting of the warrants generally depends on the level of software revenues generated by AWS for Micro Focus under the commercial agreement over the multi-year term, according to revenue targets set out in the agreement. Some warrants vested in the period (see note 23 “Share capital”). The agreement also contains a clause which becomes active on a change of control. Therefore, the remaining 14.3m warrants will vest on completion at a cost of $14.2m.

20	Pension and other long-term benefit commitments

a)	Defined contribution

The Group has established a number of pension schemes around the world covering many of its employees. The principal funds are those in the US, UK and Germany. These were funded schemes of the defined contribution type.

Consolidated financial statements	55

MICRO FOCUS INTERNATIONAL PLC

Pension costs for defined contribution schemes are as follows:

Continuing operations	Note	Year ended 31 October 2022 $m	Year ended 31 October 2021 $m
Defined contribution schemes	26	37.0	34.2

b)	Defined benefit

	31 October 2022 $m	31 October 2021 $m
Within other non-current assets:
Long-term pension assets	15.2	17.1

Within non-current liabilities:
Retirement and other benefit obligations	(64.7)	(147.1)

As of 31 October 2022, there are a total of 43 defined benefit plans in 13 countries around the world (2021: 36). The highest concentration of the defined benefit plans are in Germany, where the Group sponsors 12 (2021: 12) separate schemes that comprise over 64% (2021: 77%) of the gross defined benefit obligation recorded in the Group’s consolidated statement of financial position. The Group’s German schemes are primarily final salary pension plans, which provide benefits to members either in the form of a lump sum payment or a guaranteed level of pension payable for life in the case of retirement, disability and death. The level of benefits provided depends not only on the final salary but also on member’s length of service, social security ceiling and other factors. Although most of these schemes in Germany are funded at some level, there are typically no funding requirements in Germany. There are no requirements for the appointment of independent trustees in Germany, and all of these schemes are administered locally with the assistance of German pension experts. Final pension entitlements, including benefits for death in service and disability amounts, are calculated by these experts. Plan assets for three of our German schemes include re-insurance contracts with guaranteed interest rates, while the majority of the schemes invest in funds focusing on equities and debt instruments. Most of the Group’s German schemes are closed to new entrants, however, three of the schemes are open to new members.

The remainder of the Group’s defined benefit schemes are comprised of a mix of final salary plans, termination or retirement indemnity plans, other types of statutory plans that provide a one-time benefit at termination and leave plans which allow the participants to carry over leave time earned for a period of time exceeding one year. Final pension entitlements are calculated by local administrators in the applicable country. They also complete calculations for cases of death in service and disability. Where required by local or statutory requirements, some of the schemes are governed by an independent Board of Trustees that is responsible for the investment strategies with regard to the assets of the funds; however, other schemes are administered locally with the assistance of local pension experts. Many of the Group’s plans outside of Germany are funded and the Group makes at least the minimum contributions required by local government, funding and taxing authorities. Plan assets for these schemes include a range of assets including investment funds or re-insurance contracts. Not all of these plans are closed to new members. The Group sponsors 31 plans outside of Germany (2021: 24). Of these, 23 plans are open to new members, most of which are termination or retirement indemnity plans, statutory plans providing a one-time benefit at termination, retirement, death or disability and leave plans. The Group participates in a multi-employer plan in Switzerland which is accounted for as a defined benefit plan and the Group’s obligations are limited to the liabilities of our employees. The multi-employer plan in Japan was transitioned to a defined contribution plan in the year.

There were nine gratuity and leave plans reclassified to the net retirement and other defined benefit obligation during the year ended 31 October 2022 and seven plans reclassified to the net retirement and other defined benefit obligation during the year ended 31 October 2021. None of the plans are final salary plans and none are material.

Consolidated financial statements	56

MICRO FOCUS INTERNATIONAL PLC

Long-term pension assets

Long-term pension assets relate to the contractual arrangement under insurance policies held by the Group with guaranteed interest rates that do not meet the definition of a qualifying insurance policy, as they have not been pledged to the plan or beneficiaries and are subject to the creditors of the Group. Such arrangements are recorded in the consolidated statement of financial position as long-term pension assets. During the years ended 31 October 2022 and 2021, some of the insurance policies previously unpledged were pledged to the pension plans and transferred to plan assets. These contractual arrangements are treated as financial assets measured at fair value through other comprehensive income. Movement in the fair value of long-term pension assets is included in other comprehensive income. All non-plan assets are held in Germany.

The non-plan assets are considered to be Level 3 asset under the fair value hierarchy as of 31 October 2022. These assets have been valued by an external insurance expert by applying a discount rate to the future cash flows and taking into account the fixed interest rate, mortality rates and term of the insurance contract. The movement in the long-term pension asset in the year ended 31 October 2022 was ($1.9m) of which $0.5m is due to changes in the fair value assessment. There have been no transfers between levels for the year ended 31 October 2022 (2021: none).

Retirement and other long-term benefit obligations

The following amounts have been included in the consolidated statement of comprehensive income for defined benefit arrangements:

	Note	Year ended 31 October 2022 $m	Year ended 31 October 2021 $m
Current service charge	26	8.4	11.3
Prior service costs		1.2	–
Changes in other long-term benefits		(7.0)	1.4

Charge to operating loss		2.6	12.7
Interest on defined benefit liabilities		3.4	2.6
Interest on defined benefit assets		(2.0)	(1.1)

Charge to finance costs	6	1.4	1.5

Total continuing charge to loss for the year		4.0	14.2

The contributions for the year ending 31 October 2023 are expected to be broadly in line with the year ended 31 October 2022. The Group funds the schemes so that it makes at least the minimum contributions required by local government, funding and taxing authorities. There are no funding requirements in Germany.

Consolidated financial statements	57

MICRO FOCUS INTERNATIONAL PLC

The following amounts have been recognised as movements in the statement of other comprehensive income:

	Year ended 31 October 2022 $m	Year ended 31 October 2021 $m
Actuarial return on assets excluding amounts included in interest income	(13.9)	20.7
Re-measurements—actuarial gains/(losses):
– Demographic	—	1.3
– Financial	90.4	9.8
– Experience	4.8	1.6

	95.2	12.7

Movement in the year relating to continuing operations	81.3	33.4

The weighted average key assumptions used for the valuation of the schemes were:

	31 October 2022			31 October 2021
	Germany	Rest of World	Total	Germany	Rest of World	Total
Rate of increase in final pensionable salary	2.50%	4.20%	2.98%	2.50%	3.10%	2.69%
Rate of increase in pension payments [1]	1.98%	1.50%	1.98%	1.75%	1.50%	1.75%
Discount rate	3.68%	4.64%	3.88%	1.07%	1.87%	1.25%
Inflation[1]	1.98%	1.74%	1.94%	1.75%	1.36%	1.69%

1

Due to the current high rate of inflation in Germany our valuation for the majority of our German plans have been prepared using a rate 18.9% for the next scheduled pension increase on 1 January 2025 with the long-term rate returning to 2% thereafter. Our weighted average assumptions have been calculated on the long-term rate of 2%.

The mortality assumptions for the German schemes are set based on the ‘Richttafeln 2018 G’ by Prof. Dr. Klaus Heubeck. The mortality assumptions for the remaining schemes are set based on actuarial advice in accordance with published statistics and experience in each territory.

These assumptions translate into a weighted average life expectancy in years for a pensioner retiring at age 65:

	31 October 2022			31 October 2021
	Germany	Rest of World	Total	Germany	Rest of World	Total
Retiring at age 65 at the end of the reporting year:
Male	21	23	21	20	21	21
Female	24	25	24	24	24	24

Retiring 15 years after the end of the reporting year:
Male	23	24	23	23	22	23
Female	26	25	26	26	25	26

Consolidated financial statements	58

MICRO FOCUS INTERNATIONAL PLC

The net liability included in the consolidated statement of financial position arising from obligations in respect of defined benefit schemes is as follows:

	31 October 2022					31 October 2021
	Germany		Rest of World	Total		Germany	Rest of World	Total
Present value of defined benefit obligations	135.1		76.4	211.5		246.1	74.5	320.6
Fair values of plan assets	(108.0)		(38.8)	(146.8)		(138.8)	(34.7)	(173.5)

	27.1	[1]	37.6	64.7	[1]	107.3	39.8	147.1

1

There are six defined benefit schemes with a surplus balance due to current macro-economic events. These schemes have been included in the net defined benefit obligation as the amounts are not material.

Consolidated financial statements	59

MICRO FOCUS INTERNATIONAL PLC

The defined benefit obligation has moved as follows:

	31 October 2022
	Germany			Rest of World			Total
Defined benefit obligations	Defined benefit obligations $m	Scheme assets $m	Net defined benefit obligations $m	Defined benefit obligations $m	Scheme assets $m	Net defined benefit obligations $m	Defined benefit obligations $m	Scheme assets $m	Net defined benefit obligations $m
At 1 November 2021	246.1	(138.8)	107.3	74.5	(34.7)	39.8	320.6	(173.5)	147.1
Current service cost	4.8	—	4.8	3.6	—	3.6	8.4	—	8.4
Prior service cost	—	—	—	1.2	—	1.2	1.2	—	1.2
Changes in other long-term benefits	(2.7)	0.3	(2.4)	(4.6)	—	(4.6)	(7.3)	0.3	(7.0)
Reclassification from other liabilities/assets	—	—	—	26.8	(15.5)	11.3	26.8	(15.5)	11.3
Transferred/adjustment to current assets classified as held for sale	—	—	—	(0.3)	0.2	(0.1)	(0.3)	0.2	(0.1)
Transfer from long-term pension assets and other transfers	—	(0.1)	(0.1)	(7.4)	7.4	—	(7.4)	7.3	(0.1)
Benefits paid	(2.2)	2.1	(0.1)	(3.4)	3.4	—	(5.6)	5.5	(0.1)
Contributions by plan participants	1.1	(1.1)	—	0.5	(0.5)	—	1.6	(1.6)	—
Contribution by employer	—	(0.5)	(0.5)	—	(2.6)	(2.6)	—	(3.1)	(3.1)
Interest cost/(income) (note 6)	2.5	(1.4)	1.1	0.9	(0.6)	0.3	3.4	(2.0)	1.4
Included within other comprehensive income:
Re-measurements—actuarial (gains) and losses:
– Financial	(81.4)	—	(81.4)	(9.0)	—	(9.0)	(90.4)	—	(90.4)
– Experience	(3.0)	—	(3.0)	(1.8)	—	(1.8)	(4.8)	—	(4.8)
Actuarial return on assets excluding amounts included in interest income	—	13.2	13.2	—	0.7	0.7	—	13.9	13.9
Effects of movements in exchange rates	(30.1)	18.3	(11.8)	(4.6)	3.4	(1.2)	(34.7)	21.7	(13.0)

At 31 October 2022	135.1	(108.0)	27.1	76.4	(38.8)	37.6	211.5	(146.8)	64.7

Consolidated financial statements	60

MICRO FOCUS INTERNATIONAL PLC

	31 October 2021
	Germany			Rest of World			Total
Defined benefit obligations	Defined benefit obligations $m	Scheme assets $m	Net defined benefit obligations $m	Defined benefit obligations $m	Scheme assets $m	Net defined benefit obligations $m	Defined benefit obligations $m	Scheme assets $m	Net defined benefit obligations $m
At 1 November 2020	248.4	(119.1)	129.3	54.9	(29.2)	25.7	303.3	(148.3)	155.0
Current service cost	6.1	—	6.1	5.2	—	5.2	11.3	—	11.3
Changes in other long-term benefits	1.4	—	1.4	—	—	—	1.4	—	1.4
Reclassification from other liabilities/assets	—	—	—	20.2	—	20.2	20.2	—	20.2
Transferred to current assets classified as held for sale	—	—	—	(0.2)	—	(0.2)	(0.2)	—	(0.2)
Transfer from long-term pension assets	—	(1.2)	(1.2)	—	—	—	—	(1.2)	(1.2)
Benefits paid	(1.9)	1.9	—	(1.9)	1.9	—	(3.8)	3.8	—
Contributions by plan participants	1.2	(1.2)	—	0.6	(0.6)	—	1.8	(1.8)	—
Contribution by employer	—	(1.7)	(1.7)	—	(6.0)	(6.0)	—	(7.7)	(7.7)
Interest cost/(income) (note 6)	1.9	(0.8)	1.1	0.7	(0.3)	0.4	2.6	(1.1)	1.5
Included within other comprehensive income:
Re-measurements—actuarial (gains) and losses:
– Demographic	—	—	—	(1.3)	—	(1.3)	(1.3)	—	(1.3)
– Financial	(6.7)	—	(6.7)	(3.1)	—	(3.1)	(9.8)	—	(9.8)
– Experience	(2.1)	—	(2.1)	0.5	—	0.5	(1.6)	—	(1.6)
Actuarial return on assets excluding amounts included in interest income	—	(18.8)	(18.8)	—	(1.9)	(1.9)	—	(20.7)	(20.7)
	(8.8)	(18.8)	(27.6)	(3.9)	(1.9)	(5.8)	(12.7)	(20.7)	(33.4)
Effects of movements in exchange rates	(2.2)	2.1	(0.1)	(1.1)	1.4	0.3	(3.3)	3.5	0.2

At 31 October 2021	246.1	(138.8)	107.3	74.5	(34.7)	39.8	320.6	(173.5)	147.1

Consolidated financial statements	61

MICRO FOCUS INTERNATIONAL PLC

None of the scheme assets are represented by financial instruments of the Group. None of the scheme assets are occupied or used by the Group. The major categories of the scheme assets are as follows:

	31 October 2022
	Germany			Rest of World			Total
	Quoted $m	Unquoted $m	Total $m	Quoted $m	Unquoted $m	Total $m	Quoted $m	Unquoted $m	Total $m
Funds that invest in:
– Equity instruments	45.5	—	45.5	1.0	2.9	3.9	46.5	2.9	49.4
– Debt instruments	55.4	—	55.4	5.0	0.5	5.5	60.4	0.5	60.9
– Real estate	—	—	—	3.8	—	3.8	3.8	—	3.8
Cash and cash equivalents	—	—	—	0.6	—	0.6	0.6	—	0.6
Re-insurance contracts with guaranteed interest rates[1]	—	7.1	7.1	—	—	—	—	7.1	7.1
Other	—	—	—	0.3	24.7	25.0	0.3	24.7	25.0

Total	100.9	7.1	108.0	10.7	28.1	38.8	111.6	35.2	146.8

1	The majority of the re-insurance contracts have guaranteed interest rates of 4.0%, with the remaining at 3.25% or 2.75%.

	31 October 2021
	Germany			Rest of World			Total
	Quoted $m	Unquoted $m	Total $m	Quoted $m	Unquoted $m	Total $m	Quoted $m	Unquoted $m	Total $m
Funds that invest in:
– Equity instruments	69.0	—	69.0	4.9	3.0	7.9	73.9	3.0	76.9
– Debt instruments	61.7	—	61.7	4.1	5.4	9.5	65.8	5.4	71.2
– Real estate	—	—	—	3.5	0.1	3.6	3.5	0.1	3.6
Cash and cash equivalents	—	—	—	—	1.6	1.6	—	1.6	1.6
Re-insurance contracts with guaranteed interest rates[1]	—	8.1	8.1	—	—	—	—	8.1	8.1
Other	—	—	—	—	12.1	12.1	—	12.1	12.1

Total	130.7	8.1	138.8	12.5	22.2	34.7	143.2	30.3	173.5

1	The majority of the re-insurance contracts have guaranteed interest rates of 4.0%, with the remaining at 3.25% or 2.75%.

Risk	management

Through its defined benefit schemes the Group is exposed to a number of risks, the most significant of which are detailed below:

•	Changes in bond yields—A decrease in corporate bond yields will increase the Group’s IAS 19 plan liabilities, although this will be partially offset by increases in the value of scheme assets.

•	Inflation—Some of the Group pension obligations are linked to inflation, and higher inflation will lead to higher liabilities.

•

Life expectancy—For those plan obligations that provide benefits over the life of the member, increases in life expectancy will result in an increase in the plan liabilities as benefits would be paid over a longer period.

•

Asset returns—Returns on plan assets are subject to volatility and may not move in line with plan liabilities. The Group ensures that the investment positions are managed within an asset liability matching (“ALM”) to achieve long-term investments that are in line with the obligations under the pension schemes. Within this framework the Group’s objective is to match assets to the pension obligations by investing in assets that match the benefit payments as they fall due and in the appropriate currency.

Consolidated financial statements	62

MICRO FOCUS INTERNATIONAL PLC

Sensitivities

The table below provides information on the sensitivity of the defined benefit obligation to changes to the most significant actuarial assumptions. The table shows the impact of changes to each assumption in isolation, although, in practice, changes to assumptions may occur at the same time and can either offset or compound the overall impact on the defined benefit obligation.

These sensitivities have been calculated using the same methodology which is used for the main calculations. The weighted average duration of the defined benefit obligation is 17.3 years for Germany and 11 years for all other schemes.

	Germany				Rest of World
	Increase in assumption	Change in defined benefit obligation	Decrease in assumption	Change in defined benefit obligation	Increase in assumption	Change in defined benefit obligation	Decrease in assumption	Change in defined benefit obligation
Discount rate for scheme liabilities	2.75%	(32.8%)	2.75%	65.3%	2.75%	(11.6%)	2.75%	16.6%
Price inflation/rate of increase in pension payments[1]	0.25%	2.5%	0.25%	(2.1%)	0.25%	0.5%	0.25%	(0.5%)

1	For the German schemes the same values are used for both the inflation assumption and the rate of increase in pension payments.

21	Other non-current liabilities

	31 October 2022 $m	31 October 2021 $m
Accruals	9.8	31.3

	9.8	31.3

Accruals of $9.8m (2021: $31.3m) that relate to employee obligations in certain countries.

Consolidated financial statements	63

MICRO FOCUS INTERNATIONAL PLC

22	Financial risk management and financial instruments

	Note	31 October 2022 $m	31 October 2021 $m
Financial assets
Non-current
Derivative asset		69.8	—

		69.8	—

Financial liabilities
Non-current
Borrowings		3,854.8	4,524.1
Lease obligations	17	112.7	119.6

		3,967.5	4,643.7

Current
Borrowings		25.2	24.3
Lease obligations	17	49.9	74.9
Derivative liability		—	35.7

		75.1	134.9

A.	Risk factors and treasury risk management

The Group’s treasury function aims to reduce exposures to interest rate, foreign exchange and other financial risks, to ensure liquidity is available as and when required, and to invest cash assets safely and profitably. The Group does not engage in speculative trading in financial instruments. The treasury function’s policies and procedures are reviewed and monitored by the audit committee and are subject to internal audit review.

The Group’s multi-national operations expose it to a variety of financial risks that include the effects of changes in credit risk, foreign currency risk, interest rate risk and liquidity/capital risk. Treasury risk management is carried out by a central treasury department under policies approved by the board of directors.

Group treasury identifies and evaluates financial risks alongside business management. The board provides written principles for risk management together with specific policies covering areas such as foreign currency risk, interest rate risk, credit risk and liquidity risk, the use of derivative and non-derivative financial instruments as appropriate, and investment of excess funds.

Liquidity and capital risk

Central treasury carries out cash flow forecasting for the Group to ensure that it has sufficient cash to meet operational requirements and to allow the repayment of the bank facilities. Surplus cash in the operating units over and above what is required for working capital needs is transferred to Group treasury. These funds are used to repay bank borrowings or are invested in interest bearing current accounts, time deposits, earning credit programmes or money market deposits of the appropriate maturity period determined by consolidated cash forecasts.

The Group seeks to maximise financial flexibility and minimise refinancing risk by issuing debt from a variety of sources and with a range of maturities. The level of facilities required are determined through the preparation of cash flow forecasts which consider a range of business performance scenarios. Borrowings are refinanced substantially prior to falling current to minimise refinancing risk.

The Group’s objective when managing its capital structures is to minimise the cost of capital while maintaining adequate capital to protect against volatility in earnings and net asset values. The strategy is designed to maximise shareholder return over the long-term.

Consolidated financial statements	64

MICRO FOCUS INTERNATIONAL PLC

The Group’s dividend policy has been to pay dividends 5x covered by Adjusted earnings. Under this policy the Group announced an interim dividend of 8.0 cents per share (see note 8 “Dividends”) . Following the proposed acquisition of the group by OpenText, no final dividend is proposed for the year ended 31 Oct 2022.

On 17 January 2022, the Group announced the refinancing of $1.6bn of existing term loans and the revolving credit facility (“RCF”) was refinanced in December 2021, see part C “Borrowings” of this note.

The financial covenants related to the RCF and term loans are disclosed in part C “Borrowings” of this note.

The Group uses cash pooling structures and intercompany loans to mobilise cash efficiently within the Group. The key objectives of the treasury function with respect to cash and cash equivalents are to protect their principal value, concentrate cash centrally, minimise the requirements for external borrowing and optimise yield.

As part of its short-term cash management the Group invests in a range of cash and cash equivalents, including money market funds, which are considered to be highly liquid and not exposed to significant changes in fair value.

Subsidiary companies are funded through share capital, retained earnings and loans from central finance companies on commercial terms. Subsidiary companies do not enter into local borrowings with external counterparties.

Interest rate risk

The Group’s income and cash generated from operations are substantially independent of changes in market interest rates. The Group’s interest rate risk arises from short-term and long-term borrowings. Borrowings issued at variable rates expose the Group to cash flow interest rate risk. The Group currently uses interest rate swaps to help manage its cash flow interest rate risk arising from potential increases in variable interest rates.

The objective of the Group’s interest rate risk management policy is to manage the uncertainty and adverse impact on the Group’s net interest charge due to changes in interest rates to an acceptable level. In doing so, the Group seeks to minimise the cost of hedging and the level of associated counterparty risk. Derivatives are only used for economic hedging purposes and not as speculative investments.

The interest rate risk strategy of the group is to maintain a hedge ratio of approximately 50% for all external borrowings for the proceeding three-year period. The Group Treasurer, together with the CFO, monitor this hedge ratio and have the discretion to take action, in line with this policy, to execute trades to adjust this hedge ratio based on market conditions, provided the group maintains a minimum hedge ratio of 25% and a maximum of ratio of 75%. Any hedge ratios outside of these bounds must be reviewed by the Treasury Risk Committee and Audit Committee and require approval from the Board of Directors.

Following the maturity of the IRS swaps in September 2022, the two new forward swaps cover a notional amount of $750m so the overall hedge ratio has reduced below the policy minimum noting that the €750m of Euro loan refinanced in January 2022 is unhedged as at 31 October 2022.

As the Group’s borrowings will be repaid under the proposed acquisition by OpenText no action is proposed at present to rebalance the overall coverage. If the proposed transaction does not proceed, the Treasury Risk Committee and Audit Committee will review the market conditions and advise the hedging ratio to be maintained for the level of risk assessed.

The Group’s borrowing facilities do not contain any covenants with respect to interest cover ratios.

Foreign exchange risk

The Group operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the Euro, UK Pound Sterling, Indian Rupee, Israeli Shekel, Japanese Yen, Australian Dollar, Chinese Yuan, Swedish Krona and the Canadian Dollar. Foreign exchange risk arises from future commercial transactions, recognised assets and liabilities and net investments in foreign operations where the transactions are denominated in a currency that is not the entity’s functional currency.

The Group is subject to exposure on the translation of the net assets of foreign currency subsidiaries into its reporting currency, US dollar. The Group’s primary balance sheet translation exposures are noted in the exposure analysis below. These exposures are kept under regular review with the Group treasury function providing reporting to the treasury risk committee and the audit committee.

Consolidated financial statements	65

MICRO FOCUS INTERNATIONAL PLC

Group borrowings are denominated in US dollars and Euros. The Group seeks to match the currency profile of borrowings to the cash flows arising from the Group’s operations used to service those borrowings. The May 2021 and January 2022 debt refinancings both included an additional proportion of Euro debt and a reduction in US dollar debt which is intended to better match the currency profile of the Group’s debt with the cash flows used to service that debt (see part “C” “Borrowings” of this note). Group Treasury continually reviews the EBITDA currency profile of the business and to take actions to align the group’s debt profile with its EBITDA.

The Group has certain investments in foreign operations, whose net assets are exposed to foreign currency translation risk. The Group faces currency exposures arising from the translation of profits earned in foreign currency subsidiaries into the Group’s reporting currency of US dollars. As at 31 October 2022 one net investment hedge of €549.3m has been designated using a non-derivative Euro debt instrument to minimise the volatility in shareholders’ equity arising from foreign currency translation (2021: two net investment hedges totalling €1.03bn).

Exposures also arise from foreign currency denominated trading transactions undertaken by subsidiaries and exposures here are not hedged. The Group utilises constant currency reporting to enable management and investors to understand the underlying performance of the Group excluding exchange rate impacts. Please refer to Alternative Performance Measure 8, “Constant currency”, for additional information.

Credit risk

The Group provides credit to customers in the normal course of business. Collateral is not required for those receivables, but the Group has policies in place requiring appropriate credit checks on potential customers before sales commence and a monitoring process for assessing overdue receivables and customer payment behaviour post sale. These policies and procedures include assessing customer credit limits and the use of third party financial and risk reporting to control our exposure and credit risk.

Financial instruments which potentially expose the Group to a concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable.

The Group maintains a provision for impairment based upon the measurement of lifetime expected credit losses for all trade receivables using the IFRS 9 simplified approach.

The risk management practices noted above provide the historical customer payment profiles and a view on customer behaviour with any historical credit losses experienced. The loss allowance is adjusted for forward-looking factors specific to the debtor and the economic environment resulting in an overall assessment of any provision required.

The Group sells products and services to a wide range of customers around the world and therefore believes there is no significant concentration of customer credit risk.

The Group’s credit risk on cash and cash equivalents is limited as the counterparties are generally well established financial institutions with generally high credit ratings.

Cash deposits and other financial instruments give rise to credit risk on the amounts due from the related counterparties. Generally, the Group aims to transact with counterparties with strong investment grade credit ratings. However, the Group recognises that due to the need to operate over a large geographic footprint, this will not always be possible. Counterparty credit risk is managed on a global basis by limiting the aggregate amount of exposure to any one counterparty, taking into account its credit rating. The credit ratings of all counterparties are reviewed regularly. All derivatives are subject to ISDA (International Swaps and Derivatives Association) agreements or equivalent documentation.

The maximum exposure to the credit risk of financial assets at the balance sheet date is reflected by the carrying values included in the Group’s balance sheet. Please refer to the credit risk table further below. The credit quality of cash and cash equivalents is listed in note 15 “Cash and cash equivalents” with 96% rated from A+ to AAA.

B	Financial instruments

The tables below sets out the measurement categories and carrying values of financial assets and liabilities with fair value inputs where relevant.

Consolidated financial statements	66

MICRO FOCUS INTERNATIONAL PLC

	Note	Measurement category	Carrying value 31 October 2022 $m	Fair value 2022	Fair value hierarchy 2022/2021	Carrying value 31 October 2021 $m
Financial assets:
Non-current
Long-term pension assets	13	FV OCI	15.2	Fair value insurance-based input	Level 3	17.1
Derivative financial instruments-–interest rate swaps[1]	22	FV OCI	69.8	Fair value Bank institutions	Level 2	—
Current
Cash and cash equivalent	15	Amortised cost	536.2	—	—	558.4
Trade and other receivables	14	Amortised cost	809.3	—	—	784.2
Contract assets	14	Amortised cost	86.6	—	—	62.0

			1,517.1			1,421.7

Financial liabilities:
Non-current
Borrowings (gross)[2]	22	Amortised cost	3,875.3	3,843.8	—	4,566.0
Lease obligations	17	Amortised cost	112.7	—	—	119.6
Current
Derivative financial instruments
– interest rate swaps[1]	22	FV OCI	—	Fair value Bank Institutions	Level 2	35.7
Borrowings (gross)[2]	22	Amortised cost	38.7	38.8	—	42.0
Lease obligations	17	Amortised cost	49.9	—	—	74.9
Trade payables and accruals	16	Amortised cost	455.1	—	—	440.1

			4,531.7			5,278.3

1

Derivative interest rate swaps are measured at Fair Value through Other Comprehensive Income (“FV OCI”) as a result of hedge accounting. All interest rate swaps are in designated hedge relationships and there are no other derivative financial instruments held as Fair Value through Profit or Loss (“FVTPL”).

2

Borrowings have a carrying value (net of unamortised prepaid facility arrangement fees and original issue discount) of $3,880.0m (2021: $4,548.4m). Total borrowings (gross) are shown in this table as $3,914.0m (2021: $4,608.0m) for the fair value comparison.

Fair value measurement

For trade and other receivables, cash and cash equivalents, trade and other payables, fair values approximate to book values due to the short maturity periods of these financial instruments. For trade receivables, allowances are made for credit risk.

Long-term borrowings with a carrying value of $3,880.0m (2021: $4,548.4m) (part C “Borrowings”) including unamortised prepaid facility fees and discounts, have a fair value estimate of $3,882.6m (2021: $4,598.4m) based on trading prices obtained from external banking providers as at 31 October 2022.

Derivative financial instruments measured at fair value are classified as Level 2 in the fair value measurement hierarchy as they have been determined using significant inputs based on observable market data. The fair values of interest rate derivatives are derived from forward interest rates based on yield curves observable at the balance sheet date together with the contractual interest rates. Valuations are updated by the counter-party banks on a monthly basis.

Consolidated financial statements	67

MICRO FOCUS INTERNATIONAL PLC

The long-term pension assets are considered to be Level 3 assets under the fair value hierarchy as of 31 October 2022. These assets have been valued by an external insurance expert, by applying a discount rate to the future cash flows and taking into account the fixed interest rate, mortality rates and term of the insurance contract. The movement in the long-term pension assets is disclosed in note 20 “Pension and other long-term benefit commitments”.

For derivatives and long-term pension assets there were no transfers of assets or liabilities between levels of the fair value hierarchy during the year.

The Group had six interest rate swaps active in the reporting period, which were designated in a hedge relationship. The four 2017 interest rate swaps matured at the end of September 2022 and two new forward swaps were traded in the period.

The potential impact of the OpenText proposed transaction on the hedging arrangements is discussed further below.

Interest rate swaps 2017

Interest rate risk	31 October 2022 $m	31 October 2021 $m
Interest rate swaps 2017 (receive variable, pay fixed)
Fair value of Derivative liability (total of 4 swaps)	—	(35.7)
Notional amount (4 x $562.5m)	—	2,250.0
Maturity date	30 September 2022	30 September 2022
Change in fair value of outstanding hedging instruments (OCI hedging reserve excluding deferred tax) (note 25 “Other reserves”)	35.7	42.2
Change in value of hedging instruments (as above adjusted for impact of credit risk)	35.7	41.9
Hedging ratio (affected by debt repayments in 2022)	n/a	1:1

The specific risk management objective of the four interest rate swaps was to hedge the interest rate risk (cash flow risk) due to changes in the 1M-USD LIBOR rate charged on initial $2,250.0m of the debt issued by Seattle Spin Co Inc. between 19 October 2017 and 30 September 2022.

The swap contracts required settlement of net interest receivable or payable on a monthly basis. The fixed interest rate for each swap was 1.949% and the Group received a variable rate in line with LIBOR. The Seattle loan was priced at LIBOR (with a 0% floor) plus a current margin of 2.75% with the swaps aimed at addressing the risk of a rising LIBOR element. As such, the total interest cost of the hedged element of the Seattle loan was 4.699%. For the year to 31 October 2022, net interest (finance cost) paid for the swaps amounted to $22.6m. For the life of the swap, net interest paid amounted to $81.0m.

The Group’s 2017 interest rate swaps matured in September 2022 and therefore have no value at 31 October 2022 (31 October 2021: ($35.7m) derivative liability). The movement in fair value of $35.7m has been recognised in the hedging reserve. During the period until the interest rate swaps matured the hedge ratio was 1:0.95 due to the debt repayments made for the Seattle Spinco term loan. The balance on the hedging reserve related to these swaps is now nil.

Consolidated financial statements	68

MICRO FOCUS INTERNATIONAL PLC

Forward Interest rate swaps 2022

Interest rate risk	31 October 2022 $m
Interest rate swaps (receive variable, pay fixed)
Fair value of Derivative asset (total of 2 swaps)	69.8
Notional amounts (1 x $500m) and (1 x $250m)	750.0
Maturity date	28 February 2027
Change in fair value of outstanding hedging instruments (OCI hedging reserve excluding deferred tax) (note 25)	69.8
Change in value of hedging instruments (as above adjusted for impact of credit risk)	66.9
Hedging ratio	0.99:1

The Group traded two new forward interest rate swaps in January 2022. These interest rate swaps have a fair value of $69.8m and are disclosed as a financial asset with the movement in fair value of $69.8m recognised in the hedging reserve. The hedge objective is to minimise the risk of cash flow fluctuations due to variable interest payments on $750m of the Group’s external borrowings with the hedge cash flows effective from the end of September 2022. The hedge ratio is 0.99:1 and the impact of credit risk is estimated at $2.9m which does not dominate the valuation.

The swap contracts require settlement of the net interest receivable or payable on a monthly basis. The fixed interest rate for each swap is 1.656% plus a bank margin and the Group receives a variable rate in line with the Standard overnight financing rate (SOFR). The Seattle loan is priced at SOFR (with a 0.5% floor) plus a current margin of 4% with the swaps aimed at addressing the risk of a rising SOFR element. For the year to 31 October 2022, net interest (finance income) received for the swaps amounted to $0.8m.

Non-Derivative financial instruments—Designated Euro borrowings

Foreign exchange risk	31 October 2022 $m	31 October 2021 $m
Debt designated in hedge relationships
Euro B-1 2021 tranche €600m, (Borrowing maturity date: June 2025), €549m designated	547.2	676.0
Foreign exchange gain on revaluation transferred to OCI-CTA	89.7	6.5
Euro 2017 tranche €453m (Borrowing maturity date: June 2024) €442m designated (hedge ended)	—	510.9
Foreign exchange gain on revaluation transferred to OCI-CTA—hedge failed prospectively as debt was extinguished in January 2022	10.5	4.8
Hedge ratio for remaining Net investment hedges	1:1	1:1

During the year ended 31 October 2020 the Group designated two tranches of non-derivative Euro borrowings in two hedge relationships. During the year one of these tranches, the Euro 2017 tranche, was repaid and the hedge relationship ended. At 31 October 2022 the borrowings in place have a designated carrying value of approximately €547m (part C “Borrowings” of this note) hedged against Euro designated net investments in foreign operations.

The specific risk management objective is to carry out a net investment hedge in the consolidated financial statements of the Group, to reduce the foreign currency translation exposure arising from the Group’s investments in foreign entities with Euro functional currency through the use of Euro currency borrowings as hedging instruments as permitted by the Group’s Treasury policy.

Exchange gains of $100.2m have been recognised in other comprehensive income in the period (year ended 31 October 2021: $11.3m gain) as a result of the net investment hedges ($89.7m for the hedge on the Euro B-1 2020 tranche; $10.5m for the hedge on the repaid Euro 2017 tranche in the period to repayment in January 2022). For the Euro 2017 tranche, the hedge failed prospectively upon repayment; none of the $10.5m in the cumulative translation account have been unwound to profit and loss. The Euro 2017 tranche has been replaced by the new €750m 2022 tranche of the Seattle debt arrangement, this new tranche is not in a net investment hedge relationship and as a result $102.2m of foreign exchange gains have been recorded within net finance cost in the profit and loss for the period.

Consolidated financial statements	69

MICRO FOCUS INTERNATIONAL PLC

Hedge effectiveness

Hedge effectiveness is determined at the inception of the hedge relationship, and through periodic effectiveness assessments to ensure that an economic relationship exists between the hedged item and the hedging instrument. The testing determined that the hedges met the IFRS 9 requirements for the financial reporting year. The IFRS 9 hedging requirements apply to both the interest swaps and the net investment hedges.

The impact of changes in the fair value of interest rate swaps in the year ended 31 October 2022 is shown in the Consolidated statement of comprehensive income. The foreign exchange gains/losses for the revaluation of the net investment hedging instruments are compared against the translation of the net investment including goodwill and intangibles affecting the cumulative translation reserve on consolidation. No amounts have been reclassified from the hedging reserve to the loss for the year.

Hedge effectiveness may be affected by credit risk (in the case of the interest rate swaps) and the net investment hedged items may be affected by events impacting the carrying value of goodwill and intangible assets such as asset disposals or impairment reviews. An additional indicator of impairment was considered in the headroom review but sufficient headroom remains.

Impact of OpenText proposal

The existing borrowing arrangements have change of control clauses requiring repayment of the borrowing in the event of an acquisition. The impact of an early repayment on the Group’s forward swap hedges and the remaining net investment hedge is disclosed below.

2022 forward interest rate swaps: The designated term loan will be extinguished on completion of the proposed acquisition and therefore the hedge will fail. The forward swaps would continue to be valued at market rates (mark to market) with the movement recorded in the income statement until the swaps are either terminated, extinguished, or expired. However, the balances for these swaps in the hedging reserve in other comprehensive income, which is $69.8m (excluding deferred tax) at 31 October 2022, would be reclassified to the income statement upon completion of the acquisition when the hedged cash flows cease.

Net investment hedge: The Euro borrowings used in the designated hedge will be extinguished on completion of the proposed acquisition therefore the hedge will fail prospectively, and the hedge relationship will end. No adjustments are required to the Cumulative Translation account (“CTA”) unless the foreign operation that was hedged is also disposed of which is not the case for the proposed acquisition.

IBOR transition

Managing interest rate benchmark reform

A fundamental reform of major interest rate benchmarks is being undertaken globally, including the replacement of some interbank offered rates (“IBORs”) with alternative nearly risk-free rates (referred to as “IBOR reform”).

The Group has exposures to IBORs on its financial instruments that may be replaced or reformed as part of these market-wide initiatives.

The Treasury risk management committee monitors and manages the Group’s transition to alternative rates. The committee evaluates the extent to which contracts reference IBOR cash flows, whether such contracts will need to be amended as a result of IBOR reform and how to manage communication about IBOR reform with counterparties. The committee reports to the Company’s board of directors quarterly and collaborates with other business functions as needed. It provides periodic reports to management of interest rate risk and risks arising from IBOR reform.

Possible (phase 1 and 2) reliefs available for hedging exposures have not been applied as the benchmark quotes will continue to be available through to June 2023. The interest rate cash flows for the hedged debt have not been and will not be impacted by any IBOR-related matters in the period as referenced benchmarks were still available in the reporting period.

Consolidated financial statements	70

MICRO FOCUS INTERNATIONAL PLC

The Group has evaluated the extent to which its cash flow hedging relationships are subject to uncertainty driven by IBOR reform as at 31 October 2022. Several of the Group’s hedged items and hedging instruments continued to be referenced to US LIBOR during the year, however the 2017 interest rate swaps ended in September 2022 and have not been replaced. At the year end the Group is therefore exposed to variable outflows based on LIBOR and SOFR for US denominated borrowing.

LIBOR benchmark rates are quoted each day and the IBOR cash flows relating to debt instruments are exchanged with counterparties as usual. This allows market participants to continue to use LIBOR for existing contracts and the Group expects that LIBOR will continue to exist as a benchmark rate until June 2023. The Group is actively working to refinance the remaining LIBOR linked near-term debt of the Group into SOFR-based debt instruments to address the cessation of LIBOR. The Group plans to have all the 2024 LIBOR denominated debt repaid or refinanced prior to the planned LIBOR cessation date of June 2023. The loans maturing in 2025 would either be repaid, refinanced or the Group would plan to elect a 12-month LIBOR option prior to cessation, extending LIBOR loan pricing until June 2024.

Prior to cessation of the interest rate swaps, the Group measured its hedging instruments indexed to LIBOR using available quoted market rates for LIBOR-based instruments of the same tenor and similar maturity and measured the cumulative change in the present value of hedged cash flows attributable to changes in LIBOR on a similar basis.

Credit risk

The carrying amount of financial assets represents the maximum credit exposure. The maximum exposure to credit risk at 31 October 2022 was:

	Note	31 October 2022 $m	31 October 2021 $m
Trade receivables (gross)	14	674.5	738.8
Cash and cash equivalents	15	536.2	558.4

		1,210.7	1,297.2

The Group applies the IFRS 9 expedited approach to measuring expected credit losses, which uses a lifetime expected credit loss allowance for all trade receivables.

A provision of the lifetime expected credit loss is established upon initial recognition of the underlying asset by predicting the future cash flows based upon the days past due status of an invoice and other relevant information. The model uses historical collection data along with historical credit losses experienced. The loss allowance is adjusted for forward-looking factors specific to the receivable and the economic environment.

Trade receivables are written off when there is no reasonable expectation of recovery. Impairment losses on trade receivables are presented as net impairment losses within operating profit. Subsequent recoveries of amounts previously written off are credited against the same line item.

Ageing is the main internal rating assessment around credit quality for trade receivables. The ageing of gross trade receivables and associated loss allowances can be found in note 14, “Trade and other receivables”. Contract assets relate to amounts not yet due from customers and contain no amounts past due.

On that basis, the loss allowance as at 31 October 2022 and 2021 and movements in the loss allowance during each year were as disclosed in note 14 “Trade and other receivables”:

Foreign exchange risk

The Group’s currency exposures comprise those that give rise to net currency gains and losses to be recognised in the Consolidated statement of comprehensive income as well as gains and losses on consolidation, which go to reserves. Such exposures reflect the monetary assets and liabilities of the Group that are not denominated in the operating or functional currency of the operating unit involved and the Group’s investment in net assets in currencies other than US dollar.

Consolidated financial statements	71

MICRO FOCUS INTERNATIONAL PLC

Note 3 “Loss before tax” shows the impact on the Consolidated statement of comprehensive income of foreign exchange gains/losses (excluding foreign exchange gains/losses on unhedged financial instruments) in’ the year ended 31 October 2022 of $35.5m gain (2021: $0.1m loss).

Exposure report analysis

The Group’s principal exposures in relation to market risks are the changes in the exchange rates between the US dollar and transactions made in other currencies as well as changes in interest rates from US and Euro capital markets. Foreign exchange exposures for all re-measuring balances are tracked and reported to management.

The key drivers for foreign exchange exposure are cash, borrowings and inter-company positions with trade receivables and trade payables having less relative aggregate exposure. The table below represents a key currency extract from the Group exposures to movements in currency presenting exposures in excess of $10m equivalent. The key exposure relates to the increased Euro debt profile since the May refinancing. This Euro exposure is shown in its totality and is not represented by the offsetting net investment hedge The Great British Pound, Japanese Yen, Indian Rupee, Australian Dollar, Canadian Dollar and Israeli Shekel also had key inter-company positions during the year.

Foreign exchange analysis is shown as for reporting to the Treasury Risk committee. Please note that aggregate foreign exchange exposures for the Euro below do not consider the impact of the net investment hedges. However, the impact can be seen in the hedging table above.

Key aggregate currency exposures	Group exposure $m	+/- 5% $m	+/- 10% $m
Euro (EUR)	1,566.9	78.3	156.7
Great British Pounds (GBP)	90.5	4.5	9.1
Israeli Shekel	89.7	4.5	9.0
Indian Rupee (INR)	65.6	3.3	6.6
Japanese Yen (JPY)	51.1	2.6	5.1
Chinese Yuan (CNY)	42.7	2.1	4.3
Russian Ruble (RUB)	28.1	1.4	2.8
Swedish Krona (SEK)	25.7	1.3	2.6
Canadian Dollar (CAD)	22.8	1.1	2.3
United Arab Emirates Dirham (AED)	20.6	1.0	2.1
Czech Koruna (CZK)	20.0	1.0	2.0
Danish Krone (DKK)	17.9	0.9	1.8
Australian Dollar (AUD)	15.7	0.8	1.6
Turkish Lira (TRY)	13.2	0.7	1.3
Romanian Leu (RON)	12.7	0.6	1.3
Hong Kong Dollar (HKD)	10.8	0.5	1.1

Interest rate exposure

Borrowings exposures to variable interest rate changes (based on gross debt excluding the effects of hedging)	Note	Group exposure $m	LIBOR, SOFR, EURIBOR +1% $m
Euro		1,294.3	12.9
US dollar		2,619.7	26.2

Total gross debt	22	3,914.0	39.1

Consolidated financial statements	72

MICRO FOCUS INTERNATIONAL PLC

C	Borrowings

	31 October 2022 $m	31 October 2021 $m
Bank loan secured	3,914.0	4,608.0
Unamortised prepaid facility arrangement fees and original issue discounts	(34.0)	(59.6)

Carrying value	3,880.0	4,548.4

	31 October 2022			31 October 2021
Reported within:	Bank loan secured $m	Unamortised prepaid facility arrangement fees and original issue discounts $m	Total $m	Bank loan secured $m	Unamortised prepaid facility arrangement fees and original issue discounts $m	Total $m
Current liabilities	38.7	(13.5)	25.2	42.0	(17.7)	24.3
Non-current liabilities	3,875.3	(20.5)	3,854.8	4,566.0	(41.9)	4,524.1

	3,914.0	(34.0)	3,880.0	4,608.0	(59.6)	4,548.4

The carrying value for borrowings are stated after deducting unamortised prepaid facility fees and original issue discounts. Facility arrangement costs and original issue discounts are originally amortised between three and six years. The remaining unamortised fees of $34.0m have a remaining period of amortisation of up to three years. Borrowings have a drawn value of $3,914.0m before unamortised prepaid facility fees. The fair value of borrowings before unamortised prepaid facility fees can be found in part B “Financial instruments” of this note.

Short-term borrowing of $25.2m represents capital repayments of $38.7m falling due on the Group borrowings within one year less unamortised prepaid facility arrangement fees and original issue discounts of $13.5m.

The Group’s earliest debt maturity is in June 2024, however as described below, annual instalment payments are required and where applicable a prorate allocation of the free cash flow sweep payment (described below).

On 17 January 2022, the Group announced the refinancing of $1.6bn of existing term loans due in 2024. This refinancing comprised a €750m and a $750m Senior Secured Term Loan B. At this time facility fees of $15.8m (31 October 2021: $nil) were capitalised.

On 6 July 2022, the Group entered into a Dutch auction to repay $100m of the senior secured seven-year term loan B issued by Seattle SpinCo LLC which was successfully implemented at an overall auction price of $94.5m. A portion of unamortised transaction cost of $1.1m were accelerated giving a carry value of debt de-recognised of $98.9m with further banking and advisory costs incurred of $0.6m. The overall gain was taken to finance income in the period.

The following facilities were drawn as at 31 October 2022:

•

The €549.3m (equivalent to $547.2m) (31 October 2021: €585m, equivalent to $676.0m) senior secured five-year term loan B-1 issued by MA FinanceCo., LLC, maturing in June 2025, is priced at EURIBOR plus 4.5% (subject to a EURIBOR floor of 0.00%) with an original issue discount of 3.0%;

•

The $595.4m (31 October 2021: $633.7m) senior secured five-year term loan B-4 issued by MA FinanceCo., LLC, maturing in June 2025, is priced at LIBOR plus 4.25% (subject to a LIBOR floor of 1.00%) with an original issue discount of 2.5%;

Consolidated financial statements	73

MICRO FOCUS INTERNATIONAL PLC

•

The $1,279.9m (31 October 2021: $2,427.9m) senior secured seven-year term loan B issued by Seattle SpinCo, Inc., maturing in June 2024, is priced at LIBOR plus 2.75% (subject to a LIBOR floor of 0.00%) with an original issue discount of 0.25%;

•

The €750.0m (equivalent to $747.1m) (31 October 2021: $nil) senior secured five-year term loan B issued by MA FinanceCo., LLC, maturing in January 2027, is priced at EURIBOR plus 4% (subject to a EURIBOR floor of 0.00%) with an original issue discount of 0.5%;

•

The $744.4m (31 October 2021: $nil) senior secured five-year term loan issued by Seattle SpinCo, Inc., maturing in January 2027, is priced at SOFR plus 4% (subject to a SOFR floor of 0.50%) with an original issue discount of 1.0%.

The following facilities were undrawn as at 31 October 2022:

•

A senior secured RCF of $250m ($nil drawn) maturing in December 2026 with an interest rate of 3.25% above LIBOR on amounts drawn (and 0.7% on amounts undrawn) thereunder, subject to a LIBOR floor of 0%.

At 31 October 2022, none of the Revolving Facility was drawn (31 October 2021: $nil), together with $3,914.0m of term loans giving gross debt of $3,914.0m drawn.

The following covenants related to net leverage apply to the Group’s term-loan borrowing facilities:

•

The Revolving Facility was amended during the year and is subject to a single financial covenant, only in circumstances when more than 40% of the Revolving Facility is outstanding at a fiscal quarter end. Throughout the year the applicable covenant threshold was net leverage of 5.00x, however no test was applicable at 31 October 2022 or any previous test date, as the facility was not drawn in excess of the 40% threshold.

•

Additional debt repayments when the Group’s net leverage at 31 October exceeds 3.00x, when 25% of excess cash flow for the year is required to be paid, and 3.30x, when 50% of excess cash flow for the year is required to be paid;

•

Net proceeds from divestitures in excess of $45m are required to be used to make debt repayments. When the Group’s net leverage exceeds 3.00x, 100% of net proceeds must be used for debt repayments. When net leverage is below 3.00x, 50% of net proceeds must be used to make a debt repayment; however no further debt repayment is required once repayment reduces net leverage below 2.50x on a pro forma basis therefore use of excess disposal proceeds at this point is at the Group’s discretion; and

•	An additional 25 basis points of margin is required to be paid on the term loans maturing in June 2024 when net leverage exceeds 3.00x. The Group is currently paying this margin.

These covenants are not expected to inhibit the Group’s future operations or funding plans.

Net leverage is defined as net debt (see part D “Net Debt” of this note)/Adjusted EBITDA. The credit facility agreements apply frozen GAAP for IFRS 16 and allows certain expected cost savings to be included in the measurement therefore the calculated value differs from that using net debt/Adjusted EBITDA as presented in this annual report. The difference has not exceeded 0.6x during the current period.

In addition to the net leverage related payments the Group’s borrowing arrangements include annual repayments of 1% of the initial par value for both Seattle Spinco B loans and 2.5% of the initial par value for the B-1 and B-4 loans with the amount paid in four equal quarterly instalments and then a final balloon payment on maturity.

Consolidated financial statements	74

MICRO FOCUS INTERNATIONAL PLC

The movements on the Group loans in the year were as follows:

	Term loan B-1 EUR $m	Term loan B-3 USD $m	Term loan B-4 USD $m	Euro Senior term loan B $m	Seattle Spinco term loan B $m	Euro term loan B $m	USD Senior term loan B $m	Revolving Facility $m	Total $m
At 1 November 2021	676.0	359.5	633.7	—	2,427.9	510.9	—	—	4,608.0
Draw downs	—	—	—	849.3	—	—	750.0	—	1,599.3
Repayments/settlements	(39.1)	(359.5)	(38.3)	—	(1,148.0)	(500.4)	(5.6)	—	(2,090.9)
Foreign exchange	(89.7)	—	—	(102.2)	—	(10.5)	—	—	(202.4)

At 31 October 2022	547.2	—	595.4	747.1	1,279.9	—	744.4	—	3,914.0

	Term loan B-1 EUR $m	Term loan B-3 USD $m	Term loan B-4 USD $m	Euro Senior term loan B $m	Seattle Spinco term loan B $m	Euro term loan B $m	USD Senior term loan B $m	Revolving Facility $m	Total $m
At 1 November 2020	700.3	368.2	650.0	—	2,486.3	528.4	—	—	4,733.2
Draw downs	—	—	—	—	—	—	—	—	—
Repayments/settlements	(17.9)	(8.7)	(16.3)	—	(58.4)	(12.8)	—	—	(114.1)
Foreign exchange	(6.4)	—	—	—	—	(4.7)	—	—	(11.1)

At 31 October 2021	676.0	359.5	633.7	—	2,427.9	510.9	—	—	4,608.0

The maturity of borrowings can be seen in part D “Net Debt” of this note.

Assets pledged as collateral

An all assets security has been granted in the US and England & Wales by certain members of the Micro Focus Group organised in such jurisdictions, including security over intellectual property rights and shareholdings of such members of the Micro Focus Group.

Impact from OpenText proposal

Upon completion of the proposed acquisition from OpenText the change of control clauses in the loan agreements would be triggered. On 1 December 2022 OpenText has announced that they have sold $1bn of 6.9% senior secured notes due 2027 which along with an additional amount of $1.0 billion under the existing term loan credit agreement and together with cash on hand (including undrawn amounts on OpenText $750m revolving credit facility), will be used to repay the Group’s debt.

Alongside the repayments any outstanding unamortised fees would need to be accelerated on completion of the acquisition. These fees are currently $34.0m and amortise at approximately $2.6m per month. This would leave a range of between $28.8m to $21.0m in the first quarter of 2023 with the exact value depending on completion date.

Consolidated financial statements	75

MICRO FOCUS INTERNATIONAL PLC

D	Net debt

The net debt of the Group at the Consolidated statement of financial position date is as follows:

	Note	31 October 2022 $m	31 October 2021 $m
Borrowings		(3,880.0)	(4,548.4)
Cash and cash equivalents	15	536.2	558.4
Lease obligations	17	(162.6)	(194.5)
Lease receivable reimbursed by the Digital Safe business		8.7	—

Net debt		(3,497.7)	(4,184.5)

Borrowings are shown net of unamortised prepaid facility arrangement fees of $34.0m (2021: $59.6m). Gross borrowings are $3,914.0m (2021: $4,608.0m).

Change in liabilities arising from financing activities for interest bearing loans (part C “Borrowings” of this note) and lease obligations (note 17 “Leases”) were as follows:

	Interest bearing loans $m	Lease obligations $m	Total $m
At 1 November 2021	4,608.0	194.5	4,802.5

Movements arising from financing cash flows
Repayments/settlements	(2,090.9)	(75.1)	(2,166.0)
Drawdowns	1,599.3	—	1,599.3
Other changes
New leases	—	41.9	41.9
Interest	—	7.7	7.7
The effect of change in foreign exchange rates	(202.4)	(6.4)	(208.8)

At 31 October 2022	3,914.0	162.6	4,076.6

Maturity analysis of non-derivative and derivative financial liabilities

The following table summarises the contractual maturities of the Group’s financial liabilities as at 31 October 2022. The amounts are reported gross and un-discounted and include contractual interest payments where applicable. As a result, these amounts can differ from both the reported carrying value and fair value.

As at 31 October 2022

	Borrowings $m	Lease obligations $m	Derivatives – interest rate swaps $m	Trade payables & accruals $m	Total $m
Within one year	287.3	49.9	—	455.1	792.3
In one to two years	1,534.8	46.2	—	—	1,581.0
In two to three years	1,218.9	28.6	—	—	1,247.5
In three to five years	96.5	30.8	—	—	127.3
In more than five years	1,490.0	33.6	—	—	1,523.6

Total	4,627.5	189.1	—	455.1	5,271.7
Impact of discount/financing rates	—	(26.5)	—	—	(26.5)

Total	4,627.5	162.6	—	455.1	5,245.2

Consolidated financial statements	76

MICRO FOCUS INTERNATIONAL PLC

As at 31 October 2021

	Borrowings $m	Lease obligations $m	Derivatives – interest rate swaps $m	Trade payables & accruals $m	Total $m
Within one year	202.6	74.9	35.7	440.1	753.3
In one to two years	191.1	39.9	—	—	231.0
In two to three years	3,453.6	29.7	—	—	3,483.3
In three to five years	1,235.5	28.5	—	—	1,264.0
In more than five years	—	49.1	—	—	49.1

Total	5,082.8	222.1	35.7	440.1	5,780.7
Impact of discount/financing rates	—	(27.6)	—	—	(27.6)

Total	5,082.8	194.5	35.7	440.1	5,753.1

23	Share capital

Ordinary shares at 10 pence each as at 31 October 2022 (2021: 10 pence each).

	31 October 2022		31 October 2021
	Shares	$m	Shares	$m
Issued and fully paid
At 1 November	364,849,738	47.4	364,545,377	47.3
Shares required to satisfy option awards	3,423,459	0.1	745,910	0.1
Shares utilised to satisfy option awards	(2,296,555)	—	(441,549)	—

At 31 October	365,976,642	47.5	364,849,738	47.4

Share issuances during the year ended to 31 October 2022

In the year ended 31 October 2022, 3,423,459 ordinary shares of 10 pence each (2021: 745,910) were required, of which 2,296,555 (2021: 441,549) were transferred from treasury shares by the Company, to settle exercised share options. The gross consideration received in the year ended to 31 October 2022 was $0.1m (2021: $0.1m).

At 31 October 2022, 26,906,523 treasury shares were held (2021: 29,203,078) such that the number of ordinary shares with voting rights was 339,070,119 (2021: 335,646,660) and the number of listed shares at 31 October 2022 was 365,976,642 (2021: 364,849,738 ). In addition, 15,936,281 shares are held by the Micro Focus Employee Benefit Trust (2021: 4,002,089).

Potential issues of shares

Certain employees hold options to subscribe for shares in the Company at prices ranging from nil pence to 1,411 pence under the following share option schemes approved by shareholders in 2005 and 2006: The Long-Term Incentive Plan 2005, the Additional Share Grants, the Sharesave Plan 2006 and the Employee Stock Purchase Plan 2006.

The number of shares subject to options at 31 October 2022 was 25,146,119 (2021: 18,877,264).

Commercial Agreement with Amazon Web Services

On 2 March 2021, the Company entered into a commercial agreement with Amazon Web Services (“AWS”), which granted AWS the right to deploy the Company’s technology to migrate customers to the AWS’ cloud.

1,592,439 warrants have been issued to Amazon NV Investment Holdings LLC, with 1,194,329 issued in the current year and 398,110 issued in the prior year, to subscribe for ordinary shares (the “warrants”) at 446.60 pence per share. As at 31 October 2022, none have been exercised.

Consolidated financial statements	77

MICRO FOCUS INTERNATIONAL PLC

24	Share premium account

	Note	31 October 2022 $m	31 October 2021 $m
At 1 November		46.8	46.5
Movement in relation to share options exercised	26	0.8	0.3

At 31 October		47.6	46.8

25	Other reserves

	Note	Capital redemption reserve[1] $m	Merger reserve[2] $m	Hedging reserve[3] $m	Foreign currency translation reserve[4] $m	Total $m
As at 1 November 2021		2,485.0	1,659.1	(28.9)	(268.0)	3,847.2
Hedge accounting	22	—	—	105.5	—	105.5
Current tax movement on hedging		—	—	(6.8)	—	(6.8)
Deferred tax movement on hedging		—	—	(16.8)	—	(16.8)
Foreign exchange gains/(losses)		—	—	—	(286.3)	(286.3)
Transfer from merger reserve to retained earnings		—	(1,659.1)	—	—	(1,659.1)

As at 31 October 2022		2,485.0	—	53.0	(554.3)	1,983.7

As at 1 November 2020		2,485.0	1,767.4	(63.1)	(326.7)	3,862.6
Hedge accounting		—	—	42.2	—	42.2
Foreign exchange gains/(losses)		—	—	—	58.7	58.7
Current tax movement on hedging		—	—	(8.0)	—	(8.0)
Transfer to merger reserve from retained earnings		—	(108.3)	—	—	(108.3)

As at 31 October 2021		2,485.0	1,659.1	(28.9)	(268.0)	3,847.2

1	The capital redemption reserve, a non-distributable reserve, was created as a result of Returns of Value in prior periods.
2

The merger reserve is an unrealised profit until it can be realised by the settlement of the intercompany loan by qualifying consideration. In addition, the unrealised profit becomes realised as a result of a realised loss being recognised on the write-down for impairment of the related asset.

In the year ended 31 October 2021, it was disclosed that $322.0m of the merger reserve would be settled in the following year. As at 31 October 2022, due to the impairment of the intercompany receivables which created the merger reserve creating a realised loss the remaining balance of the merger reserve has been transferred to retained earnings in accordance with section 3.11(d) of Tech 02/17. Therefore, an additional transfer of $1,659.1m from the merger reserve to retained earnings has been recognised.

3

The hedging reserve principally includes the impact of the Group’s cash flow hedges. A credit of $81.9m was recognised in relation to hedging transactions entered into in the year ended 31 October 2022 (2021: $34.2m credit).

4	The foreign currency translation reserve is used to record cumulative translation differences on the assets and liabilities of foreign operations.

Consolidated financial statements	78

MICRO FOCUS INTERNATIONAL PLC

26	Employees and directors

Staff costs

	Year ended 31 October 2022 $m	Year ended 31 October 2021 $m
Staff costs
Wages and salaries	1,106.6	1,231.5
Redundancy and termination costs (non-exceptional)	0.9	1.2
Social security costs	93.2	103.5
Other pension costs	45.4	45.5

	1,246.1	1,381.7
Cost of employee share schemes (Share-based payments section below)	34.1	14.3

Total	1,280.2	1,396.0

	Note	Year ended 31 October 2022 $m	Year ended 31 October 2021 $m
Pension costs comprise:
Defined benefit schemes	20	8.4	11.3
Defined contribution schemes	20	37.0	34.2

Total		45.4	45.5

Staff numbers

	Year ended 31 October 2022 Number	Year ended 31 October 2021 Number
Average monthly number of people
(including executive directors) employed by the Group:
Continuing operations
Sales and distribution	3,248	4,300
Research and development	5,193	5,272
General and administration	2,422	2,210

Total	10,863	11,782

Consolidated financial statements	79

MICRO FOCUS INTERNATIONAL PLC

Directors and key management

	Year ended 31 October 2022 $m	Year ended 31 October 2021 $m
Directors
Aggregate emoluments	4.6	5.4
Aggregate gains made on the exercise of share options	0.1	—

Total	4.7	5.4

For further information on the directors of the Company, refer to the Directors’ Remuneration report.

	Year ended 31 October 2022 $m	Year ended 31 October 2021 $m
Key management compensation
Short-term employee benefits	12.3	13.5
Share-based payments	8.8	1.9

Total	21.1	15.4

The key management figures above include the executive management team and directors.

Share-based payments

The amount charged to the Consolidated statement of comprehensive income in respect of share-based payments was $34.1m for the year ended 31 October 2022 (2021: $14.3m).

	Year ended 31 October 2022 $m	Year ended 31 October 2021 $m
Share-based compensation—IFRS 2 charge	31.8	12.0
Employer taxes	2.3	2.3

Total	34.1	14.3

As at 31 October 2022, accumulated employer taxes of $2.2m (2021: $1.3m) are included in trade and other payables and $1.1m (2021: $nil) is included in other non-current liabilities.

The Group has various share-based plans details of which are provided below.

a)	Incentive Plan 2005

The Micro Focus International plc Incentive Plan 2005 (“LTIP”) permits the granting of share awards to executive directors and selected employees on a discretionary basis. Awards can be granted as conditional awards of shares or as nil-cost options.

Consolidated financial statements	80

MICRO FOCUS INTERNATIONAL PLC

	Year ended 31 October 2022		Year ended 31 October 2021
	Number of awards ‘000	Weighted average exercise price of awards pence	Number of awards ‘000	Weighted average exercise price of awards pence
Outstanding at 1 November	12,716	—	14,222	—
Exercised	(2,629)	1	(576)	1
Forfeited/lapsed	(3,209)	—	(5,496)	—
Granted	12,997	—	4,566	—

Outstanding at 31 October	19,875	—	12,716	—

Exercisable at 31 October	743	2	732	5

The weighted average share price for awards on the date of exercise was 508 pence for the year ended 31 October 2022 (2021: 469pence).

The amount charged to the consolidated statement of comprehensive income in respect of the LTIP scheme was $27.7m for the year ended 31 October 2022 (2021: $6.7m). In addition to this $2.2m (2021: $2.3m) was charged to the consolidated statement of comprehensive income in respect of National Insurance on these share awards.

	31 October 2022			31 October 2021
Range of exercise prices	Weighted average exercise price pence	Number of awards ‘000	Weighted average remaining contractual life years	Weighted average exercise price pence	Number of awards ‘000	Weighted average remaining contractual life years
£0.10 or less	—	19,815	8.6	—	12,607	5.0
£0.11–£1.00	13	60	1.3	13	109	1.8

	—	19,875	8.6	—	12,716	4.9

Unvested awards granted are subject to the following vesting conditions of either:

Performance criteria	Unvested options Number ‘000	Description
Free cash flow/Relative TSR growth	5,925	Awards made with a free cash flow target and relative TSR target over a three-year period.
Continued employment	13,102	Awards under a continuing employment criteria over a two or three-year period.
Other	105	Various other vesting conditions.

	19,132

Further details regarding awards to executive directors are provided in the Directors’ Remuneration report.

The weighted average fair value of awards granted during the year ended 31 October 2022 determined using the Black-Scholes valuation model was £2.88 (2021: £4.51). The significant inputs into the model for the year ended 31 October 2022 were:

Consolidated financial statements	81

MICRO FOCUS INTERNATIONAL PLC

	Year ended 31 October 2022	Year ended 31 October 2021
Weighted average share price at the grant date	£3.39	£5.25
Expected volatility	between 69.71% and 71.88%	between 68.42% and 70.03%
Expected dividend yield	between 4.28% and 6.12%	between 4.89% and 5.10%
Expected option life	two or three years	two or three years
Annual risk-free interest rate	between 0.76% and 2.15%	between 0.75% and 0.80%

The volatility measured at the standard deviation of continuously compounded share returns is based on statistical daily share prices over the last three years.

The fair value of awards granted in the year ended 31 October 2022, as determined using the Monte Carlo simulation was $2.97 (2021: $2.80) and the fair value of awards granted using the share price at the date of grant was $4.45 (2021: $7.32).

With regard to the proposed acquisition by OpenText, this scheme would be modified/cancelled at the point of change of control, at which point it is expected there would be an acceleration of the remaining charges which are $32.3m at 31 October 2022.

b)	Additional Share Grants

	Year ended 31 October 2022		Year ended 31 October 2021
	Number of options ‘000	Weighted average exercise price pence	Number of options ‘000	Weighted average exercise price pence
Outstanding at 1 November	406	—	446	—
Exercised	(406)	—	(40)	—

Outstanding at 31 October	—	—	406	—

Exercisable at 31 October	—	—	406	—

The amount charged to the consolidated statement of comprehensive income in respect of the ASGs scheme was $nil for the year ended 31 October 2022 (2021: $nil). In addition to this $0.1m (2021: $nil) was charged to the consolidated statement of comprehensive income in respect of National Insurance on these share awards.

Additional Share Grants—The Attachmate Group (“TAG”) acquisition

The remuneration committee awarded ASGs to a number of senior managers and executives, critical to delivering the anticipated results of the acquisition of The Attachmate Group, which completed on 20 November 2014. These TAG ASG options vested in full.

As at 31 October 2022, nil (2021: 405,917) of these options were vested but not yet exercised.

Consolidated financial statements	82

MICRO FOCUS INTERNATIONAL PLC

	31 October 2022			31 October 2021
Range of exercise prices	Weighted average exercise price pence	Number of options ‘000	Weighted average remaining contractual life years	Weighted average exercise price pence	Number of options ‘000	Weighted average remaining contractual life years
£0.00	—	—	—	—	406	3.1

	—	—	—	—	406	3.1

c)	Sharesave and Employee Stock Purchase Plan 2006

In August 2006, the Company introduced the Micro Focus Employee Stock Purchase Plan 2006 and the Micro Focus Sharesave Plan 2006, approved by members on 25 July 2006. The Group operates two all-employee plans; the Micro Focus Sharesave Plan 2006 (“Sharesave”) for UK and Ireland based employees and the Micro Focus Employee Stock Purchase Plan 2006 (“ESPP”) for employees in all other locations. The Sharesave and ESPP provide for an annual award of options at a discount to the market price and are open to all eligible Group employees. Under these plans employees make monthly savings over a period (Sharesave three years, ESPP two years) linked to the grant of an option with an option price which can be at a discount (for Sharesave this can be up to 20% of the market value of the shares on grant and for ESPP, this can be up to 15% of the market value of the shares on grant or maturity, whichever is lower). The option grants are subject to employment conditions and continuous savings.

Further Sharesave and ESPP grants were made during the 12 months to 31 October 2022.

Sharesave

	Year ended 31 October 2022		Year ended 31 October 2021
	Number of options ‘000	Weighted average exercise price pence	Number of options ‘000	Weighted average exercise price pence
Outstanding at 1 November	1,972	259	1,935	293
Exercised	(74)	245	(2)	241
Cancellations	(238)	379	—	—
Forfeited	(283)	319	(316)	408
Granted	559	257	355	203

Outstanding at 31 October	1,936	261	1,972	259

Exercisable at 31 October	4	1,457	14	1,023

Consolidated financial statements	83

MICRO FOCUS INTERNATIONAL PLC

Number of options ‘000	Date of grant	Exercise price per share pence	Exercise period
3	5 August 2019	1,411.0	1 October 2021–31 March 2023
1	5 August 2019	1,574.3	1 October 2021–31 March 2023
25	5 March 2020	617.7	1 April 2023–30 September 2023
1	5 March 2020	728.2	1 April 2023–30 September 2023
1,132	21 August 2020	241.3	1 October 2023–31 March 2024
85	21 August 2020	241.1	1 October 2023–31 March 2024
80	5 March 2021	373.2	1 April 2024–30 September 2024
6	5 March 2021	373.2	1 April 2024–30 September 2024
104	6 August 2021	321.8	1 October 2024–31 March 2025
83	2 March 2022	363.3	1 April 2025–30 September 2025
416	1 September 2022	222.6	1 October 2025–31 March 2026

1,936

ESPP

	Year ended 31 October 2022		Year ended 31 October 2021
	Number of options ‘000	Weighted average exercise price pence	Number of options ‘000	Weighted average exercise price pence
Outstanding at 1 November	3,784	384	2,255	617
Exercised	(1,257)	422	(1,022)	1,430
Cancellations	(260)	506	—	—
Forfeited	(903)	385	(238)	1,341
Granted	1,973	308	2,789	360

Outstanding at 31 October	3,337	315	3,784	384

Exercisable at 31 October	—	—	—	—

Number of options ‘000	Date of grant	Exercise price per share pence	Exercise period
969	1 April 2021	369.2	1 April 2023–1 May 2023
621	1 October 2021	344.8	1 October 2023–1 November 2023
697	1 April 2022	369.2	1 April 2024–1 May 2024
1,050	1 September 2022	240.1	1 October 2024–1 November 2024

3,337

The amount charged to the consolidated statement of comprehensive income in respect of the Sharesave and ESPP was $4.1m for the year ended 31 October 2022 (2021: $5.3m).

The weighted average fair value of options granted under Sharesave during the year ended 31 October 2022 determined using the Black-Scholes valuation model was £1.20 (2021: £1.61).

Consolidated financial statements	84

MICRO FOCUS INTERNATIONAL PLC

The significant inputs into the model for the year ended 31 October 2022 were:

	Year ended 31 October 2022	Year ended 31 October 2021
Weighted average share price at the grant date	£3.03	£4.23
Expected volatility	between 70.76% and 71.77%	between 68.86% and 77.52%
Expected dividend yield	between 5.71% and 6.04%	between 4.73% and 5.78%
Expected option life	three years	two or three years
Annual risk-free interest rate	between 1.48% and 1.92%	between 0.52% and 0.76%

The volatility measured at the standard deviation of continuously compounded share returns is based on statistical daily share prices over the last three years.

The fair value of ESPP awards granted in the year ended 31 October 2022, as determined using the Monte Carlo simulation was $2.45.

With regard to the proposed acquisition by OpenText, both the SAYE and ESPP schemes would be modified/cancelled at the point of change of control, at which point it is expected there would be an acceleration of the remaining charges which are $1.0m and $4.2m respectively at 31 October 2022.

27	Related party transactions

The Group’s related parties are its subsidiary undertakings, key management personnel and post-employment benefit plans.

Subsidiaries

Transactions between the Company and its subsidiaries have been eliminated on consolidation.

Remuneration of key management personnel

The remuneration of key management personnel of the Group (which is defined as members of the executive committee including executive directors) is set out in note 26, “Employees and directors”. There are no loans between the Group and the key management personnel.

Transactions with other related parties

The following transactions occurred with other related parties:

•	Contributions made to pension plans by the Group on behalf of employees are set out in note 20, “Pension and other long-term benefit commitments”.

28	Discontinued operation and Assets held for sale

Discontinued operation: SUSE business

The sale of the SUSE business was completed on 15 March 2019. The profit on disposal of the SUSE business for the period ended 31 October 2022 of $3.2m relates to tax indemnities (2021: $10.7m).

Net Assets classified as held for sale: Archiving and Risk Management portfolio (“The Digital Safe business”)

There are no disposal groups classified as held for sale at the year end. At 31 October 2021, the assets and liabilities relating to the Digital Safe business were presented as held for sale.

Consolidated financial statements	85

MICRO FOCUS INTERNATIONAL PLC

	Year ended 31 October 2022			Year ended 31 October 2021
Reported in:	Current assets $m	Current liabilities $m	Total $m	Current assets $m	Current liabilities $m	Total $m
Digital Safe	—	—	—	370.3	68.4	301.9

	—	—	—	370.3	68.4	301.9

On 3 November 2021, the Group announced an agreement to sell its Archiving and Risk Management portfolio to Smarsh Inc with the disposal completing on 31 January 2022. The consolidated statement of comprehensive income for the year ended 31 October 2022 included the following amounts relating to the Digital Safe business within continuing operations.

Year ended 31 October 2022 $m
Revenue	25.9
Operating costs	(13.6)

Operating profit	12.3
Profit on disposal	58.8

Profit before taxation	71.1
Taxation	(17.2)

Profit for the period related to the Digital Safe business[1]	53.9

1

As the disposal of the Digital Safe business was not a discontinued operation the results for the Digital Safe business are included in the individual lines of the Consolidated statement of comprehensive income for the current and prior period.

Consolidated financial statements	86

MICRO FOCUS INTERNATIONAL PLC

At 31 January 2022, when the disposal completed, the net assets disposed of were $305.3m. Details of assets disposed of are as follows:

Disposal date 31 January 2022 $m
Non-current assets
Goodwill	147.2
Other Intangible assets (including purchased software)	182.1
Property, plant and equipment (including right-of-use assets)	7.9

337.2
Current assets
Trade and other receivables	24.1
Other current assets	5.1

29.2

Total assets held for sale	366.4

Current liabilities
Lease obligations	3.0
Contract liabilities	2.6

5.6
Non-current liabilities
Deferred tax liabilities	45.5
Lease obligations	7.5
Contract liabilities	2.4
Other non-current liabilities	0.1

55.5

Total liabilities held for sale	61.1

Consolidated financial statements	87

MICRO FOCUS INTERNATIONAL PLC

The profit on disposal and inflow of cash and equivalents was calculated as follows:

Disposal proceeds	$m
Consideration	375.0
Working capital adjustment	9.3

Total disposal proceeds[1]	384.3
Costs to sell recognised in the period[1]	(17.5)
Net assets disposed	(305.3)
Cumulative exchange gain in respect of the net assets of the subsidiaries, reclassified from equity on disposal	(2.7)

Profit on disposal	58.8

1	Disposal proceeds received less costs to sell equals $366.8m recognised as investing cash flow.

29	Acquisitions

Summary of acquisitions

	Carrying value at acquisition $m	Intangible assets $m	Goodwill $m	Total consideration $m
Acquisitions in the year ended 31 October 2022: Debricked[1]	0.7	22.6	13.6	32.2

Acquisitions in the year ended 31 October 2021: Full 360[1]	(0.3)	3.4	1.0	3.3
Streamworx[1]	0.2	4.4	6.2	9.7

	(0.1)	7.8	7.2	13.0

1	The Group has not presented the full IFRS 3 “Business Combinations” disclosures as these acquisitions are not material to the Group.

Acquisitions in the year ended 31 October 2022:

Debricked

On 8 March 2022, the Group completed the acquisition of 100% of the equity of Debricked AB. Debricked AB, a developer centric open-source intelligence company aimed at innovating how organisations secure their software supply chain for today and the future, will expand CyberRes’ application security portfolio. Total consideration was $32.2m and is made up of $28.7m paid in cash at the point of acquisition and $3.5m of deferred consideration. The business had a carrying value of $1.3m of assets and $0.6m of liabilities. A fair value review was carried out on the assets and liabilities of the acquired business, resulting in the identification of purchased intangible assets of $22.6m with related deferred tax liabilities of $4.7m.

The value of the goodwill represents the value of the assembled workforce at the time of the acquisition with specific knowledge and technical skills. It also represents the prospective future economic benefits that are expected to accrue from enhancing the portfolio of products available to the Company’s existing customer base with those of the acquired business.

Acquisitions in the year ended 31 October 2021:

Full 360

On 11 June 2021, the Group completed the acquisition of Full 360 Inc. Full 360 Inc was integrated into the Vertica portfolio to create proven unified analytics platform in public clouds and in enterprise data centres. Total consideration of $3.3m was paid in cash at the point of acquisition, when the business had a carrying value comprising $0.3m of assets and $0.6m of liabilities. A fair value review was carried out on the assets and liabilities of the acquired business, resulting in the identification of purchased intangible assets of $3.4m.

Consolidated financial statements	88

MICRO FOCUS INTERNATIONAL PLC

Streamworx

On 19 August 2021, the Group completed the acquisition of Streamworx.ai. Streamworx.ai was integrated into the CyberRes product group to create proven unified analytics platform in public clouds and in enterprise data centres. Total consideration of $9.7m was paid in cash at the point of acquisition, when the business had a carrying value comprising $0.8m of assets and $0.6m of liabilities. A fair value review was carried out on the assets and liabilities of the acquired business, resulting in the identification of purchased intangible assets of $4.4m.

30	Cash flow statement

	Note	Year ended 31 October 2022 $m	Year ended 31 October 2021 $m
Cash flows from operating activities
Loss from continuing operations		(618.9)	(435.1)
Profit from discontinued operation		3.2	10.7

Loss for the year		(615.7)	(424.4)
Adjustments for:
Gain on disposal of discontinued operation	28	(3.2)	(10.7)
Net finance costs	6	151.3	252.2
Taxation—continuing operations	7	(42.5)	(82.7)

Operating loss (attributable to continuing and discontinued operations)		(510.1)	(265.6)
Goodwill impairment charge	10	448.2	—
Research and development tax credits		(1.3)	(1.1)
Property, plant and equipment depreciation	12	26.2	33.7
Right-of-use asset depreciation	17	52.2	73.3
Loss on disposal of property, plant and equipment	12	1.9	1.2
Gain on disposal of business	28	(58.8)	—
Amortisation of intangible assets	11	811.8	956.4
Leases impairment	17	(3.7)	5.6
Share-based compensation charge	26	34.1	14.3
Foreign exchange (gain)/loss	3	(35.5)	0.1
Changes in working capital:
Trade and other receivables and contract-related costs[1]		(112.7)	(195.2)
Payables and other liabilities		30.9	36.9
Provisions	19	80.1	14.1
Contract liabilities—deferred income		54.6	16.8

Cash generated from operations		817.9	690.5

1	Change in trade and other receivables and contract-related costs is adjusted for non-cash movements of ($73.6m) (2021: ($19.0)m).

Consolidated financial statements	89

MICRO FOCUS INTERNATIONAL PLC

31	Post balance sheet events

Subsequent to the end of the reporting period for the year ended 31 October 2022 the following events have taken place:

Acquisition of Micro Focus by OpenText

On 25 August 2022, the boards of Micro Focus and OpenText announced that they had reached agreement on the terms and conditions of a recommended all cash acquisition of the entire issued, and to be issued, share capital of Micro Focus. As set out in the Scheme Document the Acquisition was subject to the Conditions, including receipt of certain antitrust, regulatory and foreign investment approvals. All Regulatory Conditions have now been satisfied and a Court sanction hearing, at which the Court will be asked to sanction the scheme of arrangement to effect the acquisition, is expected to take place on 27 January 2023. This means that the completion date for the acquisition is now expected to be 31 January 2023.

Specific impacts of the acquisition are discussed further in the notes on contingent liabilities (refer to note 19, Provisions), borrowings and hedging (refer to note 22, Financial instruments) and share options (refer to note 26, Employees and Directors).

Shareholder litigation

A global settlement of $107.5m has been agreed in principle in relation to the California and New York securities litigation. Further disclosure in included in note 19 “Provisions and contingent liabilities”.

Consolidated financial statements	90

MICRO FOCUS INTERNATIONAL PLC

32	Related undertakings

At 31 October 2022, the Group held directly or indirectly 100% of the ordinary share capital of the following subsidiary undertakings:

Company name/Country/ Principal activities Subsidiaries	Key to Registered office address
Australia
Sale and support of software
Attachmate Group Australia Pty Ltd	1
Full 360 Pty Ltd	2
Micro Focus Australia Pty Ltd	1
Micro Focus Pty Limited	1
Austria
Development of software
Micro Focus Austria GmbH	3
Belgium
Sale and support of software
Micro Focus Belgium BV	4
Micro Focus S.r.l	5
Brazil
Sale and support of software
Borland Latin America Ltda	6
Micro Focus Brasil Serviços de Tecnologia Ltda	6
Micro Focus Programação de Computadores Ltda	6
Peregrine Systems do Brasil Ltda.	7
Serena Software Do Brasil Ltda	6
Dormant
Cambridge Technology Partners do Brasil Ltda	6
Bulgaria
Development of software
Micro Focus APM Solutions EOOD	8
Sale and support of software
Micro Focus Bulgaria EOOD	8
Canada
Sale and support of software
Autonomy Systems (Canada) Ltd.	9
Micro Focus Software Solutions Canada Co. / Solutions Logiciels Micro Focus Canada Cie.	12
Micro Focus Software (Canada) ULC	11
Holding Company
GWAVA ULC	10

Consolidated financial statements	91

MICRO FOCUS INTERNATIONAL PLC

Company name/Country/ Principal activities	Key to Registered office address
Interset Software ULC	10
Development, sale and support of software
Micro Focus (Canada) ULC	10
Dormant
NetManage Canada ULC	10
Cayman Islands
Sale and support of software
Micro Focus Marigalante Ltd.	13
China
Sale and support of software
Autonomy Systems (Beijing) Limited Company	14
Micro Focus Limited Beijing Representative Office	15
Shanghai Micro Focus Software Technology Co., Ltd	16
Shanghai Micro Focus Software Technology Co., Ltd, Beijing Branch	17
Shanghai Micro Focus Software Technology Co., Ltd. Shandong Branch	18
Shanghai Micro Focus Software Technology Co., Ltd., Chongqing Branch	19
Shanghai Micro Focus Software Technology Co., Ltd., Shenzhen Branch	20
Singapore Micro Focus Pte. Ltd Shanghai Representative Office	21
Colombia
Sale and support of software
Micro Focus Software LATAM S.A.S	22
Costa Rica
Sale and support of software
Micro Focus Centroamerica CAC Limitada	23
Micro Focus Costa Rica Limitada	23
Czech Republic
Sale and support of software
Micro Focus Czechia s.r.o.	24
Denmark
Sale and support of software
Micro Focus Denmark, filial af Micro Focus AS, Norge Branch	25
Micro Focus Software Denmark ApS	25
Finland
Sale and support of software
Micro Focus AS, Filial i Finland	26
France
Sale and support of software
Borland (France) Sarl	27
Cobol-IT, SAS	27

Consolidated financial statements	92

MICRO FOCUS INTERNATIONAL PLC

Company name/Country/ Principal activities	Key to Registered office address
Micro Focus France SAS	28
Micro Focus SAS	28
Germany
Sale and support of software
Attachmate Group Germany GmbH	29
GWAVA EMEA GmbH	30
Micro Focus Deutschland GmbH	29
Micro Focus GmbH	29
Serena Software GmbH	31
Holding Company
Novell Holding Deutschland GmbH	29
Dormant
Borland GmbH	29
Hong Kong
Sale and support of software
EntCorp Hong Kong Limited	32
Micro Focus Limited Hong Kong Branch	33
Micro Focus Software HK Limited	33
India
Sale and support of software
Autonomy Software Asia Private Limited	34
Entco IT Services Private Limited	35
Interwoven, Inc., India Branch	36
Micro Focus Software Solutions India Private Limited	38
Development, sale and support of software
Micro Focus Software India Private Limited	37
Indonesia
Sale and support of software
Micro Focus Software Pte. Ltd. – Representative Office	42
Ireland
Sale and support of software
Attachmate Ireland Limited	40
Micro Focus Galway Limited	40
Micro Focus Software Solutions Ireland Limited	40
NetIQ Europe Limited	40
In Liquidation
Entsoft Holding Ireland Unlimited Company	40
Holding Company
Micro Focus Group Holdings Unlimited	41

Consolidated financial statements	93

MICRO FOCUS INTERNATIONAL PLC

Company name/Country/ Principal activities	Key to Registered office address
Micro Focus International Holdings Limited	41
NetIQ Ireland Limited	41
Novell Cayman Software International Unlimited Company	41
Novell Cayman Software Unlimited Company	41
Novell Software International Limited	41
Development, sale and support of software
Micro Focus Ireland Limited	41
Micro Focus Software (Ireland) Limited	40
Dormant
Micro Focus (IP) Ireland Limited	41
Israel
Sale and support of software
Micro Focus Interactive Israel Ltd
Micro Focus Software Israel Ltd	42
Development and support of software
Micro Focus Israel Limited	43
Dormant
N.Y. NetManage (Yerushalayim) Ltd	44
Novell Israel Software Limited	45
Italy
Sale and support of software
Micro Focus Italiana S.r.l.	46
Micro Focus S.r.l.	46
Japan
Sale and support of software
Entcorp Japan K.K.	47
Micro Focus Enterprise Ltd	48
Micro Focus LLC	48
Novell Japan, Ltd	48
Serena Software Japan LLC	48
Luxembourg
Sale and support of software
Micro Focus Luxembourg S.à r.l.	49
Verity Luxembourg S.à r.l.	50
Malaysia
Sale and support of software
Micro Focus Malaysia Sdn. Bhd.	51
Novell Corporation (Malaysia) Sdn. Bhd.	52
Mexico
Sale and support of software

Consolidated financial statements	94

MICRO FOCUS INTERNATIONAL PLC

Company name/Country/ Principal activities	Key to Registered office address
Micro Focus International Mexico, S. de R.L. de C.V.	53
Micro Focus Limited Mexico Branch	53
Micro Focus Software Mexico, S. De R.L. De C.V.	53
Micro Focus Software Solutions Mexico, S. de R.L. de C.V.	53
Netherlands
Sale and support of software
Authasas B.V.	54
Autonomy Netherlands B.V.	54
Entcorp Nederland B.V.	54
Micro Focus B.V.	54
Micro Focus Enterprise B.V.	54
Micro Focus International Trade B.V.	54
Micro Focus Nederland B.V.	54
Verity Benelux B.V.	54
In Liquidation
Borland B.V.	54
Holding Company
Autonomy HoldCo B.V.	54
Entco Gatriam Holding B.V.	54
Entco Holding Berlin B.V.	54
Entco Holding Hague II B.V.	54
Entco Sinope Holding B.V.	54
Micro Focus Caribe Holding B.V.	54
Micro Focus Eastern Holding II B.V.	54
Micro Focus HoldCo B.V.	54
Micro Focus Holding Finance B.V.	54
Micro Focus Holding Hague B.V.	54
Micro Focus Holding PR B.V.	54
New Zealand
Sale and support of software
Micro Focus Software (New Zealand) Unlimited	55
Norway
Sale and support of software
Micro Focus AS	56
Philippines
Sale and support of software
Micro Focus Software, Inc.	57
Poland
Sale and support of software

Consolidated financial statements	95

MICRO FOCUS INTERNATIONAL PLC

Company name/Country/ Principal activities	Key to Registered office address
Micro Focus Polska sp. z o.o.	58
Portugal
Sale and support of software
Micro Focus Portugal Informática, Lda	59
Micro Focus, S.L.- Sucursal em Portugal Branch	59
Puerto Rico
Sale and support of software
Micro Focus Caribe Holding B.V. LLC Branch	60
Micro Focus Holding PR B.V. LLC Branch	60
Romania
Sale and support of software
Micro Focus Software Romania SRL	61
Russian Federation
Sale and support of software
Limited Liability Company Micro Focus	62
Saudi Arabia
Sale and support of software
Micro Focus LLC	63
Singapore
In Liquidation
Mercury Interactive (Singapore) Pte Ltd	64
Sale and support of software
Entco Software Pte. Ltd.	64
Micro Focus Pte. Ltd.	64
Micro Focus Software Pte. Ltd.	64
South Africa
Sale and support of software
Autonomy Systems Software South Africa Pty Ltd	65
Micro Focus Software South Africa (Pty) Ltd	66
Micro Focus South Africa (Pty) Ltd	67
South Korea
Sale and support of software
Micro Focus Korea Ltd	68
Spain
Sale and support of software
Micro Focus Field Delivery Spain S.L.U.	69
Micro Focus S.L.U.	69
Micro Focus Software Spain S.L.U.	69
Sweden

Consolidated financial statements	96

MICRO FOCUS INTERNATIONAL PLC

Company name/Country/ Principal activities	Key to Registered office address
Sale and support of software
Micro Focus AS, Norge, filial i
Sverige Branch	71
Micro Focus Sverige AB	71
Development and support of software
debricked AB	70
Switzerland
Sale and support of software
Micro Focus Enterprise B.V., Amstelveen, Wallisellen Branch	72
Micro Focus GmbH	73
Micro Focus International Suisse Sàrl	74
Micro Focus Schweiz GmbH	73
Taiwan
Sale and support of software
Micro Focus Taiwan Co., Ltd	76
In Liquidation
Entco, LLC Taiwan Branch	75
Tunisia
Dormant
Micro Focus Enterprise Tunisia SARL	77
Turkey
Development and support of software
Atarlabs Bilişim Anonim Şirketi	78
Sale and support of software
Micro Focus Teknoloji Cozumleri Limited Şirketi	79
Ukraine
Sale and support of software
Micro Focus Ukraine, LLC.	80
United Arab Emirates
Sale and support of software
Micro Focus International Suisse SARL— Jebel Ali Free Zone Branch	82
Entco International SARL-Abu Dhabi Branch	81
Micro Focus Software Middle East FZ-LLC	83
United Kingdom
Sale and support of software
Autonomy Systems Limited	84
Longsand Limited	84
Micro Focus Global Limited	84
Micro Focus Limited	84

Consolidated financial statements	97

MICRO FOCUS INTERNATIONAL PLC

Company name/Country/ Principal activities	Key to Registered office address
Micro Focus Marigalante Ltd.— UK Branch	84
Micro Focus Software Holdings Ltd	84
Micro Focus Software UK Ltd	84
In Liquidation
Attachmate Sales UK Limited	84
Borland (Holding) UK Limited	84
Borland (UK) Limited	84
Merant Holdings	84
Micro Focus (IP) Ltd	84
Serena Holdings	84
Serena Software Europe Limited	84
Holding Company
Entco Holding Berlin B.V.— UK Branch	84
Micro Focus (US) Holdings	84
Micro Focus CHC Limited	84
Micro Focus Foreign HoldCo Ltd	84
Micro Focus Group Limited	84
Micro Focus Holdings Unlimited	84
Micro Focus Integration Limited	84
Micro Focus MHC Limited	84
Micro Focus Midco Holdings Limited	84
Micro Focus Midco Limited	84
Micro Focus Situla Holding Ltd	84
Micro Focus Software (IP) Holdings Limited	84
Dormant
Micro Focus (IP) Holdings Limited	84
Micro Focus UK Limited	84
Development and support of software
Micro Focus IP Development Limited	84
United States
Sale and support of software
Entco Delaware LLC	86
Entco, LLC	86
Full 360 Inc	87
GWAVA Technologies, Inc.	86
Micro Focus Government Solutions LLC	86
Micro Focus LLC	86
Stratify, Inc.	86
Vertica Systems, LLC	86

Consolidated financial statements	98

MICRO FOCUS INTERNATIONAL PLC

Company name/Country/ Principal activities	Key to Registered office address
Development and support of software
Attachmate Corporation	85
Borland Software Corporation	86
Micro Focus (US), Inc.	86
Micro Focus Software Inc.	86
NetIQ Corporation	86
Serena Software, Inc.	86
Holding Company
Full 360 Group Inc.	86
MA FinanceCo., LLC	86
Micro Focus (US) Group, Inc.	86
Micro Focus (US) International
Holdings, Inc.	86
Micro Focus Brazil Holdings LLC	86
Novell Holdings, Inc.	86
Novell International Holdings, Inc.	86
Seattle SpinCo, Inc.	86
The Attachmate Group, Inc.	86
Dormant
Borland Technology Corporation	86

The Group has a 100% equity ownership interest in each of the subsidiary undertakings.

The ultimate parent Company is Micro Focus International plc (the “Company”). The Company has a direct interest in Micro Focus Midco Holdings Limited and an indirect interest in all of the other related undertakings. The Company has an effective interest of 100% in all of the related undertakings listed in the table.

The financial results of all of the related undertakings listed above are included in the Group’s consolidated financial statements. None of the related undertakings holds any shares in the Company.

For each of the subsidiaries listed above, the registered office or, in the case of undertakings other than subsidiaries, the principal place of business is as follows:

Registered office addresses:

Number	Address
1	Level 8, 76 Berry Street, North Sydney NSW 2060, Australia

2	Suite 9, 191 Victoria Road, Gladesville NSW 2111, Australia

3	Donau-City-Straße 7, 40. OG, 1220 Wien, Austria

4	Officenter, Luchthavenlaan 27, 1800 Vilvoorde, Belgium

5	EU Parliament, 4th Floor, 37 De Meeussquare, 1000 Brussels, Belgium

6	Rua Joaquim Floriano, 466 – 12 Andar, Ed. Corporate, Itaim Bibi, São Paulo, SP, 04534-002, Brazil

7	Avenida das Nações Unidas, 12.901, conjunto 2.302, sala 72, Itaim Bibi, São Paulo, CEP 04578-000, Brazil

8	76A James Boucher Blvd., Hill Tower 3rd floor, Lozenets District, Sofia, 1407, Bulgaria

9	200-204 Lambert Street, Whitehorse Y1A 3T2, Canada

Consolidated financial statements	99

MICRO FOCUS INTERNATIONAL PLC

Number	Address
10	250, Howe Street, Suite 1400-C, Vancouver BC V6C 3S7, Canada

11	4300 Bankers Hall West, 888—3rd Street S.W., Calgary T2P 5C5, Canada

12	1300-1969 Upper Water Street, McInnes Cooper Tower—Purdy’s Wharf, Halifax NS B3J 3R7, Canada

13	Ocorian Trust (Cayman) Limited, Windward 3, Regatta Office Park, PO Box 1350, West Bay Road, Grand Cayman, KY1-1108, Cayman Islands

14	Unit 601, Block A, Yuanyang International Center, No. 56 Dong Si Huan Zhong Road, Beijing, Chaoyang District, China

15	Unit 04, B01,3rd Floor, 101, 1st Floor, No.1 building, No.8 Yard Guangshun South Avenue, Chaoyang District, Beijing, China

16	Floor 2, Building 1, No. 799 Naxian Road, Pilot Free Trade Zone, Shanghai, China

17	8 Guangshun Avenue South, B01, 3F Building 1, Chaoyang District , China

18	1807-1811, 18th Floor, Kechuang Building, interchange of Yingxiong Mountain Road and 2nd Ring South Rd, Shizhong District, Jinan, Shangdong, China

19	No. 209, Chuangxin Plaza, No. 5 Keyuanyi Road, Jiulongpo District, Chongqing, China

20	14/F, Office 1436, Times Financial Center, 4001 Shennan Avenue, Futian District, Shenzhen, Guangdong, 518046, China

21	Unit B011, 3rd Floor, No. 1 building, No.799 Naxian Road, Free Trade Zone, Shanghai, China

22	Calle 111 # 47A-96, Bogotá D.C., Colombia

23	San José, Cantón Montes de Oca, Distrito San Pedro, cincuenta metros al sur del Restaurante Le Chandelier, Edificio Blanco, Costa Rica

24	Za Brumlovkou 1559/5, Michle, Prague, 140 00, Czech Republic

25	Borupvang 3, 2750, Ballerup, Denmark

26	Accountor Turku Oy, Yliopistonkatu 34,5 krs, Turku, FI-20100, Finland

27	5 place de la Pyramide, Tour Ariane, La Défense 9, 92088, Paris, France

28	Tour Carpe Diem, 31 Place des Corolles, 92400, Courbevoie, France

29	Herrenberger Strasse 140, 71034, Böblingen, Germany

30	Von-Braun-Strabe 38a, 48683, Ahaus, Germany

31	Nördlicher Zubringer 9-11, 40470, Düsseldorf, Germany

32	19th Floor, Cityplaza One, 1111 King’s Road, Taikoo Shing, Hong Kong

33	21st Floor, Henley Building, 5 Queens Road Central, Hong Kong

34	Laurel Building, A Block, 3rd Floor, Survey No. 65/2, Bagmane Tech Park, Sir C.V. Raman Nagar, Bangalore – 560093, Karnataka, India

35	4th Floor, Bagmane Tech Park, Olympia Building Survey Nos. 66/1, 66/66-1 & 66/1-3, CV Raman Nagar , Bangalore, 560093, India

36	7th Floor, Unit 705 Leela Business Park, Andheri – Kurla Road, Andheri East, Mumbai, 400059, India

37	Laurel Block D 65/2, Bagmane Tech Park, C.V. Raman Nagar Byrasandra Post, Bangalore, India

38	66/1, 6th Floor, Olympia Building, Bagmane Tech Park, Byrasandra, C V Raman Nagar, Bangalore, Karnataka, 560093, India

39	WTC 3, Unit no. 207, Jalan Jenderal Sudirman Kav 29-31, Kel. Karet Semanggi, Kec. Setiabudi, Kota Adm, Jakarta Selatan, DKI Jakarta, Indonesia

40	Block A, Ballybrit Business Park, Ballybane Road, Galway, H91 WP08, Ireland

41	One Spencer Dock, North Wall Quay, Dublin 1, D01 X9R7, Ireland

42	5 Altalef St., Yahud, Israel

43	Matam Advanced Tech Center, Building 5/1, Haifa, 31 905, Israel

Consolidated financial statements	100

MICRO FOCUS INTERNATIONAL PLC

Number	Address
44	Scientific Industries Center, Haifa, 33263, Israel

45	17 Hatidhar St, Raannana, 43665, Israel

46	Viale Sarca 235, 20126, Milan, Italy

47	No. 8 Center Plaza Bldg, 5F, 1-10-16 Horidomecho Nihonbashi, Chuo-ku, Tokyo 103-0012, Japan

48	Midtown Tower 19F, 9-7-1 Akasaka, Minato-ku, Tokyo, 107-6219, Japan

49	12 rue Jean Engling, L-1466, Luxembourg

50	15, Boulevard F.W. Raiffeisen, L—2411, Luxembourg

51	Level 11, 1 Sentral, Jalan Rakyat, Kuala Lumpur Sentral, 50470 59200 Kuala Lumpur, Malaysia

52	Unit 501, Level 5, Uptown 1, 1 Jalan SS21/58, Damansara Uptown, Petaling Jaya, 47400 Selangor Darul Ehsan, Malaysia

53	Av. Periférico Sur 6751, Col. Toluquilla, Municipio Tlaquepaque, Jalisco, CP 45610, Mexico

54	Van Deventerlaan 31, 3528 AG, Utrecht, Netherlands

55	Level 26, PWC Tower, 15 Customs Street West, Auckland, 1010, New Zealand

56	C/O House of Business AS, 7th Floor Dronning Eufemias gate 16, Oslo, 0191, Norway

57	2/F Three World Square, Upper Mckinley Road, Taguig City, Philippines

58	ul. Sucha 2/3, 50-086 Wrocław, Poland

59	Centro Empresarial Torres de Lisboa, Rua Tomás da Fonseca, Torre G, 1.º, Sala 111, Freguesia de São Domingos de Benfica, 1600 203, Lisboa, Portugal

60	Metro Office Park, Metro Parque 7, Street # 1, Suite 204, Guaynabo, PR 00968, Puerto Rico

61	2nd District, 3 George Constantinescu Street, BOC Office Building, 4th floor, entrance B, 2nd District, Bucharest, PC 020339, Romania

62	Leningradskoye shosse 16 A, building 3, floor 10, premise XV, room 16, 125171, Moscow, Russian Federation

63	Nimr Al Nakheel Centre, Building A, 1st floor, Imam Saud Bin Abdulaziz Bin Muhammad Road, Riyadh, 11564, Saudi Arabia

64	#12-04/06, 1 Harbourfront Place, Harbourfront Tower 1, Singapore, 098633, Singapore

65	78 Sophia Street, Fairland, 2195, South Africa

66	Novell House, MorningWedge Office, 255 Rivonia Road, Morningside, 2196, South Africa

67	Morningside Wedge Office Park, 255 Rivonia Road, Morningside Sandton, Gauteng, 2057, South Africa

68	Yeoidodong, SK Building, 15F, 31 Gukjegeumyung-ro 8-gil, Yeongdeungpo-gu, Seoul, Korea, Republic of

69	Planta 16, Paseo de la Castellana, 259D, 28046 Madrid, Spain

70	C/0 Minc, Anckarsgripsgatan 3, 211 19 Malmo, Sweden

71	Kronborgsgränd 1, 164 46 Kista, Stockholm, Sweden

72	Richtistrasse 7, 8304 Wallisellen, Switzerland

73	Wallisellen Business Park, Offices 201-204, Richtistrasse 7, 8304, Wallisellen, Switzerland

74	Chemin Jean-Baptiste Vandelle 3A, 1290 Versoix, Switzerland

75	10F.-1 No.66, Jing Mao 2nd Road, Nangang District, Taipei City, 115, Taiwan

76	9F., No. 200, Sec. 1, Keelung Rd., Xinyi Dist., Taipei City, 110, Taiwan

77	ZI Chotrana, Technopole El Ghazala, Lot No 45, Ariana, 2088, Tunisia

78	Üniversiteler Mahallesi 1605 Cad. No: 3A, Çankaya, Ankara, Turkey

79	AND Plaza Kozyatağa İçerenköy Mahallesi Umut Sk. 10/12, Kat: 16 34752 Ataşehir/İstanbul, Turkey

80	13 Pimonenko Str., building 6, Office 6A/61, Kyiv, 04050, Ukraine

81	Al Hilal Building, Al Falah Road, Office 318, Abu Dhabi, United Arab Emirates

Consolidated financial statements	101

MICRO FOCUS INTERNATIONAL PLC

Number	Address
82	JAFZA One building, Unit No. AB 1005, Jebel Ali Free Zone, Dubai, United Arab Emirates

83	1204—1205, Floor 12 Al Shatha Tower, Dubai, United Arab Emirates

84	The Lawn, 22-30 Old Bath Road, Newbury, Berkshire, RG14 1QN, United Kingdom

85	Corporation Service Company, MC-CSC1, 300 Deschutes Way SW, Suite 208, Tumwater, WA98501, United States

86	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, United States

87	Corporation Service Company, 80 State Street, Albany, NY 12207-2543, United States

Consolidated financial statements	102

MICRO FOCUS INTERNATIONAL PLC

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

Micro Focus International plc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Micro Focus International plc and subsidiaries (the Company) as of October 31, 2022 and 2021, the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended October 31, 2022, the summary of significant accounting policies, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of October 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended October 31, 2022, in conformity with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Identification of performance obligations in certain multi-element customer contracts containing licences

As discussed in Note 2 to the Consolidated financial statements, the Company’s total licence revenue recognized in the year ended October 31, 2022 was $602.0 million, a portion of which related to licence revenue from certain multi-element customer contracts. As discussed in Note II.C, the Company makes significant judgements to identify each separate performance obligation in multi-element contracts (for example granting of licences, maintenance, SaaS & other recurring and consulting services) which may impact the timing of revenue recognition.

We determined the identification of performance obligations in certain multi-element customer contracts containing licences as a critical audit matter. Subjective and complex auditor judgement was required to evaluate the Company’s identification of each performance obligation within these contracts.

The following is the primary procedure we performed to address this critical audit matter. We selected certain multi-element customer contracts containing licences and performed an independent analysis of the performance obligations and compared our judgements and conclusions to those made by the Company.

Consolidated financial statements	103

MICRO FOCUS INTERNATIONAL PLC

/s/ KPMG LLP

We have served as the Company’s auditor since 2017.

London, United Kingdom

January 30, 2023

Consolidated financial statements	104